   As filed with the Securities and Exchange Commission on October 25, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                           LYNUXWORKS, INCORPORATED
            (Exact name of registrant as specified in its charter)

                               ---------------

           California                          7371                          77-0181528
  (pending reincorporation in
           Delaware)               (Primary Standard Industrial           (I.R.S. Employer
  (State or other jurisdiction      Classification Code Number)         Identification No.)
      of incorporation or
         organization)

                             2239 Samaritan Drive
                              San Jose, CA 95124
                                (408) 879-3900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Inder M. Singh
                President, Chief Executive Officer and Chairman
                           LynuxWorks, Incorporated
                             2239 Samaritan Drive
                              San Jose, CA 95124
                                (408) 879-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

               Steven E. Bochner                                 Eric S. Haueter
               Steven V. Bernard                                 Brown & Wood llp
                Eveline Mutsaers                              555 California Street
        Wilson Sonsini Goodrich & Rosati                     San Francisco, CA 94104
            Professional Corporation                              (415) 772-1200
               650 Page Mill Road
              Palo Alto, CA 94304
                 (650) 493-9300

         Approximate date of commencement of proposed sale to public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                            Proposed Maximum
                 Title of Each Class of                         Aggregate           Amount of
               Securities to Be Registered                  Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..........................       $70,000,000           $18,480
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

                               ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission is declared effective. This + +preliminary prospectus is not an offer to sell these securities and we are + +not soliciting an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Subject to Completion, Dated October 25, 2000
[LYNUXWORKS, INCORPORATED LOGO]

--------------------------------------------------------------------------------
      Shares
 Common Stock
--------------------------------------------------------------------------------

 This is the initial public offering of LynuxWorks, Incorporated. We are
 offering        shares of our common stock. We anticipate the initial public
 offering price will be between $     and $     per share. We have applied for
 quotation of our common stock on the Nasdaq National Market under the symbol "LNWX."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              Price
              to     Underwriting Discounts Proceeds to
              Public and Commissions        LynuxWorks
   Per Share  $      $                      $
   Total      $      $                      $

 We have granted the underwriters the right to purchase up to additional shares to cover any over-allotments.


 Deutsche Banc Alex. Brown

          Prudential Volpe Technology
             a unit of Prudential Securities

                                  Dain Rauscher Wessels

                                                         ABN AMRO Rothschild LLC

 The date of this prospectus is     , 2001

EDGAR DESCRIPTION OF INSIDE FRONT COVER ARTWORK:

        The top of the page contains a heading which reads "Orchestrating Embedded Linux Solutions". The center of the page contains the Lynuxworks logo surrounded by an ellipse. This ellipse is in turn surrounded by eight rectangles. Each rectangle contains a photograph, and indicates an industry segment.

        On the far top left of the ellipse is a photograph of an airplane in flight; below this photograph are the words "Aerospace and Defense." To the right of that photograph is a photograph of a computer screen; below this photograph are the words "Internet Infrastructure." To the right of that photograph is a photograph of a satellite dish; below this photograph is the word "Communications." To the right of that photograph is a photograph of a hand holding a credit card; below this photograph is the word "Retail." On the far right of the bottom of the ellipse is a photograph of the front end of a car; below this photograph are the words "Automotive Transportation." To the left of this photograph is a photograph of a person wearing a lab coat, seated before a computer; below this photograph are the words "Medical Devices." To the left of this photograph is a photograph of a copier; below this photograph are the words "Consumer and Business Electronics." To the left of this photograph is a photograph of an industrial tool which is throwing off sparks;
below this photograph are the words "Industrial Control Systems."

        At the foot of the page is the following text: "LynuxWorks is a provider of scalable operating systems and development tools. We offer professional services and access to a global network of value-added strategic relationships through our Synergy Partners Program. LynuxWorks enables customers to develop embedded systems for real-time and open-source Linux applications."

                               PROSPECTUS SUMMARY

  This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                  Our Business

  We provide operating systems and related products and services designed for the embedded systems market. Our operating systems and development tools enable our customers to develop embedded systems based on open standards that are compatible with Linux products, which can significantly reduce total development costs and time to market. Our embedded operating systems feature performance and scalability and can support complex applications without compromising reliability. We also provide software development tools and applications that are important for developing and enhancing the performance and functionality of our embedded operating systems, and we offer custom engineering and consulting services to enable our customers to develop and customize our products for their specific needs. We have a twelve year history in the embedded operating systems market, which we believe gives us the experience necessary to better understand our customers' needs. Our customers are primarily embedded systems developers in the communications and Internet infrastructure, aerospace and defense, office equipment and consumer electronics, and industrial controls and medical devices industries. Our customers include Boeing, Hewlett-Packard, Lucent Technologies, Marconi Communications, Motorola, NEC, United Defense and Xerox.

  Our solutions provide customers with the capabilities of both a real-time operating system and an open source Linux operating system through our two principal products, LynxOS and BlueCat Linux. LynxOS is an embedded real-time operating system that is based on open standards and is Linux compatible. BlueCat Linux is a Linux-based operating system specifically tailored for embedded systems that do not require real-time performance. To promote adoption of our products, we have engaged in co-marketing initiatives with industry leaders such as Hewlett-Packard and Motorola Computer Group and joint development efforts with Force Computers and Trillium Digital Systems. We believe that our products, services and strategic alliances provide a comprehensive solution to address the rapidly growing embedded systems market.

  We were originally incorporated in California on March 18, 1988 as Singh Lynx Corporation. We changed our name to Lynx Real-Time Systems, Incorporated in March 1988 and changed our name to LynuxWorks, Incorporated in May 2000. We intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 2239 Samaritan Drive, San Jose, California 95124. Our telephone number at that location is (408) 879-3900.

  LynxOS is a registered trademark of LynuxWorks, Incorporated. We have applied for federal trademark registrations for LynuxWorks and BlueCat. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                        Proposed Acquisition of ISDCorp

  On July 21, 2000, we entered into an agreement to acquire Integrated Software & Devices Corporation, or ISDCorp, a California corporation. ISDCorp was incorporated in 1994 and has its principal offices located at 2160 Lundy Avenue, Suite 100, San Jose, California 95125. Upon completion of the acquisition, ISDCorp will become a wholly-owned subsidiary of LynuxWorks.

  ISDCorp provides services and software for the embedded computing market, including embedded Linux applications. ISDCorp specializes in adapting operating systems to specific microprocessors, developing software device drivers and providing embedded system integration. Customers of ISDCorp include Cirrus Logic, Hewlett-Packard, IBM, Sony and Sun Microsystems.

  The agreement provides that we are to effect the acquisition by issuing shares of our common stock and by assuming ISDCorp's obligations under its outstanding stock options. The exact number of shares and options to be issued is dependent on the number of shares of ISDCorp's common stock and the number of options that will be outstanding as of the completion of the acquisition. Based on ISDCorp's capitalization as of October 19, 2000, we expect to issue a total of 5,022,776 shares of our common stock to ISDCorp shareholders and we expect to convert outstanding options to purchase ISDCorp's common stock into options to purchase 981,757 shares of our common stock. We will account for the acquisition using the purchase method of accounting.

  The effectiveness of the acquisition is subject to obtaining tax clearance from the California Franchise Tax Board with respect to the acquisition vehicle. We expect to obtain this tax clearance and effect the acquisition prior to completion of this offering. Unless otherwise indicated, the information in this prospectus assumes the completion of the acquisition.

                                  The Offering

 Common stock offered by LynuxWorks..................     shares

 Common stock to be outstanding after this offering..     shares

 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital and
                                                      capital expenditures.

 Proposed Nasdaq National Market symbol.............. LNWX

  The number of shares of common stock to be outstanding upon completion of this offering is based on the number of shares outstanding as of October 19, 2000. This number assumes the conversion of all of our preferred stock outstanding on that date into 20,176,461 shares of common stock. This number excludes as of October 19, 2000:

  . 7,150,668 shares subject to outstanding options under our prior stock option plans with a weighted average exercise price of $1.70 per share;

  . 981,757 shares of our common stock subject to outstanding options under ISDCorp's stock option plans with a weighted average exercise price of $2.30 per share;

  . 1,130,666 shares available for future option grants under our 1997 Stock Option Plan plus any shares that may be returned to our 1988 and 1992 stock option plans;

  . 4,000,000 shares plus annual increases that will be reserved for issuance under our 2000 Stock Option Plan upon completion of this offering; and

  . 1,500,000 shares plus annual increases that will be reserved for issuance under our 2000 Employee Stock Purchase Plan upon completion of this offering.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

  The pro forma data in the following table assumes that our acquisition of ISDCorp was completed on the first day of the respective periods presented and includes additional pro forma amortization of goodwill and other intangible assets and deferred stock-based compensation resulting from the acquisition totaling $12.5 million for fiscal 2000 and $3.1 million for the three months ended July 31, 2000.

                                                                                    Pro
                                                                                   Forma
                                                     Pro Forma                     Three
                                                       Year      Three Months      Months
                           Year Ended April 30,        Ended    Ended July 31,     Ended
                          -------------------------  April 30,  ----------------  July 31,
                           1998     1999     2000      2000      1999     2000      2000
                          -------  -------  -------  ---------  -------  -------  --------
Consolidated Statement
 of Operations Data:
Total revenues..........  $11,130  $14,860  $17,196  $ 20,809   $ 4,341  $ 5,108  $  6,283
Total cost of revenues..    2,923    4,279    4,504     7,395       936    1,827     2,895
Gross profit............    8,207   10,581   12,692    13,414     3,405    3,281     3,388
Total
 operating expenses.....    9,742   13,981   21,424    36,893     4,516    8,098    12,742
Operating loss..........   (1,535)  (3,400)  (8,732)  (23,479)   (1,111)  (4,817)   (9,354)
Net loss................   (1,849)  (3,095)  (8,604)  (23,367)   (1,030)  (4,355)   (8,939)
Net loss attributable to
 common stockholders....   (1,849)  (3,095) (10,598)  (25,361)   (1,030)  (6,022)  (10,606)

  Pro forma net loss per share and shares used in computing pro forma net loss per share appearing in the following table:

  . assume that our acquisition of ISDCorp was completed and 5,022,776 shares of our common stock were issued to ISDCorp's shareholders on the first day of the respective periods presented and include additional pro forma amortization of goodwill and other intangible assets and deferred stock-based compensation resulting from the acquisition totaling $12.5 million for fiscal 2000 and $3.1 million for the three months ended July 31, 2000;

  . assume the conversion of all outstanding shares of preferred stock into 20,176,461 shares of common stock as if each share of preferred stock converted as of its original issue date; and

  . assume the exercise of warrants to purchase 373,210 shares of our common stock at an exercise price of $0.50 per share, which took place in August 2000 as if that exercise occurred on the date of issuance of the warrants.

                                                                              Pro
                                                                             Forma
                                                  Pro Forma Three Months     Three
                                                    Year        Ended        Months
                          Year Ended April 30,      Ended     July 31,       Ended
                          ----------------------  April 30, --------------  July 31,
                           1998    1999    2000     2000     1999    2000     2000
                          ------  ------  ------  --------- ------  ------  --------
Net loss attributable to
 common stockholders per
 share--basic and
 diluted ...............  $(0.38) $(0.54) $(1.78)  $(1.06)  $(0.17) $(0.97)  $(0.34)
Shares used in computing
 net loss attributable
 to stockholders per
 share--basic and
 diluted................   4,906   5,781   5,959   23,845    5,886   6,207   31,334

                                                    As of July 31, 2000
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $ 31,411   $31,858     $
Working capital...............................   29,382    28,108
Total assets..................................   38,319    70,460
Long term obligations, less current portion...       21        21
Mandatorily redeemable convertible preferred
 stock........................................   55,101        --
Total stockholders' equity (deficit)..........  (23,962)   60,853

  The pro forma balance sheet data summarized above assumes:

  . the completion of our acquisition of ISDCorp as if the acquisition was completed as of July 31, 2000;

  . the conversion of all outstanding shares of our preferred stock into 20,176,461 shares of common stock as if that conversion occurred at July 31, 2000; and

  . the exercise of warrants to purchase 373,210 shares of our common stock at an exercise price of $0.50 per share which took place in August 2000 as if that exercise occurred at July 31, 2000.

  The pro forma as adjusted balance sheet data summarized above reflects our pro forma balance sheet data, computed as described above, adjusted to give effect to our receipt of the estimated net proceeds of this offering, assuming
an initial public offering price of $    per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses.

  The pro forma financial data appearing on this page and on the prior page is subject to a number of estimates, assumptions and uncertainties and does not purport to be indicative of the results of operations or financial position that would have resulted had the acquisition been completed on the dates referred to above, nor does it purport to be indicative of our future results of operations or financial condition.

                                    --------

  Unless otherwise indicated, all information in this prospectus assumes:

  . that the underwriters have not exercised their option to purchase additional shares;

  . conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering;

  . our reincorporation in Delaware and the filing of our amended and restated certificate of incorporation upon completion of this offering to increase our authorized common stock, authorize a class of ten million shares of undesignated preferred stock and to make further changes in our certificate of incorporation; and

  .  the completion of our acquisition of ISDCorp.

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

                         Risks Related To Our Business

Because we recently substantially changed our business plan, our historical operating results provide little or no basis upon which to evaluate the prospects for our business.

  Although we began operations in 1988, during the past twelve months we have substantially revised our business plan to focus on developing embedded operating systems based on and compatible with Linux. As a result, we believe that our historical financial results are not indicative of our future performance, and provide little or no basis upon which to evaluate our business prospects.

  Our two principal products are LynxOS, an embedded real-time operating system that is Linux-compatible, and BlueCat Linux, a Linux-based operating system specifically tailored for embedded systems.

  As part of our new business plan, we have begun to market LynxOS as a "Linux-compatible" product. The success of this part of our business plan primarily depends on two principal assumptions. First, that existing and potential customers will conclude that compatibility with other Linux-based products increases the attractiveness of LynxOS. Second, that the recent introduction of our Linux-based embedded operating system, BlueCat Linux, will result in increased sales of LynxOS because customers that are initially targeted for BlueCat Linux may migrate to LynxOS or choose LynxOS for products requiring a real-time embedded operating system as a result of our cross marketing efforts and the compatibility of our products. Because we have only recently begun to implement this business plan, you have little or no basis upon which to evaluate whether this part of our business plan will be successful.

  The other significant aspect of our new business plan is based on our recent development and release of our BlueCat Linux product. Because BlueCat Linux is an open source product, we market it on a royalty-free basis and typically receive only nominal revenues for each sale. Thus, this portion of our business plan depends upon generating substantial revenues from the sale of software development tools, software applications and engineering, consulting and training services related to BlueCat Linux. We completed our first sale of BlueCat Linux in March 2000 and we have not yet generated any meaningful revenues from software or services related to BlueCat Linux. In addition, although we have a number of software applications related to BlueCat Linux under development, only a few related software applications are currently available. As a result, you have only a limited basis, if any, upon which to evaluate whether this part of our business plan will be successful.

  We expect to focus a substantial portion of our sales, marketing, research and development efforts on our new strategy, and we expect to continue to substantially increase our expenses to execute this business plan. If we do not successfully implement our new business plan, or if the new business plan does not result in significantly increased revenue, the value of your investment will decline significantly.

Because our operating results substantially depend upon sales of LynxOS and related software tools and engineering services, our business will be materially adversely affected if demand for these products and services does not significantly increase.

  Substantially all of our historical revenues have been generated by sales of our real-time operating system, LynxOS, and related software tools and by providing engineering, consulting and training services related to LynxOS. Our new business plan depends, to a significant extent, upon our ability to substantially increase revenues attributable to sales of LynxOS and related tools and services. Thus, the success of our new business plan significantly depends on the success of our new strategy of marketing LynxOS as a "Linux-compatible" product and our ability to increase sales of LynxOS by expanding our direct sales force and cross-marketing with our BlueCat Linux product. These marketing efforts may not result in increased sales of LynxOS. Additionally, our sales force, even if it is significantly expanded, and these other marketing efforts may not succeed in increasing sales of LynxOS to the level necessary to achieve our business plan. Any reduction in the demand for LynxOS and related services, or the failure to significantly increase revenues generated by this product and these services, would materially adversely affect our operating results and cause the price of our common stock to decline significantly.

Our new business plan presents additional challenges that we will need to overcome to be successful.

  In addition to the risks associated with evaluating our prospects with limited historical information and the risk that we may not be able to significantly increase sales of our LynxOS product, operating with a new and unproven business model presents additional risks. For example, we may not be able to:

  . increase market acceptance of our BlueCat Linux product, which we first introduced in November 1999 and which to date has been acquired by only a limited number of customers;

  . increase revenues from the sale of software development tools and applications and engineering, consulting and training services related to BlueCat Linux;

  . achieve a higher level of compatibility between LynxOS and BlueCat Linux within the time frame required to execute our new business model;

  .  broaden awareness of the LynuxWorks brand; and

  . maintain our current, and develop new, strategic relationships with technology partners, solution providers, microprocessor and original equipment manufacturers and independent software vendors.

If we are unable to execute our strategy, we will not be successful and our revenues may not grow and may decline, which would significantly reduce the value of your investment.

We have a history of net losses and expect to continue to incur net losses for the foreseeable future.

  We incurred net losses attributable to common stockholders of $10.6 million in fiscal 2000 and $6.0 million for the three months ended July 31, 2000. We had an accumulated deficit of $22.5 million as of July 31, 2000. On a pro forma basis, after giving effect to the acquisition of ISDCorp as if that transaction occurred on May 1, 1999, our net losses attributable to common stockholders for the fiscal year ended April 30, 2000 would have been $25.4 million, our net losses attributable to common stockholders for the three months ended July 31, 2000 would have been $10.6 million and our accumulated deficit as of July 31, 2000 would have been $23.1 million. We expect to continue to incur net losses for the foreseeable future as we incur significant expenses in connection with product development, sales and marketing and hiring and training employees, as well as expenses relating to our acquisition of ISDCorp. Goodwill and other intangibles resulting from the ISDCorp acquisition are approximately $30.6 million in total, and we expect to amortize that amount over approximately two to three years. Deferred stock-based compensation resulting from the acquisition is approximately $6.1 million, and we expect to amortize that amount over approximately 3 years. Amortization of these amounts will substantially increase our operating expenses. For example, amortization of goodwill and other intangible assets arising as a result of the ISDCorp acquisition will increase our expenses by approximately $5.2 million in the second half of fiscal 2001, $10.5 million in fiscal 2002, $10.0 million in fiscal 2003 and $4.4 million in fiscal 2004. Our net losses may also be increased by any expenses we incur to acquire, license or integrate any other new technologies or businesses. We know of no company that has built a profitable business based wholly or largely on open source software. If our revenues decline or grow at a slower rate than we anticipate, or if our expenses exceed our expectations or cannot be adjusted to respond to slower revenue growth, we may not be able to achieve or sustain profitability or generate positive cash flow.

We may not accurately forecast our revenues, which may result in volatility of our stock price.

  The market for Linux-based and Linux-compatible embedded operating systems in general, and our products in particular, is new and rapidly evolving and is difficult to forecast. Our ability to accurately forecast our quarterly revenues is made more difficult by the fact that we have recently begun to offer embedded operating systems and related professional services based on Linux. Thus, we have little or no operating history with respect to BlueCat Linux and related products and services upon which we can develop forecasts. Also, the shift in our marketing strategy with respect to LynxOS and related products and services significantly limits the relevance of our historical operating results. In addition, during fiscal 2000, we greatly increased our operating expenses. We do not know whether our business will grow rapidly enough to absorb these increased expenses and we expect that our operating expenses will continue to increase substantially. We also recently acquired ISDCorp, which was a significant acquisition and which will result in significant additional expense relating to the amortization of goodwill and other intangibles and deferred stock-based compensation arising in connection with the acquisition. We do not know if we will be able successfully to integrate ISDCorp's business with our own. As a result, we expect our quarterly operating results to fluctuate significantly and they may be below expectations of public market analysts or investors. If this occurs, the price of our common stock would likely drop rapidly and significantly.

As a result of the introduction of BlueCat Linux, demand for LynxOS may be reduced, which could cause our revenues to decline.

  During the fiscal year ended April 30, 2000, our LynxOS product and related services generated substantially all of our revenue. Sales of LynxOS may decrease as a result of the introduction of BlueCat Linux because our customers may choose BlueCat Linux over LynxOS if they believe that their embedded operating system requirements can be met by BlueCat Linux, particularly because BlueCat Linux is a royalty-free product. Since we derive significant income from run-time license fees on our LynxOS product, whereas our BlueCat Linux product is royalty free, a decline in the demand for LynxOS may result in a decline in our revenue, which would reduce the value of your investment.

If additional software applications and embedded software components compatible with Linux are not developed, the market for our products will not grow, and our product sales will be harmed.

  For Linux, in general, and our products, in particular, to gain market acceptance, more third-party software applications and embedded software components designed to operate on Linux-based embedded operating systems must be introduced and achieve market acceptance. If third parties do not introduce software applications able to operate on Linux-based embedded operating systems, or if those applications do not achieve mainstream business and consumer acceptance, our products will not gain market acceptance, and we may not be able to increase our product sales. In addition, if multiple, incompatible versions of Linux are developed, application developers could be less likely to develop Linux compatible applications which could reduce sales of our LynxOS and BlueCat Linux products. We may be required to offer and support more versions of Linux, which could increase our operating expenses.

One customer accounted for a significant portion of our combined historical revenues, and our operations would be harmed by the loss of this customer.

  We and ISDCorp have contracts with various divisions of Hewlett Packard. The combined historical revenues of LynuxWorks and ISDCorp under these contracts accounted for approximately 14% of the combined historical revenues of LynuxWorks and ISDCorp for the six months ended June 30, 2000. The loss of Hewlett-Packard as a customer could have an adverse impact on our business.

We sell a significant portion of our products to customers dependent upon government funding and expenditures, which may not continue to be available.

  We have derived a significant portion of our revenues from sales of systems used in military, telecommunications, space and research applications. For example, in fiscal year 2000, revenues from systems used in these applications accounted for approximately 22% of our total revenues. Academic institutions and defense industry participants, which are the source of most of these revenues, are dependent on government funding and on sales of their products to governmental entities. Any termination of government funding for these customers or governmental purchases of their products would reduce our revenues, perhaps substantially.

We may not be able to integrate ISDCorp successfully, which could adversely impact our operating results.

  We have recently acquired ISDCorp. We may not successfully integrate the operations, technologies, personnel and customers of ISDCorp. Specifically, we may have difficulty retaining ISDCorp's key technical and managerial personnel and we may experience a loss of ISDCorp's customers. In addition, there may be a disruption in our business because of the substantial resources necessary to integrate ISDCorp's business and personnel and the resulting diversion of our management's attention. Further, this acquisition will result in substantial ongoing expenses from the amortization of goodwill and other intangibles and deferred stock-based compensation resulting from the acquisition, and may have a further negative impact on our business and financial condition as we are required to assume ISDCorp's ongoing expenses and liabilities.

Members of our management team have only recently begun working together and we are seeking key personnel in other areas.

  Our business is highly dependent on our ability to recruit and retain necessary members of our management team and on our management team's ability to work together effectively.

Some members of our current management, including our Vice President, Engineering and our Vice President, Marketing, have been employed by us for a relatively short period of time. Our Vice President, Engineering was appointed in February 2000 and our Vice President, Marketing was appointed in August 2000. Additionally, our former President resigned in August 2000. Our Vice President, World Wide Sales was appointed in July 2000 after serving as our Managing Director of Europe, Middle East and Africa. We have added additional management personnel upon our recent acquisition of ISDCorp, including a Vice Chairman of the Board, a Chief Operating Officer and a Vice President, Business Development, all of whom were formerly members of ISDCorp's management. Several members of our management team have not previously worked together, and our management team as a whole has only limited experience managing a rapidly growing company on either a public or private basis. The failure of our management team to work together effectively could negatively affect our decision-making, product development, sales and marketing efforts and the management of our financial and other resources, which would negatively impact our operating results.

We depend on the continued services of our Chief Executive Officer and key personnel, whose knowledge of our business and technical expertise would be difficult to replace.

  Our products and technologies are complex, and we are dependent upon the continued services of our existing engineering personnel and executive management, especially Inder M. Singh, our Chief Executive Officer. These key personnel can terminate their employment relationship with us at any time without notice. The loss of any, or a group, of our key personnel, particularly to a competitor, could adversely affect our business, reduce our market share, slow our product development processes and diminish our brand identity. Additionally, members of the open source community are not our employees and have no obligation to perform services on our behalf. We do not have key person life insurance on our Chief Executive Officer or any of our other personnel.

If we are unable to hire and retain additional research and development, customer service and support, sales and marketing staff, we will not have sufficient resources to compete and grow our revenues.

  We will seek to hire a significant number of key personnel during fiscal 2001. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel. Our future success and ability to increase our revenues also depends upon the continued service of our executive officers and other key engineering, sales, marketing and support personnel. Competition for qualified personnel in our industry and in the San Francisco Bay Area, as well as in the other geographic markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates.

  Stock options and other stock-based compensation are significant factors in recruiting and retaining our officers and employees. Our ability to use stock options and stock-based incentives to recruit and retain personnel will be adversely affected if our stock price declines.

Our reliance on independent third parties who develop certain portions of the software included in our products could result in delays or unreliable products and damage to our reputation.

  Our products consist of many different open source and proprietary software components and applications, certain portions of which are developed by independent third parties over whom we have no control. In particular, the Linux "kernel", which is the core of the Linux operating system, was originally developed by Linus Torvalds and the ongoing development of the kernel is controlled by a small group of individuals over whom we have no control. We cannot guarantee that the software we incorporate into our products will perform reliably or in accordance with specifications or that we will successfully integrate third-party software components into our products. In addition, if any of these third-party products is not reliable or available, we may have to develop substitute applications ourselves, which would likely significantly increase our development expenses and delay our time to market. If these third-party products fail to work as designed, or adequate product support is not provided, our products could malfunction, which would likely lead to dissatisfaction among our customers and could damage our reputation and lead to potential litigation.

A significant portion of our revenues is derived from run-time license fees and the amounts we receive under these licenses depend upon the efforts of third parties outside our control.

  Our customers incorporate our embedded operating systems into their products and then sell their products to their customers. Except for BlueCat Linux and other open source products, we receive run-time license fees based upon the number of units of those products sold by our customers. Thus, our run-time license revenues depend upon our customers' successful commercialization of their products. We cannot control their product development or predict their ability to successfully market their products. If our customers are not successful, our run-time license revenues will decline significantly.

Our business will be harmed if we are unable to protect our intellectual property rights from misuse by third parties.

  Although our BlueCat Linux product is based on open source Linux, our LynxOS and BlueCat Linux products and many aspects of our other products include intellectual property that is proprietary to us. Our success depends significantly on our ability to protect our trademarks and trade secrets and the internally developed proprietary technologies contained in our products.

  We rely on a combination of patent, copyright, trademark and trade secret laws and on confidentiality and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. Effective intellectual property protection may not be available in every country in which we offer our products and services. Our means of protecting our proprietary rights and technologies in the United States or abroad may not be adequate, and competitors may develop similar technologies or unauthorized parties may copy aspects of our products or obtain and use trade secrets or other information that we regard as proprietary. In addition, a third party could attempt to interpret the GNU General Public License which governs the usage of the Linux operating system in a manner that could put the protection of our intellectual property at risk because some of our products include both our own intellectual property and intellectual property covered by the GNU General Public License. Legal proceedings to enforce our intellectual property rights could be burdensome and expensive and involve a high degree of uncertainty. These legal proceedings may also divert management's attention from our core business. If we do not effectively protect intellectual property rights important to our business, our business may be harmed.

We are vulnerable to claims that our products infringe third-party intellectual property rights, especially because our products incorporate many distinct software components developed by third parties. Any resulting claims against us could be costly to defend or subject us to significant damages.

  We may be exposed to future costly litigation based on claims that our products infringe the intellectual property rights of others or intellectual property rights covered by the GNU General Public License. This risk is exacerbated by the fact that a significant portion of the code in our products is developed by our engineers, who may not be aware of the legal requirements that need to be complied with when using third party or GNU General Public License intellectual property, and by independent parties, over whom we exercise no supervision or control and who, themselves, might not have the same financial resources as us to pay damages to a successful litigant. Any litigation, with or without merit, could be time consuming to defend, result in high litigation costs, divert our management's attention and resources, or cause product shipment delays. We also could be required to remove or replace infringing technology, which could be costly and delay product development and shipment, or we could be required to publicly disclose some or all of the proprietary source code of the relevant products.

If we do not introduce new products and services in a timely manner, demand for our products and services will decline, and our operating results will suffer.

  The market for embedded operating systems is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions, and a complex development and testing environment. As a result, we cannot accurately estimate the life cycles of our products. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage our business. We have experienced delays in the scheduled introduction of new and enhanced products and may experience similar delays in the future. For example, we experienced a four month delay in the distribution of version 3.1 of our LynxOS product, which was scheduled to be distributed in January 2000 but which was in fact distributed for the first time in April 2000. Our success depends upon our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and respond to technological advances and emerging industry standards in a timely and cost-effective manner. This process is made more challenging by the fact that much of the software development for our products is done by members of the open source community who are not our employees and over whom we have no control, and we must work with a large number of developers who are not our employees in this process. You should be aware that:

  . our technology or systems may become obsolete upon the introduction of alternative technologies or new industry standards;

  . the technological life cycles of our products have been historically short and are difficult to accurately estimate;

  . we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

  . the price of the products and services we provide may decline as rapidly as, or more rapidly than, the cost of any competitive alternatives.

  To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition or licensing, and implementation of those technologies and equipment are likely to continue to require significant expenditures by us. We may not have sufficient funds for this purpose, and even if funds are available, investments in new technologies may not result in commercially viable products. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, demand for our products and services will drop and our business will suffer.

We may require additional financing to sustain our operations and execute our business strategy.

  We currently believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our currently anticipated working capital and capital expenditure requirements for at least the next twelve months, although it is possible that we may require additional financing within the next twelve months if our capital expenditures or other cash needs exceed our expectations. We expect that our operating expenses, particularly research and development and sales and marketing expenses, and our capital expenditures will increase significantly in order to execute our business strategy. We also anticipate that our operating expenses will increase significantly as a result of our acquisition of ISDCorp. We anticipate that these operating expenses and capital expenditures will constitute a material use of our cash resources. In addition, following the next twelve months, we may need to obtain substantial additional financing in order to sustain our operations and execute our business strategy. Moreover, we also may need to raise substantial additional funds to support more rapid expansion, respond to competitive pressures, acquire or invest in other businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional financing will be available to us in amounts or on terms acceptable to us, or at all. If sufficient financing is not available or is not available on acceptable terms, our ability to sustain our operations, execute our business strategy, take advantage of acquisition opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures would be significantly impaired.

Attempts to expand by means of business combinations and strategic alliances may not be successful and may disrupt our operations or harm our revenues.

  In addition to our acquisition of ISDCorp, we may seek in the future to make investments in or acquire other companies, products or technologies. Our competitive position could decline if we are unable to identify and acquire businesses or technologies that are strategic for our success in this market. As a result of our acquisition of ISDCorp, or in the event of any future acquisitions or investments, we will face additional financial and operational risks, including:

  . difficulty in assimilating the operations, technology and personnel of acquired companies;

  . disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our core business;

  . difficulty in retaining key technical and managerial personnel from acquired companies;

  . assumption of net operating losses, if any, increased expenses and liabilities of acquired businesses;

  . our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions; and

  . we may experience one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets.

Expanding our services business will be costly and may not result in sufficient new revenues to offset these costs.

  We believe that the expansion of our business and the acceptance of Linux are dependent upon the availability of high quality engineering and consulting services to assist customers in designing and implementing Linux-based systems. If we are unable to successfully provide these services, our revenues will not grow and we may lose customers. We have recently expanded our strategic focus to place additional emphasis on providing engineering and consulting services and one of the primary purposes of our acquisition of ISDCorp is to enhance our ability to provide these services. This expansion has required, and will continue to require, significant additional expenses and resources. We may not generate sufficient services revenues to offset the expenses of providing these services. We may not attract or retain a sufficient number of the highly qualified service personnel we need to support the expansion of our engineering and consulting services organization. In addition, this expansion will place further strain on our management and operational resources.

If we are unable to implement appropriate systems, procedures and controls to manage our growth, we may not be able to successfully offer our services and grow our business.

  Our ability to successfully offer our services and grow our business requires an effective planning and management process. Since we began operations, we have significantly increased the size of our operations and our recent acquisition of ISDCorp has further significantly increased the size of our company. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. Our key personnel have limited experience managing this type of growth. In order to manage growth effectively, we will need to continue to implement or update operational and financial systems, procedures and controls.

Our service revenues are difficult to predict because they will in part be generated on a project-by-project basis.

  We have in the past and expect to continue to derive revenues from our consulting and engineering services primarily from fees generated on a project-by-project basis. These projects will likely vary in size and scope. Therefore, a customer that accounts for a significant portion of our service revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that a customer will retain our services in the future. Furthermore, our existing clients can generally reduce the scope of our engagement or cancel their use of our services without penalty and with little or no notice. If clients terminate existing engagements or if we are unable to enter into new engagements, our revenues could be substantially lower than amounts anticipated by us, financial analysts and investors, which could cause the price of our stock to drop rapidly and significantly.

If we do not achieve a sufficient number of design wins for our products, or if we fail to generate revenues from design wins, our business will be seriously harmed.

  We rely on design wins with manufacturers to predict and generate revenues for our products. However, the development of our LynxOS and BlueCat Linux products and related products and product enhancements is a complex and uncertain process. Achieving a design win with a customer does not mean that the customer will order large volumes of our products. A design win is not a binding commitment by a customer to purchase our products. Rather, it is a decision by a customer to use our products in the design process of that customer's products. In addition, our customers can choose at any time to discontinue using our products in their designs or product development efforts. If customers choose to incorporate our products, we may still not realize significant revenues from that customer if that customer's products are not commercially successful. Any failures on our part to obtain additional design wins, or any failure by our customers to either incorporate our products or to successfully market their own products, could harm our business, financial condition and results of operations.

We will face additional operational and financial risks related to our international operations, any one of which could harm our international market share and revenues.

  In the fiscal year ended April 30, 2000 approximately 32% of our revenues were generated from customers located outside North America, principally in Europe. We face a number of challenges associated with maintaining and expanding our business overseas. For example:

  . we may have difficulty managing and administering a globally-dispersed business;

  . fluctuations in exchange rates may negatively affect our operating results;

  . we may encounter greater difficulty in collecting accounts receivable resulting in longer collection periods;

  .  we may not be able to repatriate the earnings of our foreign operations;

  . changes in import/export duties and quotas could affect the competitive pricing of our products and services and reduce our market share in some countries; and

  . economic or political instability in some international markets could result in the forfeiture of some foreign assets and the loss of sums spent developing and marketing those assets.

Our products may contain defects that could be costly to correct, delay market acceptance of our products and expose us to litigation.

  Despite testing by us and our customers, errors may be found in our products. Portions of the software code in our products are developed by independent parties over whom we exercise no supervision or control. Because our operating systems are incorporated into microprocessors which are in turn incorporated into other products, it is difficult to correct defects and to provide software upgrades for our embedded operating systems. If errors are discovered, we may have to make significant expenditures to eliminate them and may not be able to correct them in a timely manner, if at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of our products.

  Failures in our products could also cause failures in our customers' systems, including in critical business systems. If such failures occur, our customers may assert warranty and other claims for substantial damages against us. Although our warranties typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable. Our insurance policies may not provide coverage sufficient to materially limit our exposure to this type of claim. These claims, even if unsuccessful, could be costly and time consuming to defend.

                         Risks Related To Our Industry

The Linux-based and the real-time embedded operating systems industries are intensely competitive and we may be unable to compete effectively with other providers of Linux-based or real-time embedded operating systems.

  The market for embedded operating systems and related products and services is becoming increasingly competitive. We face competition from:

  . the internal research and development departments of our current and potential customers who develop their own embedded operating systems;

  . companies that have developed proprietary embedded real-time operating systems, such as Wind River Systems, QNX Software Systems and Microsoft;

  . companies that have developed Linux-based embedded operating systems, such as Lineo and MontaVista;

  . companies that have developed proprietary general purpose desktop operating systems that can be used in some embedded systems, such as Microsoft and Sun Microsystems; and

  . companies that have developed Linux-based general purpose desktop operating systems that can be used in some embedded systems, such as Red Hat, Caldera, SuSE and Turbolinux.

  Failure to compete successfully in any of these areas against current or potential competitors could harm our business.

  The commercial companies with whom we compete may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to their customers than we can. In addition, most of these companies have greater resources, stronger brand awareness and larger customer bases than we do and have already achieved or could quickly achieve significant market share. This may result in price fluctuations and lower product prices. Furthermore, because Linux-based operating systems can be downloaded from the Internet for free or purchased at a nominal cost and modified and re-sold with few restrictions, traditional barriers to entry are minimal. Accordingly, new competitors or alliances among existing competitors may emerge and rapidly acquire significant market share. There is also the possibility that traditional embedded real-time operating systems competitors will introduce Linux-based embedded products. In addition, to the extent that competing companies which have developed proprietary operating systems make their source code available to the public, software developers will be able to customize these systems and solutions more quickly and easily than if these technologies remain proprietary, which could greatly increase the competitive threat posed by these proprietary operating systems.

If the Linux embedded operating system does not continue to gain market acceptance or if Linux developers do not continue to enhance the source code of the Linux operating system, we will not be able to grow and our business could fail.

  Our strategy is to focus our sales, marketing, research and development efforts on Linux-based and Linux-compatible embedded operating systems and the provision of services and support for these systems. The use of Linux as a general operating system has only recently gained market acceptance. The use of Linux in embedded systems is even more recent. Our success depends on the continued and increased rate of adoption of Linux in the embedded operating systems market. If this does not occur, our business will suffer.

  Our ability to introduce new products or product enhancements would be impaired if Linus Torvalds, the original developer of Linux, and other third-party developers fail to further develop the Linux kernel, which is the core of the Linux operating system, or if the development community does not continue to improve the functionality of the Linux operating system or introduce new open source software or software enhancements. Mr. Torvalds and other members of the open source community are not our employees and we have no ability to control or direct their development activities.

Negative reaction within the open source community to our business strategy could harm our reputation and business.

  By developing products based on proprietary technology that is not freely available we may run counter to the perception of Linux as an open source model and alienate the Linux community. Because we rely on our relationships with the open source community, this type of negative reaction, particularly if widely shared by our customers, developers or the rest of the open source community, could harm our reputation, impair our ability to capitalize on the development efforts of the open source community, diminish the LynuxWorks brand and harm our business.

If we are prohibited from using the Linux trademark, our business could be adversely affected.

  Like many other companies, we market Linux-based products, systems and services. We use the term "Linux" in our advertising and marketing materials, in our product documentation and for other commercial uses. We do not own the trademark to "Linux." We believe that the continued use of the "Linux" trademark is important to our business. If the "Linux" trademark is invalidated through a legal action, or if we are no longer permitted to use it, our business will likely suffer. In addition, we cannot control the use of this trademark, and use by others may lead to confusion about the source, quality, reputation and dependability of Linux, which may harm our business.

We could be prevented from selling or developing our products if the GNU General Public License and similar licenses are not enforceable, or are not effectively enforced, or if we are deemed to be in violation of these licenses.

  The Linux kernel and the Linux operating system incorporated into our products have been developed and licensed under the GNU General Public License and similar open source licenses. These licenses require that any software program licensed under them may be copied, used, modified and distributed freely, so long as all modifications are also freely made available and licensed under the same conditions. We know of no instance in which a party has challenged the validity of these licenses or in which these licenses have been interpreted in a legal proceeding. To date, all compliance with these licenses has been voluntary. It is possible that a court would hold one or more of these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux-based operating systems, or significant portions of them, may not be copied, modified or distributed freely, would have the effect of preventing us from selling or developing our Linux products and services, unless we are able to negotiate a license for the use of the software or replace the affected portions. Any licenses could be expensive, which could impair our ability to price our offerings competitively.

  Moreover, it is possible that a party may argue that the GNU General Public License places restrictions on the types of fees that can be charged in connection with the distribution and licensing of products, such as LynxOS and BlueCat Linux, that incorporate both Linux-based and proprietary elements. Because some of our products include proprietary technologies in addition to open source technology, we charge our customers a fee to license these products from us. These fees could be deemed to be a violation of the GNU General Public License, which could result in the termination of our right to use Linux software. Without this license, we could be subject to claims for infringement of copyrights and other intellectual property rights covered by the GNU General Public License, which could subject us to damages and impact our ability to market our existing and future Linux-based products.

                         Risks Related To This Offering

Our stock price may be extremely volatile.

  Our common stock has never been sold in a public market and an active trading market for our common stock may not develop or be sustained upon the completion of this offering. We are negotiating the initial public offering price of the common stock with the underwriters. However, you should not consider the initial public offering as being indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. You should read the "Underwriting" section for a discussion of the factors to be considered in determining the initial public offering price.

  In addition, the market price of our common stock could fluctuate widely in response to the following factors:

  . variations in operating results or failure to meet stock market analysts' projections;

  . announcements of technological innovations, new products or new services by us or by our competitors or customers;

  . changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  . future equity or debt offerings by us or our announcements of these offerings; and

  .  general market and economic conditions.

  In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

We may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return.

  We will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem the actual uses desirable, and our use of the proceeds may not yield a significant return or any return at all. We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. A portion of the proceeds may also be used to acquire or invest in businesses or products or to obtain the right to use technologies, although we have no current commitments or agreements for any of these transactions, other than licensing arrangements we expect to enter into in the ordinary course of business. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, we cannot assure you that these uses will not vary substantially from our currently planned uses.

Some of our existing stockholders can exert control over us, and they may not make decisions that reflect the interests of all stockholders.

  After this offering, our officers, directors and our current 5% or greater
stockholders will together control approximately      % of our outstanding
common stock. This includes Motorola, who will control     % of our outstanding
common stock, Inder M. Singh, who will control     % of our outstanding common
stock, and Reza Soliman-Noori, who will control     % of our outstanding common
stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and will control matters requiring stockholder approval, including the election of all of our directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of LynuxWorks and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of these stockholders may not always coincide with our interests or the interests of other stockholders. In addition, we have entered into voting and other agreements with Motorola, increasing Motorola's influence with respect to the election of directors and limiting our ability to enter into certain exclusive licensing and strategic transactions with third parties. See "Certain Transactions--Agreements with Motorola."

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a change of control.

  Provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay for shares of our common stock. These provisions include:

  . division of the board of directors into three separate classes serving staggered three-year terms;

  .  elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, upon completion of this offering, our board of directors will have the authority to issue up to ten million shares of preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock or otherwise take control of our company.

  We are subject to Section 203 of the Delaware General Corporation Law that, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that this stockholder became an interested stockholder. The preceding provisions of our charter and bylaws, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Future sales of our common stock may depress our stock price.

  Upon completion of this offering and based on the shares outstanding as of
     2001, we will have          shares of common stock outstanding. All the
shares sold in this offering can be freely traded unless they are held by our affiliates. Substantially all of the remaining 32,181,769 shares of common stock that will be outstanding immediately after this offering are subject to lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus. Immediately after expiration of the 180 day lock-up period, 30,758,349 of these shares will become eligible for public sale subject to the limitations and requirements of Rule 144. The remaining shares will become eligible for public sale at various times thereafter upon the expiration of applicable holding periods. In addition, all shares of our common stock issuable upon the exercise of outstanding options are subject to a 180-day lock-up period. After the expiration of the 180-day lock-up, 3,927,962 shares subject to vested options will be available for immediate sale assuming those options are exercised. Sales of a substantial number of shares of common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. See "Shares Eligible for Future Sale" for a discussion of potential future sales of our common stock.

We do not intend to pay dividends on our common stock.

  We currently intend to retain future earnings, if any, for funding our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

Investors in this offering will suffer immediate and substantial dilution.

  We expect the initial public offering price per share of common stock offered by this prospectus to be substantially higher than the pro forma net tangible book value per share of our common stock. Our pro forma net tangible book value per share is computed by assuming that the conversion of all outstanding shares of preferred stock into shares of common stock, the exercise of warrants to purchase 373,210 shares of our common stock at an exercise price of $0.50 per share and our acquisition of ISDCorp had all occurred as of July 31, 2000. Based on our pro forma net tangible book value as of July 31, 2000, the net tangible book value of a share of common stock purchased at an assumed initial
public offering price of $           per share will be only $          .
Additional dilution may be incurred if holders of options or warrants to purchase our common stock, whether currently outstanding or subsequently granted, exercise their options or warrants.

If we seek additional equity financing in the future, stockholders may experience additional dilution.

  We may be required, or could elect, to seek additional equity financing in the future, particularly if we elect to acquire other businesses, products or technologies, or if our net losses are greater than we expect. If we issue new equity securities, stockholders may experience dilution and the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial or other performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "forecasts," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions and you should not rely on them. Actual events or results may differ materially from any forward-looking statement. In evaluating these statements, you should specifically consider the various factors discussed in this prospectus, including the risks outlined under "Risk Factors." We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations or otherwise.

  In addition, this prospectus contains forecasts and estimates regarding the embedded systems and Linux markets and related matters. These forecasts and estimates have been derived from studies published by market research firms. We have not independently verified this information. These forecasts and estimates are subject to inherent uncertainties and we cannot assure you that they are accurate.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of the            shares of
common stock we are offering will be approximately $       , assuming an
initial public offering price of $           per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters over-allotment option is exercised in full, we
estimate that our net proceeds will be approximately $           million.

  We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. A portion of the proceeds may also be used to acquire or invest in other businesses or products or to obtain the right to use technologies, although we have no current commitments or agreements for any of these transactions, other than licensing arrangements we expect to enter into in the ordinary course of business. Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term investments.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our common stock. We currently anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results and any contractual and legal restrictions to which we may be subject.

                                 CAPITALIZATION

  The following table shows as of July 31, 2000:

  .  our actual capitalization;

  .  our capitalization on a pro forma basis assuming:

    . the completion of our acquisition of ISDCorp as if the acquisition was completed as of July 31, 2000;

    . the conversion of all outstanding shares of our preferred stock into 20,176,461 shares of common stock as if that conversion occurred at July 31, 2000;

    . the exercise of warrants to purchase 373,210 shares of our common stock at an exercise price of $0.50 per share which took place in August 2000 as if that exercise occurred at July 31, 2000;

  . our capitalization on a pro forma as adjusted basis to reflect the pro forma adjustments described above and the receipt of the estimated net proceeds from the sale of the common stock offered by us at an assumed
     initial public offering price of $   per share, after deducting
     estimated underwriting discounts and commissions and estimated offering expenses.

  The following table does not include:

  . 7,150,668 shares subject to outstanding options under our prior stock option plans with a weighted average exercise price of $1.70 per share;

  . 981,757 shares of our common stock subject to outstanding options under ISDCorp's stock option plans with a weighted average exercise price of $2.30 per share;

  . 1,130,666 shares available for future option grants under our 1997 Stock Option Plan plus any shares that may be returned to our 1988 and 1992 stock option plans;

  . 4,000,000 shares plus annual increases that will be reserved for issuance under our 2000 Stock Option Plan upon completion of this offering; and

  . 1,500,000 shares plus annual increases that will be reserved for issuance under our 2000 Employee Stock Purchase Plan upon completion of this offering.

  This information should be read in conjunction with the historical and pro forma financial statements and related notes included elsewhere in this prospectus. The pro forma data reflecting the acquisition of ISDCorp is subject to a number of estimates, assumptions and uncertainties and is not necessarily indicative of our capitalization that would have resulted had the acquisition been completed on the date referred to above.

                                                      As of July 31, 2000
                                                  ------------------------------
                                                                       Pro Forma
                                                                          As
                                                   Actual   Pro Forma  Adjusted
                                                  --------  ---------  ---------
                                                   (in thousands, unaudited)
Long-term obligation, less current portion....... $     21  $     21     $
                                                  ========  ========     ====
Mandatorily redeemable convertible preferred
 stock, $0.001 par value; 22,000,000 shares
 authorized, 20,176,461 shares issued and
 outstanding actual and no shares issued and
 outstanding pro forma; 10,000,000 shares
 authorized, no shares issued and outstanding pro
 forma as adjusted...............................   55,101       --       --
                                                  --------  --------     ----
Stockholders' equity (deficit):
 Common stock, $0.001 par value; 48,000,000
  shares authorized, 6,229,514 shares issued and
  outstanding actual, 31,801,961 shares issued
  and outstanding pro forma; 250,000,000 shares
  authorized,    shares issued and outstanding
  pro forma as adjusted..........................        6        31
 Additional paid-in capital......................    5,646    97,185
 Deferred stock-based compensation...............   (6,451)  (12,590)
 Notes receivable from stockholders..............     (705)     (705)
 Accumulated deficit.............................  (22,458)  (23,068)
                                                  --------  --------     ----
  Total stockholders' equity (deficit)...........  (23,962)   60,853
                                                  --------  --------     ----
   Total capitalization.......................... $ 31,139  $ 60,853     $
                                                  ========  ========     ====

                                    DILUTION

  If you acquire our common stock at the initial public offering price, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

  Our pro forma net tangible book value as of July 31, 2000 was approximately $31.3 million or $0.98 per share of common stock. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets reduced by the amount of our total pro forma liabilities divided by the pro forma number of outstanding shares of common stock. This pro forma data is computed by assuming that the conversion of all outstanding shares of preferred stock into shares of common stock, the exercise of warrants to purchase 373,210 shares of our common stock at an exercise price of $0.50 per share and our acquisition of ISDCorp had all occurred as of July 31, 2000.

  After giving effect to our sale of the     shares of common stock offered by
this prospectus, based upon an assumed initial public offering price of $   per
share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book
value at July 31, 2000 calculated as described above would have been $   , or
$   per share. This represents an immediate increase in pro forma net tangible
book value of $   per share to existing stockholders and an immediate dilution
to new investors of $   per share. Dilution is determined by subtracting pro
forma net tangible book value per share after the offering from the assumed initial public offering price per share. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................       $
     Pro forma net tangible book value per share before the offering as of July 31, 2000...........................................  $
     Increase in pro forma net tangible book value per share
      attributable to new investors.................................
                                                                      ----
   Pro forma net tangible book value per share after this offering..
                                                                           ----
   Dilution per share to new investors..............................       $
                                                                           ====

  The following table sets forth, on a pro forma basis as of July 31, 2000 calculated as described above, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and by investors purchasing shares in this offering (based upon an assumed initial public offering price of
$   per share before deducting estimated underwriting discounts and commissions and estimated offering expenses).

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
Existing stockholders...............              % $            %     $
New investors.......................                                   $
                                      ----   -----  -----   -----
  Total.............................         100.0% $       100.0%     $
                                      ====   =====  =====   =====

  If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to     , or   % of the total
shares of common stock outstanding immediately after this offering.

  In the event that we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution. As of July 31, 2000, there were options outstanding to purchase 5,830,603 shares of common stock at a weighted average exercise price of approximately $1.06 per share, and 830,546 shares of common stock available for future option grants under our stock option plans. In addition, we issued options to purchase 981,757 shares of our common stock in connection with the ISDCorp acquisition at a weighted average exercise price of approximately $2.30 per share. Upon completion of this offering, an additional 5,500,000 shares of common stock, plus annual increases and increases resulting from options that are or will become available for issuance under the 1997 Stock Option Plan, will be reserved for issuance under our 2000 Stock Option Plan and our 2000 Employee Stock Purchase Plan. To the extent that these outstanding options are exercised, new investors will experience further dilution and, to the extent that new options or rights are issued under our stock plans, new investors may experience further dilution.

  Assuming that our acquisition of ISDCorp was completed as of July 31, 2000, assuming the exercise in full of all options and warrants outstanding at July 31, 2000 and of all options issued in connection with the ISDCorp acquisition, and further assuming the conversion of all outstanding shares of preferred stock into shares of common stock, after giving effect to the sale of
shares of common stock at an assumed initial public offering price of $    per
share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net
tangible book value at July 31, 2000 would be $   per share, representing an
immediate increase in net tangible book value of $   per share to our existing
stockholders, and an immediate decrease in the net tangible book value per
share of $   to the new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following consolidated selected financial data should be read in conjunction with the historical and pro forma financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended April 30, 1998, 1999 and 2000 and the consolidated balance sheet data as of April 30, 1999 and 2000 have been derived from consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The consolidated statements of operations data for the years ended April 30, 1996 and 1997 and the consolidated balance sheet data as of April 30, 1996, 1997 and 1998 have been derived from audited consolidated financial statements not included in this prospectus. The consolidated statements of operations data for the three months ended July 31, 1999 and 2000 and the consolidated balance sheet data as of July 31, 2000 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, those unaudited consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our consolidated financial position and results of operations as of and for those interim periods. Our results of operations and financial condition as of and for the fiscal quarter ended July 31, 2000 are not necessarily indicative of our results of operations or financial position for any future period.

                                                                        Three Months
                                   Year Ended April 30,                Ended July 31,
                          -------------------------------------------  ----------------
                           1996    1997     1998     1999      2000     1999     2000
                          ------  -------  -------  -------  --------  -------  -------
                                   (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues:
 Product license........  $7,070  $ 8,608  $ 7,943  $ 9,145  $ 11,541  $ 3,051  $ 3,245
 Service................   1,882    2,575    3,187    5,715     5,655    1,290    1,863
                          ------  -------  -------  -------  --------  -------  -------
 Total revenues.........   8,952   11,183   11,130   14,860    17,196    4,341    5,108
                          ------  -------  -------  -------  --------  -------  -------
Cost of revenues:
 Product license........     739    1,038    1,249    1,305     1,221      252      367
 Service................     858    1,219    1,674    2,974     3,170      684    1,334
 Amortization of
  deferred stock-based
  compensation related
  to the service
  organization .........     --       --       --       --        113      --       126
                          ------  -------  -------  -------  --------  -------  -------
 Total cost of
  revenues..............   1,597    2,257    2,923    4,279     4,504      936    1,827
                          ------  -------  -------  -------  --------  -------  -------
Gross profit............   7,355    8,926    8,207   10,581    12,692    3,405    3,281
                          ------  -------  -------  -------  --------  -------  -------
Operating expenses:
 Research and
  development*..........   2,473    3,255    3,530    4,584     7,061    1,564    1,892
 Sales and marketing*...   3,461    3,975    4,646    7,624    11,422    2,293    4,703
 General and
  administrative*.......   1,163    1,215    1,566    1,727     2,343      563      761
 Amortization of
  deferred stock-based
  compensation..........     --       --       --        46       598       96      742
                          ------  -------  -------  -------  --------  -------  -------
 Total operating
  expenses..............   7,097    8,445    9,742   13,981    21,424    4,516    8,098
                          ------  -------  -------  -------  --------  -------  -------
 Operating income
  (loss)................     258      481   (1,535)  (3,400)   (8,732)  (1,111)  (4,817)
 Other income (expense),
  net...................     (27)     (28)    (216)     396       370      100      491
                          ------  -------  -------  -------  --------  -------  -------
Income (loss) before
 provision for income
 taxes..................     231      453   (1,751)  (3,004)   (8,362)  (1,011)  (4,326)
Provision for income
 taxes..................     100      205       98       91       242       19       29
                          ------  -------  -------  -------  --------  -------  -------
Net income (loss).......  $  131  $   248  $(1,849) $(3,095) $ (8,604) $(1,030) $(4,355)
Dividend associated with
 beneficial conversion
 feature of Series F
 preferred stock........     --       --       --       --     (1,994)     --    (1,667)
                          ------  -------  -------  -------  --------  -------  -------
Net income (loss)
 attributable to common
 stockholders...........  $  131  $   248  $(1,849) $(3,095) $(10,598) $(1,030) $(6,022)
                          ======  =======  =======  =======  ========  =======  =======
 Net income (loss)
  attributable to common
  stockholders per
  share--basic and
  diluted...............  $ 0.03  $  0.05  $ (0.38) $ (0.54) $  (1.78) $ (0.17) $ (0.97)
                          ======  =======  =======  =======  ========  =======  =======
Shares used in computing
 net income (loss)
 attributable to common
 stockholders per share:
 Basic..................   4,620    4,753    4,906    5,781     5,959    5,886    6,207
                          ======  =======  =======  =======  ========  =======  =======
 Diluted................   4,799    4,998    4,906    5,781     5,959    5,886    6,207
                          ======  =======  =======  =======  ========  =======  =======
Pro forma net loss
 attributable to common
 stockholders per
 share--basic and
 diluted** (unaudited)..                                     $  (1.06)          $ (0.34)
                                                             ========           =======
Shares used in computing
 pro forma net loss
 attributable to common
 stockholders per
 share--basic and
 diluted** (unaudited)..                                       23,845            31,334
                                                             ========           =======

--------
 * Exclusive of amortization of deferred stock-based compensation.

** Pro forma data assumes that our acquisition of ISDCorp was completed on the first day of the periods presented, the conversion of all outstanding shares of our preferred stock into shares of common stock as if each share of preferred stock was converted as of its original issue date, and the exercise of warrants to purchase 373,210 shares of our common stock at an exercise price of $0.50 per share as if that exercise had occurred on the date of issuance of the warrants. The pro forma data is subject to a number of estimates, assumptions and uncertainties and does not purport to be indicative of the results of operations that would have resulted had the acquisition been completed on the dates referred to above, nor does it purport to be indicative of our future results of operations.

                                     As of April 30,
                         --------------------------------------------      As of
                          1996     1997     1998     1999      2000    July 31, 2000
                         -------  -------  -------  -------  --------  -------------
                                             (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $   305  $   104  $   366  $ 1,946  $ 18,519    $ 31,411
Working capital
 (deficit)..............     125      (45)    (409)   6,325    17,171      29,382
Total assets............   2,715    4,101    5,244   13,463    24,587      38,319
Long term obligations,
 less current portion...     104       42    1,305        7        25          21
Mandatorily redeemable
 convertible preferred
 stock..................   5,204    5,204    5,204   16,514    37,520      55,101
Total stockholders'
 deficit................  (4,601)  (4,257)  (6,004)  (9,029)  (18,874)    (23,962)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the historical and pro forma financial statements and notes included elsewhere in this prospectus. The discussion in this Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to the differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

  Our fiscal year ends on April 30. When we refer to our revenues, expenses or similar operating results for a year such as 1999, we mean our fiscal year ended April 30 of that year unless we state otherwise.

Overview

  We provide operating systems and related products and services designed for the embedded systems market. Our operating systems and development tools enable our customers to develop embedded systems based on open standards that are compatible with Linux products.

  We began operations in 1988 as Lynx Real-Time Systems, Incorporated. In May 2000, we changed our name to LynuxWorks, Incorporated to reflect the revision of our business strategy to focus on developing embedded operating systems based on or compatible with the open source Linux operating system. We have financed our activities to date primarily from the proceeds of private sales of our preferred stock and, to a lesser extent, bank borrowings and capital leases. We market and sell our operating system products and related products and services on a worldwide basis through our direct sales force and distributors. We provide sales and product support for foreign customers through wholly-owned subsidiary companies in selected countries in Europe and through distributors in Asia.

  We adopted the provisions of Statement of Position 97-2, or SOP 97-2, effective May 1, 1998. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product and maintenance revenues. Under SOP 97-2, we recognize product license revenue, including prepaid run-time license fees, upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Revenues from software licenses sold through distributors are recognized under the same SOP 97-2 criteria because distributors typically only purchase products to fulfill specific customer orders and do not hold inventory of our products. The adoption of SOP 97-2 did not have any material impact on our results of operations or financial position.

  Service revenues are derived from software development, engineering and consulting contracts, software maintenance and support contracts, and customer training. We recognize revenues from software development and engineering and consulting contracts as the services are performed or, when collection of the fee is subject to final acceptance by the customers, on the completed contract method. We recognize revenues from ongoing customer support and upgrades and enhancements ratably over the period of the contract, which is typically twelve months. Payments for maintenance and support fees are generally made in advance and are non-refundable. Revenues from education and consulting services are recognized as the related services are performed.

  For contracts with multiple components, such as deliverable and undeliverable products or maintenance or other services, we allocate revenues to each component of the contract based on vendor specific objective evidence of its fair value and recognize revenues as described in the preceding paragraphs. When contracts include a significant modification or customization of our software, revenues are recognized on the completed contract method. The completed contract method is used because the collection of the fee is subject to final acceptance by customers. Revenue is recognized under the completed contract method when final acceptance is obtained from the customer.

  Cost of product license revenues consists primarily of royalty payments to third parties for inclusion of their software products in our product offerings, product media costs and fulfillment and shipment costs, as well as amortization of capitalized software development costs. Cost of product license revenues as a percentage of product license revenues fluctuates from period to period depending upon the mix of software development tool products and run-time license fees in the respective periods. Cost of service revenues consists primarily of salaries and benefits and the associated overhead of our customer service and support organization, including costs to recruit, develop and retain services professionals.

  Research and development expenses consist primarily of salaries and benefits for software engineers, technical writers, quality assurance engineers and management personnel, as well as the cost of materials used by these employees in the development of new or enhanced product offerings. We expense substantially all of our research and development costs as they are incurred.

  Sales and marketing expenses consist primarily of salaries, commissions and benefits and the associated overhead of our sales and marketing organization, as well as costs associated with trade shows, advertising, promotional activities and marketing promotional materials.

  General and administrative expenses consist primarily of salaries and benefits and related costs for accounting, administration, finance, human resources and information systems, as well as professional fees and expenses associated with implementing and expanding our internal information and management reporting systems.

  Deferred stock-based compensation represents the difference between the exercise price of stock options granted and the deemed fair market value of the underlying common stock on the date of grant. Deferred stock-based compensation is amortized over the vesting period of the options. We recorded total deferred stock-based compensation of $195,000 in fiscal 1999 and $2.0 million in fiscal 2000 in connection with the issuance of options to various employees, which is being amortized over a four-year period from the dates the options were issued. Amortization expense based on options granted through July 31, 2000 is expected to be approximately $4.1 million in fiscal 2001, $2.0 million in fiscal 2002, $0.9 million in fiscal 2003 and $0.3 million in fiscal 2004.

  We have incurred substantial costs to develop our products, to recruit and train personnel and to establish an administrative infrastructure. We have incurred net losses during the last three years of our operations and had an accumulated deficit of $22.5 million at July 31, 2000. In addition to the effect of the acquisition of ISDCorp discussed below, we expect that our operating expenses will increase substantially in future periods as we continue to increase our research and development and sales and marketing expenses. We will also incur expenses relating to the amortization of deferred stock-based compensation, goodwill and other intangible assets.

  Between March and May 2000, we sold an aggregate of 8.1 million shares of our Series F preferred stock for an aggregate purchase price of approximately $34.9 million. As a result of the Series F deemed preferred stock dividend, we recorded a non-cash charge against earnings attributable to common stockholders of $2.0 million in the fourth quarter of fiscal 2000 and a similar non-cash charge of approximately $1.7 million in the first quarter of fiscal 2001.

Acquisition of ISDCorp

  We recently acquired ISDCorp. We effected the acquisition by issuing shares of our common stock to ISDCorp's shareholders and by assuming ISDCorp's obligations under its outstanding stock options. We issued a total of 5,022,776 shares of our common stock to ISDCorp shareholders and we converted outstanding options to purchase ISDCorp's common stock into options to purchase 981,757 shares of our common stock. We will account for the acquisition using the purchase method of accounting.

  In connection with the acquisition, we agreed to repay principal of and interest accrued on loans previously made by Mr. Reza Soliman-Noori to ISDCorp. As of October 19, 2000, the total principal amount outstanding under these loans was $280,000.

  In connection with the acquisition, we expect to record goodwill and other intangible assets of approximately $30.6 million, which we intend to amortize over two to three years, as well as deferred stock-based compensation of approximately $6.1 million, which we intend to amortize over three years. The amortization of goodwill and other intangible assets arising from the acquisition will increase our expenses by approximately $5.2 million in the second half of fiscal 2001, $10.5 million in fiscal 2002, $10.0 million in fiscal 2003 and $4.4 million in fiscal 2004. We also intend to record a non-cash charge of approximately $610,000 for in-process research and development expense at the date of the acquisition.

  Assuming that the acquisition of ISDCorp occurred on May 1, 1999, for fiscal 2000 we would have had pro forma combined revenues of $20.8 million, pro forma combined costs and expenses of $44.3 million, including $10.5 million of amortization of goodwill and other intangible assets, $3.8 million of amortization of deferred stock-based compensation, and a pro forma net loss attributable to common stockholders of $25.4 million. Likewise, had the acquisition occurred on May 1, 2000, for the three months ended July 31, 2000, we would have had pro forma combined revenues of $6.3 million, pro forma combined costs and expenses of $15.6 million, including $2.6 million of amortization of goodwill and other intangible assets, $1.7 million of amortization of deferred stock-based compensation and a pro forma net loss attributable to common stockholders of $10.6 million. All of this pro forma data is subject to a number of uncertainties and assumptions and should be read in conjunction with the historical and pro forma financial statements and related notes included elsewhere in this prospectus. This pro forma data does not purport to be indicative of the results of operations that would have occurred had the acquisition occurred as of dates referred to above, nor does it purport to be indicative of our results of operations or financial condition for any future period.

  In ISDCorp's fiscal year 1999, which ended December 31, 1999, ISDCorp derived approximately 2% of its revenues from work related to an operating system developed by one of our competitors. In the six months ended June 30, 2000, approximately 19% of ISDCorp's revenues was attributable to this work. We do not expect these revenues to continue.

  As a result of this acquisition, we increased the number of our personnel by 42 employees and seven independent contractors (as of October 19, 2000), which will significantly increase our operating expenses.

  Because of the significance of this acquisition, our historical financial condition and results of operations should not be considered as indicative of our future performance. Likewise, our financial condition and results of operations for periods after the acquisition will not necessarily be comparable to our financial condition and results of operations before the acquisition.

Results of Operations

  The following table shows selected statements of operations data expressed as a percentage of total revenues for the periods indicated:

                                                                Three Months
                                           Year Ended              Ended
                                            April 30,             July 31,
                                        ---------------------   --------------
                                        1998    1999    2000    1999     2000
                                        -----   -----   -----   -----   ------
   Revenues:
    Product license...................   71.4%   61.5%   67.1%   70.3%    63.5%
    Service...........................   28.6    38.5    32.9    29.7     36.5
                                        -----   -----   -----   -----   ------
      Total revenues..................  100.0   100.0   100.0   100.0    100.0
                                        -----   -----   -----   -----   ------
   Cost of revenues:
    Product license...................   11.3     8.8     7.1     5.8      7.2
    Service...........................   15.0    20.0    18.4    15.8     26.1
    Amortization of deferred stock-
     based compensation related to the
     service organization ............    --      --      0.7     --       2.5
                                        -----   -----   -----   -----   ------
      Total cost of revenues..........   26.3    28.8    26.2    21.6     35.8
                                        -----   -----   -----   -----   ------
   Gross profit.......................   73.7    71.2    73.8    78.4     64.2
                                        -----   -----   -----   -----   ------
   Operating expenses:
    Research and development*.........   31.7    30.9    41.1    36.0     37.0
    Sales and marketing*..............   41.7    51.3    66.4    52.8     92.1
    General and administrative*.......   14.1    11.6    13.6    13.0     14.9
    Amortization of deferred stock-
     based compensation...............    --      0.3     3.5     2.2     14.5
                                        -----   -----   -----   -----   ------
      Total operating expenses........   87.5    94.1   124.6   104.0    158.5
                                        -----   -----   -----   -----   ------
   Operating loss.....................  (13.8)  (22.9)  (50.8)  (25.6)   (94.3)
   Other income (expense), net........   (1.9)    2.7     2.2     2.3      9.6
                                        -----   -----   -----   -----   ------
   Loss before provision for income
    taxes.............................  (15.7)  (20.2)  (48.6)  (23.3)   (84.7)
   Provision for income taxes.........    0.9     0.6     1.4     0.4      0.6
                                        -----   -----   -----   -----   ------
   Net loss...........................  (16.6)  (20.8)  (50.0)  (23.7)   (85.3)
   Dividend associated with beneficial
    conversion feature of Series F
    preferred stock...................    --      --    (11.6)    --     (32.6)
                                        -----   -----   -----   -----   ------
   Net loss attributable to common
    stockholders......................  (16.6)% (20.8)% (61.6)% (23.7)% (117.9)%
                                        =====   =====   =====   =====   ======

--------
* Exclusive of amortization of deferred stock-based compensation.

Three Months Ended July 31, 1999 and 2000

   Revenues

  Revenues increased approximately 17.7% from $4.3 million in the first quarter of fiscal 2000 to $5.1 million in the first quarter of fiscal 2001, an increase of $767,000. The increase in revenues was due to increases in product license and service revenues. Product license revenues accounted for approximately 70.3% of total revenues in the first quarter of fiscal 2000 and approximately 63.5% in the same quarter of fiscal 2001, with service revenues accounting for the balance of total revenues in each period. For the first quarter of fiscal 2000, 12.8% of total revenues was attributable to Xerox and 12.5% was attributable to Rockwell Collins. For the first quarter of fiscal 2001, 10.7% of total revenues was attributable to Xerox and 12.0% was attributable to Motorola.

  Revenues from international sales accounted for 27.3% of total revenues for the first quarter of fiscal 2000 and 29.6% of total revenues for the same quarter of fiscal 2001. All of our revenues were denominated in U.S. dollars. We expect international sales to continue to represent a significant portion of revenues, although the percentage may fluctuate from period to period.

  Product license revenues increased approximately 6.4% from $3.1 million in the first quarter of fiscal 2000 to $3.2 million in the same quarter of fiscal 2001, an increase of $194,000. The increase in product license revenues in the first quarter of fiscal 2001 resulted from higher sales of LynxOS development licenses and related tools, partially offset by a reduction in run-time license fee revenues.

  Service revenues increased approximately 44.4% from $1.3 million in the first quarter of fiscal 2000 to $1.9 million in the same quarter of fiscal 2001, an increase of $573,000. This increase was attributable to higher consulting, support and training revenues.

   Cost of Revenues

  Cost of revenues increased approximately 95.2% from $936,000 in the first quarter of fiscal 2000 to $1.8 million in the same quarter of fiscal 2001, an increase of $891,000. Cost of product license revenues accounted for approximately 26.9% of total cost of revenues in the first quarter of fiscal 2000 and approximately 20.1% of total cost of revenues in the first quarter of fiscal 2001. Cost of service revenues, including amortization of deferred stock-based compensation related to the service organization, accounted for the balance of total cost of revenues in each period. As a percentage of revenues, cost of revenues increased from 21.6% for the first quarter of fiscal 2000 to 35.8% for the same quarter of fiscal 2001.

  Cost of product license revenues increased approximately 45.6% from $252,000 in the first quarter of fiscal 2000 to $367,000 in the same quarter of fiscal 2001, an increase of $115,000. The increase was related to costs incurred in new product releases and higher royalties paid to third parties as a result of increased sales by our customers of products containing our embedded operating systems. Cost of product license revenues as a percentage of product license revenues increased from 8.3% for the first quarter of fiscal 2000 to 11.3% for the same quarter of fiscal 2001.

  Cost of service revenues, excluding amortization of deferred stock-based compensation, increased approximately 95.0% from $684,000 in the first quarter of fiscal 2000 to $1.3 million in the same quarter of fiscal 2001, an increase of $650,000. Cost of service revenues in the first quarter of fiscal 2001 reflected an increase in support, consulting and training costs. This increase resulted from higher service revenues and increased investment in our consulting, training and technical support infrastructure. During the first quarter of fiscal 2001, total cost of revenues also included $126,000 in amortization of deferred stock-based compensation related to our service organization, while amortization of stock-based compensation related to our service organization in the first quarter of fiscal 2000 was zero. Cost of service revenues, excluding amortization of deferred stock-based compensation, as a percentage of service revenues was 53.0% for the first quarter of fiscal 2000 and 71.6% for the same quarter of fiscal 2001.

   Gross Profit

  Gross profit remained relatively flat at $3.4 million and $3.3 million in the first quarters of fiscal 2000 and fiscal 2001, respectively. Gross profit as a percentage of total revenues decreased from 78.4% in the first quarter fiscal 2000 to 64.2% in the same quarter of fiscal 2001. The decrease was due to increased expenses as we continued to build our consulting, training and technical support infrastructure.

   Operating Expenses

  Research and development. Research and development expenses increased approximately 21.0% from $1.6 million in the first quarter of fiscal 2000 to $1.9 million in the same quarter of fiscal 2001, an increase of $328,000. The increase in research and development expenses was due to higher costs resulting from increased salaries and additional personnel and related costs to support our growth. As a percentage of total revenues, research and development expenses increased from 36.0% in the first quarter of fiscal 2000 to 37.0% in the same quarter of fiscal 2001.

  Sales and marketing. Sales and marketing expenses increased approximately 105.1% from $2.3 million in the first quarter of fiscal 2000 to $4.7 million in the same quarter of fiscal 2001, an increase of $2.4 million. The increase in sales and marketing expenses was primarily due to increases in sales and marketing salaries and related costs of approximately $1.2 million. Advertising and promotional expenses associated with marketing our products added expenses of approximately $900,000. As a percentage of total revenues, sales and marketing expenses increased from 52.8% in the first quarter of fiscal 2000 to 92.1% in the same quarter of fiscal 2001.

  General and administrative. General and administrative expenses increased approximately 35.2% from $563,000 in the first quarter of fiscal 2000 to $761,000 in the same quarter of fiscal 2001, an increase of $198,000. The increase was due primarily to additional personnel and expenses associated with improving our corporate infrastructure. As a percentage of total revenues, general and administrative expenses increased from 13.0% in the first quarter of fiscal 2000 to 14.9% in the same quarter of fiscal 2001.

  Amortization of deferred stock-based compensation. We amortized $96,000 of deferred stock-based compensation attributable to operating expenses during the first quarter of fiscal 2000 and $742,000 of deferred stock-based compensation attributable to operating expenses during the first quarter of fiscal 2001.

   Other Income (Expense), Net

  Other income (expense), net for the first quarter of fiscal 2000 and 2001 consisted primarily of interest income from our investments offset by interest expense on borrowings. We had interest income of $102,000 for the first quarter of fiscal 2000 and $492,000 for the same quarter of fiscal 2001. The increase in interest income was primarily due to an increase in cash invested in short term investments.

   Provision for Income Taxes

  We recorded a provision for income taxes of $19,000 for the first quarter of fiscal 2000 and $29,000 for the first quarter of fiscal 2001.

Years Ended April 30, 1999 and 2000

   Revenues

  Revenues increased approximately 15.7% from $14.9 million in fiscal 1999 to $17.2 million in fiscal 2000, an increase of $2.3 million. The increase in revenues was due to an increase in product license revenues. Product license revenues accounted for approximately 61.5% of the total revenues in fiscal 1999 and approximately 67.1% in fiscal 2000, with service revenues accounting for the balance of total revenues in each period. For fiscal 1999, 16.7% of total revenues was attributable to Hewlett-Packard and 13.3% was attributable to Xerox. No customer accounted for more than 10% of our total revenues in fiscal 2000.

  Revenues from international sales accounted for 28.5% of total revenues for fiscal 1999 and 32.3% of total revenues for fiscal 2000. All of our revenues were denominated in U.S. dollars.

  Product license revenues increased approximately 26.2% from $9.1 million in fiscal 1999 to $11.5 million in fiscal 2000, an increase of $2.4 million. The increase in product license revenues was primarily due to an increase in run-time license fee revenues resulting from increased sales by our customers of products containing our embedded operating systems. The increase was partially offset by a reduction in sales of our development licenses and related tools. We believe that this decrease primarily occurred because our customers postponed purchases of our products in anticipation of the introduction of version 3.1 of our LynxOS product and related tools, which were released at the end of fiscal 2000.

  Service revenues remained relatively flat at approximately $5.7 million in fiscal 1999 and 2000. For fiscal 2000, support, consulting and training revenues increased by approximately $1.1 million, which was offset by a $1.4 million decrease in non-recurring engineering revenues. Non-recurring engineering revenues may fluctuate significantly from period to period.

   Cost of Revenues

  Cost of revenues increased approximately 5.3% from $4.3 million in fiscal 1999 to $4.5 million in fiscal 2000, an increase of $225,000. Cost of product license revenues accounted for approximately 30.5% of total cost of revenues in fiscal 1999 and approximately 27.1% of total cost of revenues in fiscal 2000. Cost of service revenues, including amortization of deferred stock-based compensation related to the service organization, accounted for the balance of total cost of revenues in each period. As a percentage of revenues, total cost of revenues decreased from 28.8% for fiscal 1999 to 26.2% for fiscal 2000.

  Cost of product license revenues decreased approximately 6.4% from $1.3 million in fiscal 1999 to $1.2 million in fiscal 2000, a decrease of $84,000. The decrease primarily related to a decrease in amortization of capitalized software of $200,000. The decrease was partially offset by higher royalties paid to third parties as a result of increased sales by our customers of products containing our embedded operating systems. Cost of product license revenues as a percentage of product revenues decreased from 14.3% for fiscal 1999 to 10.7% for fiscal 2000. The decrease as a percentage of product revenues was primarily due to factors described above and the increase in product revenues in fiscal 2000.

  Cost of service revenues, excluding amortization of deferred stock-based compensation, increased approximately 6.6% from $3.0 million in fiscal 1999 to $3.2 million in fiscal 2000, an increase of $196,000. Cost of service revenues in fiscal 2000 reflected an increase in support, consulting and training costs of approximately $575,000, partially offset by a decrease of approximately $375,000 of non-recurring engineering costs. During fiscal 2000, total cost of revenues also included $113,000 in amortization of deferred stock-based compensation related to our service organization. Cost of service revenues as a percentage of service revenues, excluding amortization of deferred stock-based compensation, was 52.0% for fiscal 1999 and 56.1% for fiscal 2000.

   Gross Profit

  Gross profit increased approximately 20.0% from $10.6 million in fiscal 1999 to $12.7 million in fiscal 2000, an increase of $2.1 million. Gross profit as a percentage of total revenues increased from 71.2% in fiscal 1999 to 73.8% in fiscal 2000.

   Operating Expenses

  Research and development. Research and development expenses increased approximately 54.0% from $4.6 million in fiscal 1999 to $7.1 million in fiscal 2000, an increase of $2.5 million. The increase in research and development expenses was primarily due to increased costs of approximately $800,000 resulting from increased salaries and additional personnel, as well as approximately $1.2 million of additional expenses resulting from the increased use of independent contractors associated with product development efforts related to expanded development of LynxOS and related products and the initial release of our BlueCat Linux product. As a percentage of total revenues, research and development expenses increased from 30.9% in fiscal 1999 to 41.1% in fiscal 2000.

  Sales and marketing. Sales and marketing expenses increased approximately 49.8% from $7.6 million in fiscal 1999 to $11.4 million in fiscal 2000, an increase of $3.8 million. The increase in sales and marketing expenses was primarily due to increases in sales and marketing salaries and related costs of approximately $2.8 million, both domestically and internationally. The addition of new sales offices in Michigan, Colorado, Minnesota, Georgia and Pennsylvania during fiscal 2000 contributed to this increase. Advertising and trade show expenses, including expenses associated with the release of the BlueCat Linux product, added expenses of approximately $600,000 in fiscal 2000. Consulting expenses related to the implementation of a new sales management system and costs to redesign our web site added expenses of approximately $300,000 in fiscal 2000. As a percentage of total revenues, sales and marketing expenses increased from 51.3% in fiscal 1999 to 66.4% in fiscal 2000.

  General and administrative. General and administrative expenses increased approximately 35.7% from $1.7 million in fiscal 1999 to $2.3 million in fiscal 2000, an increase of $616,000. The increase was due primarily to additional personnel and expenses associated with improving our corporate infrastructure. As a percentage of total revenues, general and administrative expenses increased from 11.6% in fiscal 1999 to 13.6% in fiscal 2000.

  Amortization of deferred stock-based compensation. We amortized $46,000 of deferred stock-based compensation attributable to operating expenses during fiscal 1999 and $598,000 of deferred stock-based compensation attributable to operating expenses during fiscal 2000.

   Other Income (Expense), Net

  Other income (expense), net for fiscal 1999 and 2000 consisted primarily of interest income from our investments offset by interest expense on borrowings. We had interest income of $428,000 for fiscal 1999 and $375,000 for fiscal 2000. The decrease in interest income was primarily due to a decrease in cash invested in short term investments.

   Provision for Income Taxes

  We recorded a provision for income taxes of $91,000 in fiscal 1999 and $242,000 in fiscal 2000.

Years Ended April 30, 1998 and 1999

   Revenues

  Revenues increased approximately 33.5% from $11.1 million in fiscal 1998 to $14.9 million in fiscal 1999, an increase of $3.7 million. Product license revenues accounted for approximately 71.4% of total revenues in fiscal 1998 and 61.5% of total revenues in fiscal 1999, with service revenues accounting for the balance of total revenues in each period. For fiscal 1999, 16.7% of total revenues was attributable to Hewlett-Packard and 13.3% was attributable to Xerox. For fiscal 1998, 18.9% of total revenues was attributable to Hewlett-Packard and 13.8% was attributable to Nissin Software, one of our distributors.

  Revenues from international sales accounted for 39.3% of total revenues for fiscal 1998 and 28.5% of total revenues for fiscal 1999. All of our revenues were denominated in U.S. dollars.

  Product license revenues increased approximately 15.1% from $7.9 million in fiscal 1998 to $9.1 million in fiscal 1999, an increase of $1.2 million. The increase in product license revenues was due to an increase in sales of our development products and related tools and in run-time license fee revenues resulting from increased sales by our customers of products containing our embedded systems.

  Service revenues increased approximately 79.3% from $3.2 million in fiscal 1998 to $5.7 million in fiscal 1999, an increase of $2.5 million. Of this increase, $1.5 million was related to non-recurring engineering revenues from a single customer. The remaining increase in service revenues was primarily due to an increase in support, consulting and training revenues from both new and existing customers.

   Cost of Revenues

  Cost of revenues increased approximately 46.4% from $2.9 million in fiscal 1998 to $4.3 million in fiscal 1999, an increase of $1.4 million. Cost of product license revenues accounted for approximately 42.7% of the total cost of revenues in fiscal 1998 and 30.5% of the total cost of revenues in fiscal 1999, with cost of service revenues accounting for the balance of the total cost of revenues for both of these periods. As a percentage of revenues, cost of revenues increased from 26.3% for fiscal 1998 to 28.8% for fiscal 1999.

  Cost of product license revenues increased approximately 4.5% from $1.2 million in fiscal 1998 to $1.3 million in fiscal 1999, an increase of $56,000. Amortization of capitalized software amounted to $330,000 in fiscal 1998 and $316,000 in fiscal 1999. Cost of product license revenues as a percentage of product revenues was 15.7% for fiscal 1998 and 14.3% for fiscal 1999.

  Cost of service revenues increased approximately 77.7% from $1.7 million in fiscal 1998 to $3.0 million in fiscal 1999, an increase of $1.3 million. The increase in cost of service revenues resulted from increased expenses from building our consulting, training and technical support infrastructure. Cost of service revenues as a percentage of service revenues was 52.5% for fiscal 1998 and 52.0% for fiscal 1999.

   Gross Profit

  Gross profit increased approximately 28.9% from $8.2 million in fiscal 1998 to $10.6 million in fiscal 1999, an increase of $2.4 million. Gross profit, as a percentage of revenues, was 73.7% in fiscal 1998 and 71.2% in fiscal 1999.

   Operating Expenses

  Research and development. Research and development expenses increased approximately 29.9% from $3.5 million in fiscal 1998 to $4.6 million in fiscal 1999, an increase of $1.1 million. The increase in research and development expenses was partially the result of increased costs of approximately $450,000 resulting from increased salaries and additional personnel. Use of independent contractors associated with product development efforts related to the release of the 3.0 and 3.01 versions of our LynxOS products added costs of approximately $600,000 in fiscal 1999. As a percentage of revenues, research and development expenses decreased from 31.7% for fiscal 1998 to 30.9% for fiscal 1999.

  Sales and marketing. Sales and marketing expenses increased approximately 64.1% from $4.6 million in fiscal 1998 to $7.6 million in fiscal 1999, an increase of $3.0 million. The increase in sales and marketing expenses was primarily due to increases in sales and marketing salaries and related costs of approximately $2.5 million, both domestically and internationally. The addition of new offices in Washington, Maryland, Canada and Sweden during the latter part of fiscal 1999 contributed to this increase. Advertising, trade shows and public relations expenses, and marketing expenses related to the release of our
3.0 and 3.01 versions of our LynxOS products in fiscal 1999, added expenses of approximately $320,000 in fiscal 1999. As a percentage of revenues, sales and marketing were 41.7% for fiscal 1998 and 51.3% for fiscal 1999.

  General and administrative. General and administrative expenses increased approximately 10.3% from $1.6 million in fiscal 1998 to $1.7 million in fiscal 1999, an increase of $161,000. This increase was due primarily to additional personnel and expenses associated with expanding our corporate structure. As a percent of revenues, general and administrative expenses decreased from 14.1% in fiscal 1998 to 11.6% in fiscal 1999.

  Amortization of deferred stock-based compensation. We amortized no deferred stock-based compensation during fiscal 1998 and $46,000 of deferred stock-based compensation during fiscal 1999.

   Other Income (Expense), Net

  Other income (expense), net for fiscal 1998 and 1999 consisted primarily of interest income from our investments, offset by interest expense on borrowings, and expenses associated with the amortization of a discount on warrants. We had interest income of $25,000 in fiscal 1998 and $428,000 for fiscal 1999. The increase in interest income was primarily due to an increase in short term investments following our receipt of the net proceeds from the issuance of our Series E preferred stock in June 1998. We had interest expense of $241,000 in fiscal 1998 and $32,000 for fiscal 1999. The decrease in interest expense was primarily due to the amortization of a discount related to warrants issued in connection with a related party convertible promissory note paid in fiscal 1998, the repayment of borrowings outstanding under our bank line of credit in the first quarter of fiscal 1999 and the buyout of various equipment leases in the first and second quarters of fiscal 1999.

   Provision for Income Taxes

  We recorded a provision for income taxes of $98,000 in fiscal 1998 and $91,000 in fiscal 1999.

Quarterly Results of Operations

  The following table presents a summary of our consolidated operating results for each of the five quarters during the period from May 1, 1999 through July 31, 2000. The following table also presents this information expressed as a percentage of our total consolidated revenues for the periods indicated. The information for each of these quarters is unaudited and has been prepared on a basis consistent with our audited consolidated financial statements appearing elsewhere in this prospectus. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. Operating results for any quarter are not necessarily indicative of results for any future period.

  We believe that period to period comparisons of our operating results are not necessarily meaningful and you should not rely on them to predict future performance. The amount and timing of our revenues and expenses may fluctuate significantly in the future as a result of a variety of factors. Because of a number of factors, including our acquisition of ISDCorp, our historical results of operations and financial condition do not purport to be indicative of our future results of operations or financial condition. In particular, our expenses in future periods will include substantial deferred stock-based compensation expense and amortization of goodwill and other intangibles. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets. We may not be able to successfully address these risks and uncertainties due to a number of factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

                                                Three Months Ended
                                   ------------------------------------------------
                                   Jul. 31,  Oct. 31,  Jan. 31,  Apr. 30,  Jul. 31,
                                     1999      1999      2000      2000      2000
                                   --------  --------  --------  --------  --------
                                                  (in thousands)
Revenues:
 Product license.................  $ 3,051   $ 2,595   $ 2,755   $ 3,140   $ 3,245
 Service.........................    1,290     1,642     1,162     1,561     1,863
                                   -------   -------   -------   -------   -------
 Total revenues..................    4,341     4,237     3,917     4,701     5,108
                                   -------   -------   -------   -------   -------
Cost of revenues:
 Product license.................      252       363       339       267       367
 Service.........................      684       696       888       902     1,334
 Amortization of deferred stock-
  based compensation related to
  the service organization.......      --         32        35        46       126
                                   -------   -------   -------   -------   -------
 Total cost of revenues..........      936     1,091     1,262     1,215     1,827
                                   -------   -------   -------   -------   -------
Gross profit.....................    3,405     3,146     2,655     3,486     3,281
                                   -------   -------   -------   -------   -------
Operating expenses:
 Research and development........    1,564     1,544     1,953     2,000     1,892
 Sales and marketing.............    2,293     2,533     2,947     3,649     4,703
 General and administrative......      563       543       594       643       761
 Amortization of deferred stock-
  based compensation.............       96       100       118       284       742
                                   -------   -------   -------   -------   -------
 Total operating expenses........    4,516     4,720     5,612     6,576     8,098
                                   -------   -------   -------   -------   -------
Operating loss...................   (1,111)   (1,574)   (2,957)   (3,090)   (4,817)
Other income, net................      100        72        68       130       491
                                   -------   -------   -------   -------   -------
Loss before provision for income
 taxes...........................   (1,011)   (1,502)   (2,889)   (2,960)   (4,326)
Provision for income taxes.......       19        40        89        94        29
                                   -------   -------   -------   -------   -------
Net loss.........................   (1,030)   (1,542)   (2,978)   (3,054)   (4,355)
Dividend associated with
 beneficial conversion feature of
 Series F preferred stock........      --        --        --     (1,994)   (1,667)
                                   -------   -------   -------   -------   -------
Net loss attributable to common
 stockholders....................  $(1,030)  $(1,542)  $(2,978)  $(5,048)  $(6,022)
                                   =======   =======   =======   =======   =======

                                               Three Months Ended
                                  ------------------------------------------------
                                  Jul. 31,  Oct. 31,  Jan. 31,  Apr. 30,  Jul. 31,
                                    1999      1999      2000      2000      2000
                                  --------  --------  --------  --------  --------
Revenues:
 Product license................    70.3 %    61.2 %    70.3 %     66.8 %    63.5 %
 Service........................    29.7      38.8      29.7       33.2      36.5
                                   -----     -----     -----     ------    ------
 Total revenues.................   100.0     100.0     100.0      100.0     100.0
                                   -----     -----     -----     ------    ------
Cost of revenues:
 Product license................     5.8       8.6       8.6        5.6       7.2
 Service........................    15.8      16.4      22.7       19.2      26.1
 Amortization of deferred stock-
  based compensation related to
  the service organization......     --        0.7       0.9        1.0       2.5
                                   -----     -----     -----     ------    ------
 Total cost of revenues.........    21.6      25.7      32.2       25.8      35.8
                                   -----     -----     -----     ------    ------
Gross profit....................    78.4      74.3      67.8       74.2      64.2
                                   -----     -----     -----     ------    ------
Operating expenses:
 Research and development.......    36.0      36.4      49.9       42.6      37.0
 Sales and marketing............    52.8      59.8      75.2       77.6      92.1
 General and administrative.....    13.0      12.8      15.2       13.7      14.9
 Amortization of deferred stock-
  based compensation............     2.2       2.4       3.0        6.0      14.5
                                   -----     -----     -----     ------    ------
 Total operating expenses.......   104.0     111.4     143.3      139.9     158.5
                                   -----     -----     -----     ------    ------
Operating loss..................   (25.6)    (37.1)    (75.5)     (65.7)    (94.3)
Other income, net...............     2.3       1.7       1.7        2.7       9.6
                                   -----     -----     -----     ------    ------
Loss before provision for income
 taxes..........................   (23.3)    (35.4)    (73.8)     (63.0)    (84.7)
Provision for income taxes......     0.4       1.0       2.2        2.0       0.6
                                   -----     -----     -----     ------    ------
Net loss........................   (23.7)    (36.4)    (76.0)     (65.0)    (85.3)
Dividend associated with
 beneficial conversion feature
 of Series F preferred stock....     --        --        --       (42.4)    (32.6)
                                   -----     -----     -----     ------    ------
Net loss attributable to common
 stockholders...................   (23.7)%   (36.4)%   (76.0)%   (107.4)%  (117.9)%
                                   =====     =====     =====     ======    ======

  Revenues

  Product license revenues have fluctuated over the past five quarters primarily due to the timing and size of run-time license fee revenues and product sales. Because we receive run-time license fees based on the number of products that contain our embedded operating systems sold by our customers, revenues attributable to run-time license fees have fluctuated significantly due to circumstances outside of our control, and this trend will likely continue. The timing and size of product sales have also varied significantly from period to period, and will likely continue to do so in the future.

  Service revenues have fluctuated significantly from period to period due to the uneven revenue stream of project-oriented work and the timing of completion of projects and will likely continue to do so in the future.

  Cost of Revenues

  Cost of revenues have generally increased over the last five fiscal quarters. Cost of product license revenues was higher in the fiscal quarters ended October 31, 1999 and January 31, 2000 due to the costs related to the release of version 3.01 of our LynxOS product, such as product media and documentation updates.

  Cost of service revenues increased consistently over the last five fiscal quarters due to expenses incurred in providing our consulting services. Cost of service revenues was also affected by increased investment in our consulting and technical support infrastructure, especially over the three fiscal quarters ended July 31, 2000.

  Operating expenses

  Our total operating expenses increased in each of the last five quarters. Operating expenses have increased as we continued to add employees to our sales and marketing, research and development and administration organizations. Operating expenses have also increased due to an increase in amortization of deferred stock-based compensation over the five fiscal quarters ended July 31, 2000 and, over the more recent quarters, as a result of salary increases.

Liquidity and Capital Resources

  We have financed our activities to date primarily from the proceeds of private sales of our preferred stock and, to a lesser extent, bank borrowings and capital leases. As of July 31, 2000, we had cash and cash equivalents of $31.4 million, an accumulated deficit of $22.5 million and working capital of $29.4 million. We terminated our bank credit facility in April 2000 and ISDCorp terminated its credit facility in September 2000.

  To finance operating activities, we used cash of $846,000 in fiscal 1998, $2.2 million in fiscal 1999, $6.3 million in fiscal 2000, and $2.6 million in the three months ended July 31, 2000. Year over year increases in the use of cash for operating activities were primarily due to increases in our net losses. Use of cash to finance operating activities during the three months ended July 31, 2000 was primarily due to our net loss, partially offset by the amortization of deferred stock based compensation.

  Our investing activities used cash of $301,000 in fiscal 1998 and $5.7 million in fiscal 1999, provided net cash of $3.9 million in fiscal 2000, and used cash of $456,000 during the three months ended July 31, 2000. In fiscal 1998, our investing activities included purchases of property, plant and equipment and capitalized software development costs. In fiscal 1999 and 2000 our investing activities consisted of purchases of property, plant and equipment, capitalized software development costs and, solely in 1999, purchases of short-term investments, offset in both fiscal 1999 and 2000 by proceeds from the sales and maturities of short-term investments. In the three months ended July 31, 2000, our investing activities included purchases of property, plant and equipment.

  Our financing activities provided cash of $1.4 million in fiscal 1998, $9.5 million in fiscal 1999, $19.0 million in fiscal 2000, and $16.0 million in the three months ended July 31, 2000. In fiscal 1998, cash provided by financing activities consisted primarily of borrowings under our bank line of credit and proceeds from the issuance of convertible promissory notes to affiliates, partially offset by payments made on the bank borrowings. In fiscal 1999, fiscal 2000 and the three months ended July 31, 2000, cash provided by financing activities was primarily due to net proceeds received from the issuance of preferred stock of $10.0 million, $19.0 million and $15.9 million, respectively.

  We currently believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our currently anticipated working capital and capital expenditure requirements for at least the next twelve months, although it is possible that we may require additional financing within the next twelve months if our capital expenditures or other cash needs exceed our expectations. We expect that our operating expenses, particularly research and development and sales and marketing expenses, and our capital expenditures will increase significantly in order to execute our business strategy. We also anticipate that our operating expenses will increase significantly as a result of our acquisition of ISDCorp. We anticipate that these operating expenses and capital expenditures will constitute a material use of our cash resources. In addition, following the next twelve months, we may need to obtain substantial additional financing in order to sustain our operations and execute our business strategy. Moreover, we also may need to raise substantial additional funds to support more rapid expansion, respond to competitive pressures, acquire or invest in other businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional financing will be available to us in amounts or on terms acceptable to us, or at all.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133, that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued Statement of Financial Accounting Standard No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," or SFAS 137, that amends SFAS 133 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 138. "Accounting for Derivative Instruments and Hedging Activities--An Amendment of FASB No. 133," or SFAS 138. SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency translations and intercompany derivatives. We will adopt SFAS 133 in our fiscal quarter ending October 30, 2000. To date, we have not engaged in derivatives or hedging activities.

  In December 1999, the Securities and Exchange Commision issued Staff Accounting Bulletin 101, or SAB 101, which summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective December 2000. We have analyzed SAB 101 and its current interpretation and believe its adoption will not have a material effect on our financial position, results of operations or cash flows.

  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation" or FIN 44, an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for:

  .  the definition of employee for purposes of applying Opinion 25;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

  FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to March 31, 2000 did not and we do not expect that it will have a material impact on our consolidated financial statements. We do not expect that the adoption of the remaining provisions will have a material effect on our consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

  Our revenues have been denominated in U.S. dollars. As a result, we have not had any material exposure to changes in foreign currency exchange rates. However, part of our strategy is to increase our selling efforts in foreign markets, including Europe and Asia. Because our sales are made in U.S. dollars, a strengthening of the U.S. dollar could make our products less competitive in foreign markets. In the fiscal year ended April 30, 2000, approximately 32% of our revenues were generated from customers located outside North America, principally in Europe.

  At July 31, 2000, our cash and cash equivalents consisted primarily of money market funds and commercial paper. We did not hold any derivative financial instruments or long-term investments. Our interest income and expenses are sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest earned on our cash equivalents.

                                    BUSINESS

Overview

  We provide operating systems and related products and services designed for the embedded systems market. Our operating systems and development tools enable our customers to develop embedded systems based on open standards that are compatible with Linux products, which can significantly reduce total development costs and time to market. Our embedded operating systems feature performance and scalability and can support complex applications without compromising reliability. We also provide software development tools and applications that are important for developing and enhancing the performance and functionality of our embedded operating systems, and we offer custom engineering and consulting services to enable our customers to develop and customize our products for their specific needs. We have a twelve year history in the embedded operating systems market, which we believe gives us the experience necessary to better understand our customers' needs. Our customers are primarily embedded systems developers in the communications and Internet infrastructure, aerospace and defense, office equipment and consumer electronics, and industrial controls and medical devices industries. Our customers include Boeing, Hewlett-Packard, Lucent Technologies, Marconi Communications, Motorola, NEC, United Defense and Xerox.

  Our solutions provide customers with the capabilities of both a real-time operating system and an open source Linux operating system through our two principal products, LynxOS and BlueCat Linux. LynxOS is an embedded real-time operating system that is based on open standards and is Linux compatible. BlueCat Linux is a Linux-based operating system specifically tailored for embedded systems that do not require real-time performance. To promote adoption of our products, we have engaged in co-marketing initiatives with industry leaders such as Hewlett-Packard and Motorola Computer Group and joint development efforts with Force Computers and Trillium Digital Systems. We believe that our products, services and strategic alliances provide a comprehensive solution to address the rapidly growing embedded systems market.

Industry Background

  Embedded systems are special purpose computers found within a wide range of intelligent products such as:

  . communications and Internet infrastructure equipment, including switches, network routers and Internet servers;

  . office equipment and consumer electronics, including Internet enabled devices;

  .  automotive, aerospace and defense systems; and

  .  industrial controls systems and medical devices.

  An embedded system includes a microprocessor, memory, an operating system and application software dedicated to a specialized task or set of tasks.

  Rapid technological advancement has resulted in a significant increase in the processing power and a reduction in the costs of the microprocessors and memory used in embedded systems. This trend has resulted in the increased use of embedded systems in a growing range of products. The embedded systems market has been further expanded by the growth of the Internet, wireless devices, and demand for more intelligent, functional and easy to use products. Thus, embedded systems are not only being used in a greater variety and number of products, but are also becoming more complex. Gartner Group estimates that the market for embedded microprocessors will grow from approximately 254 million units in 2000 to 380 million units in 2003.

  Embedded Operating Systems

  An embedded operating system runs on a microprocessor and manages the interaction between the application software, which provides device-specific functions, and the underlying hardware. A real-time operating system, or RTOS, is a special type of embedded operating system that was developed to provide "real-time" performance, which means that it enables embedded systems to respond predictably and consistently to external events in a specified amount of time. An RTOS is required for systems, such as air traffic control systems, medical equipment and streaming video systems, where failure to meet response time and predictability requirements could lead to a catastrophic system failure or severely degraded system performance. A non real-time operating system is suitable for embedded systems where response time is less critical, such as a handheld personal digital assistant or a point of sale terminal. We believe that most embedded applications historically have required real-time performance but that many new embedded systems can use non real-time operating systems.

  Embedded operating systems have a number of characteristics that distinguish them from non-embedded operating systems. These characteristics typically include the ability to support a wider range of hardware, the ability to operate without a hard disk, standard keyboard or display, the availability of development tools suitable for application software development and the ability to be configured to use a small amount of memory.

  Original equipment manufacturers currently have three principal alternatives to meet their needs for embedded operating systems:

  .  Internally developed embedded operating systems;

  .  Commercially available embedded operating systems; and

  . Commercially available general purpose operating systems such as those designed for use on desktop computers.

  Internally developed embedded operating systems are usually designed for use in a limited set of applications and devices and therefore are generally expensive to update or migrate to new products. A commercially available embedded operating system typically uses a proprietary software application interface that only supports software applications designed specifically for that operating system. General purpose operating systems generally require too much memory or lack the appropriate functionality for use in embedded systems.

  As a result of these shortcomings, we believe that embedded systems developers are increasingly seeking commercially available embedded operating systems that are based on open standards. The term "open standards" means that the operating system uses a broadly adopted and available software application interface, which allows application software written for that operating system to be used with another operating system using the same interface without significant modification.

  Linux and Open Source Software in the Embedded Systems Market

  The term "open source" means that the source code of the software is available to the public and can be copied, modified, customized and distributed without the payment of any license fees. Open source software is generally developed, maintained and enhanced by multiple groups of developers around the world, commonly referred to as the open source community. The growth of the Internet has greatly increased the scale and efficiency of open source software development by creating the channels for developers to collaborate. Linux conforms to industry accepted application interfaces and its growing popularity and availability is making it an accepted open standard.

  According to International Data Corporation, or IDC, Linux was the fastest growing operating system for servers in 1999, with the number of shipments growing over 91%. Recently, Linux has begun to be adopted in the embedded systems market and we believe that Linux will be increasingly used in consumer information appliances, which IDC estimates will exceed consumer PCs in total units shipped in the United States by 2002. According to IDC, worldwide shipments of information appliances are expected to grow from approximately 11 million units shipped in 1999 to over 89 million units shipped in 2004. Information appliances represent just one class of embedded system products and include Internet-enabled game consoles and smart handheld devices as well as NetTVs, web terminals and other Internet-enabled devices. We also believe that Linux will be used in other embedded systems, including telecommunications infrastructure products.

  We believe that several characteristics of Linux make it attractive to developers of embedded systems:

  . There is a growing base of Linux applications, development tools and engineers with Linux expertise, which can reduce the development effort required for designing embedded software applications;

  . Linux is based on open standards, which means that software applications can be moved with relative ease among Linux operating systems from different suppliers, as well as other compatible operating systems;

  . There are no license fees associated with Linux, which reduces the cost of embedded systems, and the source code is freely available, which allows developers to make modifications to the source code and facilitates debugging;

  . Linux can interface with a wide variety of microprocessors and hardware devices, which facilitates integration of the operating system into a given product; and

  .  Linux is a robust and reliable operating system.

  Opportunity for LynuxWorks

  Original equipment manufacturers face a number of challenges in effectively developing embedded systems, including:

  . Increased technical complexity of embedded systems, especially if real-time performance is required, because they are being designed to perform an increasing variety of functions, including Internet connectivity;

  . Shorter product life cycles, which result in greater time to market pressures because embedded system design typically requires significant development hours and engineering resources can be scarce;

  . Limited availability of off-the-shelf applications and development tools that are compatible with in-house or third-party operating systems, which requires developers to independently develop software applications;

  . Rapid technological advancement of embedded microprocessors and other related devices, for which the availability of compatible software is limited; and

  . Limited engineering resources available to assist in development efforts, which can make it difficult to keep pace with rapid technological change.

  Because of these challenges, we believe that there is an opportunity for embedded systems developers to reduce their software development efforts and time to market by moving away from proprietary and in-house developed embedded operating systems and turning to open standards embedded operating systems, including Linux. By using these operating systems, embedded systems developers gain access to software that is compatible with a wide range of microprocessors and hardware devices used in embedded systems, along with broad availability of development tools and software from third parties.

Our Solution

  We provide a suite of open standards software products and engineering services designed for the embedded systems market. Our solutions deliver to customers both the capabilities of a real-time operating system and an open source Linux operating system through our two principal products:

  . LynxOS, a commercially available proprietary embedded real-time operating system that is based on open standards and is Linux compatible, meaning that application software written for Linux operating systems, including BlueCat Linux, can work with it without needing to make significant modifications; and

  . BlueCat Linux, a Linux-based operating system specifically tailored for embedded systems that is used by embedded systems developers who choose the open source and open standards model but do not require real-time performance.

  Key advantages of our solutions include:

  Open standards. Our embedded operating systems have open standards interfaces that are compatible with Linux products. This can significantly reduce the effort required to develop embedded systems, helping to lower costs and provide faster time to market.

  Comprehensive solution. Because our products are compatible with each other, customers requiring both a Linux compatible RTOS and a Linux-based operating system either in a single system or across different products can use us as a single vendor to provide both. In addition, because our products have a common development environment, they provide a developer of embedded software with the ability to migrate portions of an application from one operating system to the other. Embedded systems development can be a dynamic process and system requirements may change during development. Our products allow our customers the flexibility to migrate from BlueCat Linux to LynxOS, if real-time performance becomes a requirement.

  Ability to support complex applications reliably. Our products feature performance, reliability and robustness and can support complex applications without compromising reliability. LynxOS, which has patented technology for real-time event handling, has been used for over a decade in critical applications in aerospace and telecommunications systems. As an open source product, BlueCat Linux offers the benefits of Linux and can also support large applications.

  Reduced cost and time to market. Many manufacturers of intelligent equipment have used different RTOSs or general-purpose operating systems across different products or within the same product. LynxOS enables customers to use a single set of development tools and reuse application software across products, allowing it to be used for an entire line of products. This can result in reductions in costs and quicker time to market. BlueCat Linux, as a royalty-free solution for developers who do not require a real-time operating system, can also reduce the cost of embedded systems. Because of the growing popularity of Linux, we believe that there is also a growing body of consultants, system integrators and support organizations that can provide resources for embedded development projects based on Linux.

  Scalable memory. We have developed a patented technology that enables LynxOS to be configured to leave out portions of the operating system not required for a given application, thereby reducing the amount of memory used. This allows the embedded system developer to scale the operating system from very small, or simple applications, to larger, or more complex applications, whatever is required.

  Value added products and services. We provide development tools and applications that are important for developing and enhancing the performance of embedded systems. We also offer training, support and consulting services for our products, providing our customers with support throughout their embedded systems development process. We have a twelve year history in the real-time operating systems market, which we believe gives us the experience necessary to better understand our customers' needs.

Our Strategy

  Our objective is to become a leading provider of Linux-based and Linux-compatible embedded operating systems, software tools and training and support services. Our strategy to achieve this objective consists of the following elements:

  Enhance product compatibility. We plan to further enhance the compatibility of our LynxOS and BlueCat Linux products. Enhanced compatibility is intended to allow our customers to develop software applications that will run on both operating systems with a single set of development tools. Enhanced compatibility is expected to allow many third party applications designed for Linux to run on either operating system without rebuilding of the code. This can streamline and shorten the development process as well as provide access to a greater number of software applications, furthering our strategy of being a single source for our customers' embedded operating system needs.

  Continue to embrace open standards and open source software. Since our inception, our products have been based on open standards and we intend to continue this strategy. We have long embraced and used selected open source software in our products, including compilers and debuggers. We are a founding member of the Embedded Linux Consortium, an organization formed to promote the use of Linux in embedded systems, and we actively participate in the Linux Standard Base organization, which is formalizing a set of open standard specifications for the Linux application programming interface. We intend to continue to design our products to be compatible with Linux and other open standards and to remain an active participant in the open source community in order to enhance the adoption of Linux and open standards applications in the embedded systems market.

  Provide a comprehensive solution by expanding our offering of value-added products. We are committed to offering comprehensive embedded operating system solutions to our customers. As a result, we plan to provide additional software tools and applications, such as integrated development environments, event and data visualization tools, debugging tools, embedded graphical user interfaces, advanced power management, embedded web technologies, and advanced networking software. When appropriate, we will seek to supplement our internal development efforts by licensing or acquiring third-party technology or products.

  Capitalize on cross-marketing our products. Our dual offerings of LynxOS and BlueCat Linux provide embedded system designers with the flexibility to choose the operating system best suited for their needs. In fiscal 2000, approximately 365 companies purchased our LynxOS product for use in their products. We plan to continue to cross-market our BlueCat Linux product to this installed base of customers to provide them with a Linux-based embedded operating system solution to complement our RTOS product. We also plan to leverage the interest generated by the introduction of our BlueCat Linux product to cross-market our LynxOS product and expand our base of LynxOS customers.

  Expand our engineering and consulting services. We provide engineering and consulting services to assist our customers in the development and customization of software applications and other aspects of their embedded systems. We also provide training and technical support to assist our customers in incorporating our products into their embedded systems. We intend to expand our engineering and consulting services organization and to broaden our range of support and service offerings.

  Extend our network of strategic relationships. We established our Synergy Partners Program in 1992 to build strong relationships with key hardware and software vendors, integrators and consultants in the embedded software market. In addition, we have engaged in co-marketing initiatives with industry leaders such as Hewlett-Packard and Motorola Computer Group and joint development efforts with Force Computers and Trillium Digital Systems. We will seek to establish new strategic relationships with developers of complementary technologies and products in order to enhance our products' compatibility and interoperability with their products. In addition, we plan to continue to build marketing partnerships with integrated circuit and circuit board vendors. By providing these vendors with evaluation copies of BlueCat Linux to bundle with their evaluation boards, we believe that we can leverage their distribution networks to promote use and awareness of our BlueCat Linux products.

Products and Services

  We provide a suite of open standards software products and engineering services designed and marketed for the embedded systems market. We classify our products into two broad categories: LynxOS, our real-time operating system, and BlueCat Linux, our open source operating system. For both these categories we also offer software development tools and add-on applications as well as engineering services such as consulting, training and support. We charge our customers up-front license fees for each seat purchased for the development phase of their products, license fees for add-on applications and development tools and run-time license fees. Run-time license fees are the fees that our customers pay us based upon their sales of products that incorporate our embedded operating systems or applications. Our engineering services are provided on a project-by-project basis or, with respect to support, over the term of the contracted period.

  LynxOS. LynxOS is a Linux compatible real-time operating system designed for embedded products and systems. LynxOS is based on open standards and features performance, reliability and scalability combined with patented technology for real-time event handling.

  LynxOS conforms to standards like POSIX, the Portable Operating System Interface that is the industry standard for the widely used operating system UNIX, which defines the interface between applications and an operating system for enhanced compatibility and portability across implementations. Because Linux is also based on UNIX and POSIX interfaces, our customers can take application code from the Linux environment and use it on LynxOS without needing to make significant modifications. Similarly, Linux software that controls specific hardware devices can be adapted to run on LynxOS.

  We have developed a patented technology in which LynxOS can easily be configured to leave out the portions of the operating system not required for a given application, thereby reducing the amount of memory used. This flexible scalability makes LynxOS well suited for applications ranging from large and complex systems down to small systems with limited memory capacity.

  LynxOS supports embedded systems built using the Intel x86/Pentium, the Motorola/IBM PowerPC and the MIPS microprocessors. Earlier versions of LynxOS are available for the Motorola 68K and Sun microSPARC microprocessors. Customers building LynxOS-based embedded systems can use Microsoft Windows-based PCs, Linux-based PCs, Sun workstations, HP workstations and LynxOS based computers to develop their application software.

  BlueCat Linux. BlueCat Linux is an open source, royalty-free operating system tailored and enhanced for embedded applications. Like LynxOS, and because it is a Linux product, BlueCat Linux conforms to POSIX and UNIX standards. BlueCat Linux is designed for embedded systems developers who do not require real-time performance but a solution that is a pre-configured and pre-tested embedded Linux operating system, offering scalability and robustness.

  BlueCat Linux has been modified to use less memory than desktop Linux operating systems yet it still has the functionality to support large applications. It is also able to run on many of the microprocessors and hardware devices used in embedded systems.

  The BlueCat Linux development tools run on a desktop Linux operating system on a standard Intel-based PC. They support cross development for x86/Pentium and PowerPC embedded microprocessors. In addition to the standard development tools of Linux, BlueCat Linux includes tools to support the cross development model that is typical of embedded development. These include, for example, utilities for kernel configuration, the creation of downloadable run-time images consisting of the kernel, drivers and applications, support for ROM and flash memory systems, and cross debugging.

  BlueCat Linux supports embedded systems built using the Intel x86/Pentium and the Motorola/IBM PowerPC microprocessors. We are developing new versions of BlueCat Linux to run on ARM's ARM720T, Intel's StrongARM, and Hitachi's SH3 microprocessors. Customers building BlueCat Linux-based embedded systems can use Linux-based PCs to develop their application software.

  There are no royalties associated with the BlueCat Linux embedded operating system because it is an open source product. We charge a nominal fee for the use of our embedding and debugging tools with each development seat our customers purchase. We also charge run-time license fees for any add-on applications we provide.

  Other Products. The following table summarizes our principal software development tools and add-on applications.

           Product                               Description
-------------------------------------------------------------------------------
  Software Development Tools
-------------------------------------------------------------------------------
  VisualLynx                 A Microsoft Windows-based integrated development
                             environment, or IDE, available bundled without
                             additional charge with versions of LynxOS that use
                             Windows for development. An IDE includes a set of
                             software tools operating within a graphical user
                             interface framework. This product is used in
                             conjunction with Microsoft Visual C++.
-------------------------------------------------------------------------------
  VisualLynux                A Microsoft Windows-based integrated development
                             environment, or IDE, sold separately for our
                             BlueCat Linux product that uses the Windows
                             environment for development. This tool can also be
                             used with any standard Linux kernel version
                             2.2.12. This product is used in conjunction with
                             Microsoft Visual C++.
-------------------------------------------------------------------------------
  TotalView                  Debugger designed to fix code errors in multiple
                             applications simultaneously running on one or more
                             microprocessors. Our customers use TotalView to
                             debug complex embedded systems where multiple
                             major embedded system tasks or processes are
                             required to be running simultaneously. It is sold
                             separately for LynxOS for the Intel x86/Pentium,
                             Motorola/IBM PowerPC, and MIPS microprocessors. We
                             license this technology from Etnus.
-------------------------------------------------------------------------------
  TimeScan                   An event and data visualization tool that collects
                             information about a running embedded system and
                             then displays that information using a graphical
                             user interface. This allows our customers to
                             visualize system behavior, including certain
                             classes of software bugs, to be able to optimize
                             and debug their embedded systems. It is sold
                             separately for LynxOS for the Intel x86/Pentium
                             and Motorola/IBM PowerPC microprocessors. We
                             license this technology from Etnus.
-------------------------------------------------------------------------------
  Embedded Software Products
-------------------------------------------------------------------------------
  Board Support Packages     Software packages including either LynxOS or
                             BlueCat Linux prepackaged with additional hardware
                             specific software required to operate on certain
                             "reference platforms." These reference platforms
                             are generally off-the-shelf circuit boards
                             produced by commercial board and system vendors.
-------------------------------------------------------------------------------
  LynuxWorks Messenger       A software package designed to provide support for
                             inter-application messaging in a CompactPCI-based
                             embedded system. This software is used by our
                             customers to build complex embedded systems with
                             multiple microprocessors. LynuxWorks Messenger
                             runs on the Intel x86/Pentium and Motorola/IBM
                             PowerPC microprocessors and is separately sold for
                             both LynxOS and, at a nominal fee, BlueCat Linux.
-------------------------------------------------------------------------------
  High Availability Package  A software package that allows our customers to build embedded systems such as digital subscriber
                             line, or DSL, routers or phone switches, that are
                             highly reliable due to their ability to detect and
                             recover from hardware and software faults. Using
                             the High Availability Package, our customers are
                             able to replace certain failed hardware components
                             without shutting down their hardware, a process
                             known as "hot swapping". The High Availability
                             Package is separately sold for LynxOS running the
                             Intel x86/Pentium and Motorola/IBM PowerPC
                             microprocessors.
-------------------------------------------------------------------------------
  Chai                       A Java-compatible software package designed and
                             optimized for running Java applications on
                             embedded systems. It is separately sold for LynxOS
                             running on the Intel x86/Pentium and Motorola/IBM
                             PowerPC microprocessors. Chai technology is
                             licensed from Hewlett-Packard.

  In addition to the software development tools and applications listed above, we are in the process of researching and developing a number of additional tools and applications to complement our LynxOS and BlueCat Linux products.

  Customer Service and Support. We offer comprehensive service and support to our embedded systems customers, including consulting, training, education and technical support services. Our service and support personnel have significant experience with embedded systems and participate actively in the Linux community.

  . Engineering and Consulting Services. We offer custom engineering and consulting services that span a broad range of capabilities including device driver development, custom enhancements of LynxOS or BlueCat Linux, adapting customer applications to run on LynxOS or BlueCat Linux, and providing general embedded systems engineering services. We offer these services on a fixed price per project basis and to a limited extent on an hourly basis.

       In addition, we provide customized engineering services to design, develop and integrate the BlueCat Linux operating system tailored for specific customers. This service is designed for embedded systems developers who need extensive software customizations, but prefer to have a Linux-knowledgeable vendor provide these customizations. These services are performed by the engineering team we acquired in connection with the ISDCorp acquisition. This team, which, as of October 19, 2000 had 26 employees and seven independent contractors, also provides engineering services for other commercially-available embedded operating systems and UNIX systems. We offer these services on a fixed price per project basis and to a limited extent on an hourly basis.

  . Training and Education. We offer a range of training and educational programs to assist our customers with the design and implementation of embedded products and systems. The areas covered include embedded applications development, device driver development and adaptation of our operating systems to the customer's hardware. We offer these training programs at our facility or at the customer's location. We typically offer these programs on a fixed price per student basis that varies according to the program topic.

  . Technical Support. We offer a range of technical support programs to allow customers to choose the level of support they need. These programs range from basic telephonic support to premium engineering assistance to address problems experienced by the customer. We offer a long-term support program, offering support on selected versions of the LynxOS or BlueCat Linux operating systems for up to 15 years. We also offer a program including a 24 hours a day, 7 days a week telephonic call-back support service.

  As of October 19, 2000, we had 58 employees and 21 independent contractors in our customer service, support and engineering services organization.

Customers

  Our customers are primarily embedded systems developers in the communications and Internet infrastructure, aerospace and defense, office equipment and consumer electronics, and industrial controls and medical devices industries. We have listed below customers from whom we derived more than $100,000 in revenues in at least one of the two fiscal years ended April 30, 1999 and 2000.

   Communications and Internet Infrastructure
   Equipment                                      Automotive, Aerospace and Defense Systems
   ------------------------------------------     -----------------------------------------
   3Com                                           Aerospatiale Matra
   Alcatel USA                                    Alenia Marconi Systems
   ECI                                            Boeing
   Ericsson                                       Cetia
   Interphase                                     Creative Electronic System
   ION Networks                                   Federal Aviation Administration
   Jetstream Communications                       Jet Propulsion Laboratory
   Lucent Technologies                            Lockheed Martin
   Marconi Communications                         Marconi Aerospace
   Matsushita Communications                      Naval Undersea Warfare Center
   Motorola                                       Raytheon
   NEC                                            Rockwell Collins
   Nortel Networks                                SPX
   Procket Networks                               Thomson Marconi Sonar
   Tellium                                        Thomson Training & Simulation
                                                  United Defense

   Industrial Control Systems and Medical
   Devices                                        Office Equipment and Consumer Electronics
   --------------------------------------         -----------------------------------------
   Acuson                                         Hewlett-Packard
   Creative Electronic Systems SA                 Xerox
   CNI Informatica
   Elgems
   Hewlett-Packard
   Marquette Medical Systems
   Mitsubishi Electric
   NEC
   Nissin Software
   Sensormatic Electronics
   Tokyo Electron
   TRW

  We have listed below customers from whom ISDCorp derived more than $100,000 in revenues in ISDCorp's fiscal year ended December 31, 1999 or the six months ended June 30, 2000.

  Cirrus Logic
  Hewlett-Packard
  IBM
  Lucent Technologies
  Sony
  Sun Microsystems
  Wyse Technology

Customer Case Studies

  These examples illustrate how customers use our software products and services. These customer case studies are not intended to be an endorsement by those customers of LynuxWorks or our software products and services.

  Cirrus Logic. Cirrus Logic, a customer of ISDCorp, designs and manufactures integrated circuits that employ high-performance analog and digital signal processing technologies that enable system-level applications in the analog, Internet, and magnetic storage markets. Many of Cirrus Logic's system-on-chip products, including the Maverick product brands, include a sophisticated 32-bit embedded microprocessor on a chip. The Maverick products are optimized for low power portable applications such as personal digital assistants, Internet appliances, global positioning systems and MP3 players. Cirrus Logic needed a royalty-free embedded Linux port and the development of associated peripheral device drivers to enable sales of the Maverick processor family into key target market segments. Cirrus Logic selected ISDCorp's consulting team to customize Linux for the Maverick family because of its ability to provide timely turn-key customization and support their downstream end-equipment customers with additional engineering services.

  Hewlett-Packard Company. Hewlett-Packard Company, through its Boise, Idaho office, produces the HP LaserJet printer family of office products. HP LaserJet printers are manufactured and sold worldwide. In 1998, HP began the design of their next generation mid-range and high-end LaserJet printers and needed a flexible and powerful embedded operating system to support their long-term development plans. HP selected our LynxOS real-time operating system due to its open standard interface and for its reputation for high performance and reliability.

  VeriFone, a division of Hewlett-Packard. VeriFone is a leading global provider of secure electronic payment solutions for financial institutions, merchants and consumers. When designing their next generation point-of-sale terminals, VeriFone wanted to move to an off-the-shelf open standard embedded operating system. VeriFone selected our BlueCat Linux product for several reasons including cost, availability of Microsoft Windows-based software development tools, and reliability. Another group at VeriFone was already using our LynxOS real-time operating system in another product line. This group's positive experiences with LynxOS contributed to the selection of our BlueCat Linux product.

  Marconi Communications. Marconi Communications, a division of Marconi, plc, is a worldwide supplier of key technologies, equipment and services for the Internet, enterprise networks and telecommunications systems. Among their products are telephone switching systems that require a high-performance, high availability real-time operating system based on open standards. Marconi Communications selected our LynxOS real-time operating system for its System X family of central office switches because it offered an attractive combination of reliability, performance and functional fit with their proprietary real-time operating system used in previous generations of their product.

  Nortel Networks. In early 2000, Nortel Networks, a global leader in telephony, data, and wireless and wireline solutions for the Internet, acquired Promatory Communications, a developer of digital subscriber line platforms for high-speed Internet access. Nortel is using technology acquired from Promatory to develop their next generation Digital Access and Cross-Connect System, or DACS, a high-speed communications device used in telephone systems. Promatory had used our LynxOS real-time operating system in other products, and had developed application software to run on LynxOS. Nortel selected LynxOS for their next generation DACS because they are able to reuse this application software with a goal of achieving faster time to market.

  Xerox Corporation. Xerox is the leading supplier of office copiers worldwide. In 1993, Xerox began the design of their advanced Document Centre line of workgroup digital copiers. They needed a real-time operating system that supported open standards to be able to use third party application software. Xerox selected our LynxOS real-time operating system due to its scalability, reliability, and adherence to open standards.

  ZF Linux Devices. ZF Linux Devices has developed highly integrated, PC-compatible device controller modules for the embedded systems market. In June 2000, ZF Linux Devices announced the newest member of its device controller modules, the MachZ PC-on-a-chip, which provides full embedded PC hardware and software functionality integrated into a single microprocessor. When designing the MachZ Integrated Development System, or IDS, a software development package for the MachZ, ZF Linux Devices needed to provide support for both embedded Linux and for real-time operating systems. ZF Linux Devices selected our BlueCat Linux as the operating system which is supplied with their evaluation board for the MachZ IDS. BlueCat Linux was selected due to its embedded features and because of the existence of a compatible real-time operating system, LynxOS, available from the same vendor.

Strategic Relationships

  We established our Synergy Partners Program in 1992. This program is intended to build strong marketing and development relationships in order to better serve key account requirements and co-market jointly developed offerings. We have established relationships with vendors in three key industry groups in the embedded systems market:

  . Software vendors in order to port, or integrate, their products to our products;

  . Hardware product vendors which supply device drivers and board support packages for product development efforts; and

  . Integrators and consultants in the embedded software market for co-marketing and project consulting engagements.

  We have over 100 companies in our program. We have engaged in co-marketing initiatives with industry leaders such as Hewlett-Packard and Motorola Computer Group and joint development efforts with Force Computers and Trillium Digital Systems. Other Synergy Partners include Cetia, Etnus, Go Ahead Software, Intoto, Metro Link, Radstone Technology, Spider Software and Znyx.

Sales and Marketing

  Our global marketing efforts target embedded systems developers in established and emerging embedded systems markets. Established markets include communications equipment, office equipment and aerospace and defense systems. Emerging markets include Internet connected devices, information and entertainment systems for automotive applications, and hand-held consumer devices. Part of our strategy is to increase our visibility as a leader in the embedded Linux market in order to build brand awareness and increase adoption of our Linux-based and Linux-compatible products. In addition to ongoing communications with customers and prospects, we:

  . Participate in industry trade shows, technical conferences and technical seminars;

  .  Publish technical articles and white papers in industry magazines;

  . Advertise in technical magazines, industry publications and on-line Web sites;

  . Publish and distribute technical product literature to prospective customers; and

  . Communicate with the trade press, market research firms and industry analysts.

  We market and sell our products and services through both a direct sales force, which consists of salespersons and field applications engineers, and through distributors overseas. Our direct sales force is located in 15 cities in North America and three cities in Europe. We have 17 distributors in 16 countries in Europe and Asia. We also have a telesales group in our headquarters that handles smaller orders.

  As of October 19, 2000, we had 72 employees in our sales and marketing organization, including 48 direct salespersons and field applications engineers in North America and twelve in Europe.

Research and Development

  We invest in the development of new products and additional features and improvements to our existing products in response to the evolving market for open standards, open source, real-time and embedded operating systems and input from customers, circuit board vendors and microprocessor companies. Our engineers have significant experience with real-time and embedded systems and we participate actively in the Linux community. We analyze and incorporate the development and support efforts of the open source community into our products on an ongoing basis.

  Our software development engineers utilize our ISO 9001 software development processes to develop and test our products. These processes require a rigorous software development methodology, including requirements and design specifications, development reviews, and quality assurance. Our engineers use our corporate call tracking system to log customer reported problems or enhancement requests.

  New versions of LynxOS and BlueCat Linux, along with other products that operate with these operating systems, are released periodically. Our software development processes incorporate an advanced integration and testing system where the entire product lines are recreated from source code and tested twice weekly, which simplifies isolating and correcting problems.

  As of October 19, 2000, we had 45 employees and 25 independent contractors in our research and development organization, of which 59 were software development engineers and documentation specialists and eleven were quality assurance engineers.

Technology and Intellectual Property

  Our products are based on a combination of internally developed proprietary technology, open source software code and technology licensed from third-parties.

  We have three patented pieces of technology that are incorporated into our LynxOS product: real-time interrupt scheduling, automatic ROM-ability and kernel scalability. Our real-time interrupt scheduling technology is designed to permit applications to respond quickly and consistently to external events even if the system is under heavy load. Our automatic ROM-ability technology allows the developer to take disk-based application programs and automatically create a version that allows an application program to execute from read-only memory without copying it into random access memory, which conserves computer memory in an embedded system. Our kernel scalability technology allows the embedded system designer to configure LynxOS to have only the features required by the embedded application software, which conserves system memory. In addition, we have filed a patent that covers technology that allows the developer to extend the functionality of the LynxOS kernel without modifying the source code by adding modules for new functionality.

  Our ISO 9001 quality assurance program is used to build and test our embedded operating systems from program source code. The key feature of our quality assurance program is our Automated Test System, which consists of an automated testing framework and over 50 test suites for testing embedded operating systems, libraries, utilities and tools.

Competition

  The market for embedded operating systems and related products and services is becoming increasingly competitive. We compete with a number of other suppliers principally on the basis of the following:

  .  product performance and functionality;

  .  reputation;

  .  quality of support and customer services;

  .  breadth of products and services;

  .  availability of hardware support and software applications;

  .  price;

  .  relationships with microprocessor companies;

  .  distribution; and

  .  technical and financial resources.

Although we believe we compete favorably in each of these areas, failure to compete successfully in any of these areas against current or potential competitors could harm our business.

  We face competition from:

  . the internal research and development departments of our current and potential customers who develop their own embedded operating systems;

  . companies that have developed proprietary embedded real-time operating systems, such as Wind River Systems, QNX Software Systems and Microsoft;

  . companies that have developed Linux-based embedded operating systems, such as Lineo and MontaVista;

  . companies that have developed proprietary general purpose desktop operating systems that can be used in some embedded systems, such as Microsoft and Sun Microsystems; and

  . companies that have developed Linux-based general purpose desktop operating systems that can be used in some embedded systems, such as Red Hat, Caldera, SuSE and Turbolinux.

Employees

  As of October 19, 2000, we had 202 employees, including 72 in sales and marketing, 45 in research and development, 58 in customer service, support and engineering services and 27 in general and administrative. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Facilities

  Our current headquarters are located in San Jose, California in two buildings in which we lease an aggregate of approximately 26,000 square feet. Our leases expire in 2005. We also lease approximately 11,500 square feet of office space in San Jose, California, the location of ISDCorp's former headquarters. This lease expires in March 2002. We also lease approximately 962 square feet of office space in Dallas, Texas, approximately 3,100 square feet of office space in Fontenay Le Fleury, France (near Paris) and approximately 4,100 square feet of office space in Littleton, Colorado. We also lease office space for our regional sales offices in eleven other cities in North America and Europe. We do not own any real estate.

  In October, 2000, we entered into an agreement with our current landlords to release us, without penalty, from our largest lease in San Jose, California and enter into a new lease for a new, 69,000 square foot facility in San Jose, California. The new facility is currently under construction. We plan to consolidate all three San Jose locations into this facility when construction is completed.

Legal Proceedings

  We are not currently a party to any material litigation. However, we may from time to time become involved in litigation, including litigation relating to claims arising in the ordinary course of our business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

Executive Officers and Directors

  The names, ages and positions of our current executive officers and directors as of October 19, 2000, are as follows:

 Name                       Age Position
 ----                       --- --------
 Inder M. Singh............  55 President, Chief Executive Officer and Chairman
                                of the Board
 Reza Soliman-Noori........  49 Vice Chairman of the Board and President of
                                ISDCorp
 Arthur L. Swift...........  41 Chief Operating Officer
 Mitchell P. Bunnell.......  38 Chief Technology Officer
 Bhupindarpal Singh........  48 Vice President, Finance and Chief Financial
                                Officer
 Luke C. Dion..............  45 Vice President, Technology and Strategic
                                Planning
 George A. (Skip) Forster..  47 Vice President, Engineering
 Gurjot Singh..............  47 Vice President, Professional Services and
                                Quality Assurance
 Albert J. McCabe..........  49 Vice President, World Wide Sales
 Robert N. Morris..........  42 Vice President, Marketing
 Daniel Wald...............  52 Vice President, Business Development
 Steven E. Bochner.........  45 Director
 M. Yaqub Mirza(1)(2)......  53 Director
 Kapil K. Nanda(1)(2)......  55 Director
 Robert F. Weber, Jr.(2)...  46 Director
 Phillip E. White(1).......  57 Director

--------
(1) Member of audit committee.

(2) Member of compensation committee.

Executive Officers

  Inder M. Singh has served as our Chairman of the Board since our incorporation in March 1988, as our Chief Executive Officer from March 1988 until June 1999 and from February 2000 to date and as our President since August 2000. From March 1988 until June 1996, Mr. Singh also served as our Chief Financial Officer. From May 1985 to March 1988, Mr. Singh acted as an independent consultant. Mr. Singh founded and served as Chief Executive Officer of Excelan, a local area network, or LAN, company, from May 1982 to April 1985. In April 1997, Mr. Singh co-founded Kalpana, a LAN switch company. Mr. Singh currently serves as Chairman and President of the Embedded Linux Consortium and he is also a board member of Packet Stream, a communications technology company and PocketPass.com, an Internet commerce company. Mr. Singh is a first cousin of Gurjot Singh, our Vice President, Professional Services. Mr. Singh holds a B.S. in Electrical Engineering from the Indian Institute of Technology, Delhi, India, an M.S. in Electrical Engineering and Computer Science from Polytechnic Institute of New York and a Ph.D. in computer science from Yale University.

  Reza Soliman-Noori has served as our Vice Chairman of the Board and President of ISDCorp since October 2000. Mr. Soliman-Noori was a founder of ISDCorp in January 1994; from March 2000 to October 2000, Mr. Soliman-Noori served as Chairman and Chief Executive Officer of ISDCorp and, from January 1994 to March 2000, served as President and Chief Executive Officer. Prior to founding ISDCorp, Mr. Soliman-Noori was the founder and President of The Soliman Group, a consulting company that focused on embedded systems in the UNIX environment. Mr. Soliman-Noori holds a B.S. in Computer and Information Systems from the University of Illinois and a M.S. in Computer Engineering from Santa Clara University.

  Arthur L. Swift has served as our Chief Operating Officer since October 2000. From March 2000 to October 2000, Mr. Swift served as President and Chief Operating Officer of ISDCorp. From August 1999 to March 2000, Mr. Swift was Vice President and General Manager of the Magnetic Storage Division of Cirrus Logic, a semiconductor company. From October 1996 to August 1999, Mr. Swift held several senior positions at Cirrus Logic, including Vice President and General Manager of the Optical Storage Division, Vice President and General Manager of the PC Products Division, Vice President of Marketing of the PC Products Division, and Vice President of Marketing for Cirrus Logic's graphics business. From January 1996 to October 1996, Mr. Swift was self-employed as a marketing consultant. From October 1994 to January 1996, Mr. Swift served as Vice President of Marketing of the microelectronics business unit of Sun Microsystems. Mr. Swift holds a B.S. in Electrical Engineering from Pennsylvania State University and jointly owns three patents relating to programmable logic architecture.

  Mitchell P. Bunnell is a co-founder of LynuxWorks and has served as our Chief Technology Officer since June 1993. From March 1998 to October 2000,
Mr. Bunnell served as a director and, from February 1988 to June 1993, as our Vice President, Engineering. Mr. Bunnell developed the patented technology incorporated in our LynxOS product. Mr. Bunnell holds a B.S. in Electrical Engineering Summa Cum Laude from the University of Houston.

  Bhupindarpal Singh has served as our Vice President, Finance and Chief Financial Officer since June 1996. From June 1989 to June 1996, Mr. Singh was senior director of finance for Apple Computer. Mr. Singh holds a Bachelor of Accountancy from the University of Singapore, is a Chartered Management Accountant in the United Kingdom and is a Certified Public Accountant in Australia.

  Luke C. Dion has served as our Vice President, Technology and Strategic Planning since February 2000. From March 1998 to February 2000, Mr. Dion served as our Vice President, Engineering. From March 1996 to March 1998, Mr. Dion was Vice President, Fixed Network Development and Manufacturing at Itron, a developer of wireless communication products for the utilities industry. From January 1991 to March 1996, Mr. Dion was Vice President, Engineering for Microtec Research, an embedded software company. Prior to that, Mr. Dion was a senior software engineering manager for Motorola Computer Group, a hardware systems company. Mr. Dion holds B.A. degrees in Mathematics and Computer Science from the University of California at Berkeley.

  George A. (Skip) Forster has served as our Vice President, Engineering since February 2000. From December 1999 to February 2000, Mr. Forster served as our Director, Product Development. From June 1996 to October 1999, Mr. Forster was Managing Director, Fixed Network Development at Itron, a developer of wireless communication products for the utilities industry. From January 1994 to June 1996, Mr. Forster was President of Results Pilot Training, Inc., a company Mr. Forster founded to develop computer-based simulation and flight training programs. Prior to that, Mr. Forster was Chief Executive Officer of Azure Technology, an aviation software company. Mr. Forster holds a B.S. in Electrical Engineering from Oregon State University and a M.S. in Electrical Engineering and Computer Science from Santa Clara University.

  Gurjot Singh has served as our Vice President, Professional Services and Quality Assurance since March 1994. From September 1991 to March 1994, Mr. Singh held several senior positions at LynuxWorks, including Vice President, Marketing, Director of Marketing and Customer Services and Director of Product Development. Prior to joining LynuxWorks, Mr. Singh founded iN Machines, a software consulting firm. Mr. Singh is a first cousin of Inder M. Singh, our President, Chief Executive Officer and Chairman of the Board. Mr. Singh holds a B.S. in Electrical Engineering from the Indian Institute of Technology, Delhi, India.

  Albert J. McCabe has served as our Vice President, World Wide Sales since July 2000. From January 1999 to July 2000, Mr. McCabe also served as our Managing Director of Europe, Middle East and Africa for LynuxWorks S.A. and as our Central Region Manager for North America. From September 1996 to December 1998, Mr. McCabe was Director of International Indirect Channel Sales for the Software Division of Texas Instruments Software. Prior to that, Mr. McCabe was the Channel Marketing Executive and Channel Sales Manager at IBM Corporation. Mr. McCabe holds a B.S. in Business Data Processing from Ferris State College in Michigan.

  Robert N. Morris has served as our Vice President, Marketing since August 2000. From September 1999 to August 2000, Mr. Morris was the Vice President of Marketing for Chaparral Network Storage, a fibre channel networking company. From August 1998 to September 1999, Mr. Morris was the President and Chief Operating Officer of Gambit Automated Design, a software and services company. From July 1996 to July 1998, Mr. Morris was Vice President of Marketing of Vanguard Technology, a systems integration and internet solutions company. From October 1995 to July 1996, Mr. Morris was Vice President of Marketing of ATG Cygnet, an automated optical disc and tape library systems company. From September 1994 to October 1995, Mr. Morris was Vice President of Marketing of Conner Peripherals, a disk drive and software company.

  Daniel Wald has served as our Vice President, Business Development since October 2000. From January 2000 to October 2000, Mr. Wald served as Vice President, Business Development of ISDCorp. From July 1995 to December 1996, Mr. Wald was General Manager of Advanced Recognition Technologies, Inc., a handwriting and voice recognition software company. Mr. Wald holds a B.S. in Electrical Engineering and a M.S. in Electrical Engineering from Syracuse University.

Directors

  Steven E. Bochner has served as our director since January 1992. Mr. Bochner is a member of Wilson Sonsini Goodrich & Rosati, a law firm focused on representing emerging technology companies. Mr. Bochner joined Wilson Sonsini Goodrich & Rosati in 1981. Mr. Bochner is also a lecturer at the Stanford Law School. Mr. Bochner holds a B.A. in Political Science and Economics from San Jose State University and a J.D. from the University of California, Berkeley, Boalt Hall.

  Dr. M. Yaqub Mirza has served as our director since August 1992. Since June 1998, Dr. Mirza has served as President and Chief Executive Officer of Sterling Management Group, a business development and management consulting services company. Since March 1995, Mr. Mirza has served as President and Chief Executive Officer of MarJac Investments, an international investment firm, and served as its Executive Vice President from April 1987 to March 1995. Dr. Mirza also serves as Chairman of the Board of Directors of Jugos Concentrados, a Chilean manufacturer of juice concentrates, and as Trustee and Chairman of Amana Mutual Funds Trust. Dr. Mirza holds a B.Sc. in Physics and Mathematics from the University of Punjab, Pakistan, a M.Sc. in Physics from the University of Karachi, Pakistan, and a Ph.D. in Physics and M.A. in Teaching Science from the University of Texas at Dallas.

  Kapil K. Nanda has served as our director since July 1993. Since August 1990, Mr. Nanda has served as President and CEO of InfoGain, a software application development and integration company. Mr. Nanda holds a B.S. in Engineering from University of Punjab, India, a M.S. in Engineering from University of Kansas, and an M.B.A. from University of Southern California.

  Robert F. Weber, Jr. has served as our director since June 2000. Since May 1998, Mr. Weber has served as the Corporate Vice President and Director of Finance for the Integrated Electronic

Systems Sector of Motorola. From June 1996 to May 1998, Mr. Weber served as Motorola's Vice President and Director of Finance for the Component Products Group and, from March 1993 to June 1996, Mr. Weber was the Sector Controller of ACCESS, a division of Motorola. Prior to that, Mr. Weber held several senior management positions at Motorola and at KPMG, a worldwide accounting and consulting services firm. Mr. Weber holds a B.S. in Business Administration from Bowling Green State University in Ohio and an M.B.A. from the University of Chicago.

  Phillip E. White has served as our director since July 1993. Since July 1997, Mr. White has served as Chief Executive Officer of White Consulting, a marketing consulting company. From January 1989 to July 1997, Mr. White was Chief Executive Officer of Informix Software, a database software company. Mr. White currently serves on the board of directors of Legato Systems, a storage management software provider, Adaptec, a computer hardware company, and Tibco Software, a provider of software products. Mr. White holds a B.A. in Business from Illinois Wesleyan University and an M.B.A. from Illinois State University.

Board of Directors

  Our board of directors is currently comprised of seven directors. In accordance with the terms of our amended and restated certificate of incorporation to be filed upon the closing of this offering, the terms of office of our board of directors will be divided into three classes upon the closing of this offering: Class I, whose term will expire at the first annual meeting of stockholders to be held after April 30, 2001; Class II, whose term will expire at the first annual meeting of stockholders to be held after April 30, 2002; and Class III, whose term will expire at the first annual meeting of stockholders to be held after April 30, 2003. The Class I directors will be Reza Soliman-Noori and Robert F. Weber, Jr., the Class II directors will be Phillip E. White and Kapil K. Nanda, and the Class III directors will be Inder
M. Singh, M. Yaqub Mirza and Steven E. Bochner. At each succeeding annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company. We also entered into voting and other agreements with Motorola, increasing Motorola's influence with respect to the election of directors. See "Certain Transactions--Agreements with Motorola."

Board Committees

  Our board of directors has a compensation committee and an audit committee. As of October 19, 2000, the compensation committee consisted of Robert F. Weber, Jr., M. Yaqub Mirza and Kapil K. Nanda. The compensation committee makes recommendations regarding our stock option plans and all matters concerning executive compensation. As of October 19, 2000, the audit committee consisted of M. Yaqub Mirza, Kapil K. Nanda and Phillip E. White. The audit committee approves our independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates our internal audit and control functions. The compensation committee and the audit committee were established in July 1996.

Director Compensation

  We do not pay any cash compensation to directors for serving in that capacity, although directors are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Pursuant to our 2000 Stock Plan, all non-employee directors will automatically be granted an option to purchase 30,000 shares of common stock when that person first becomes a non-employee director on or after the effective date of this offering (except for those directors who became non-employee directors by ceasing to be employee directors). In addition, all non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 12,000 shares following each annual meeting of our stockholders, unless the next annual meeting is held within six months of the effective date of this offering. Employee directors are eligible to participate in our 2000 Employee Stock Purchase Plan. In addition, our board of directors has previously granted and has the discretion to grant additional options and rights to directors pursuant to our stock plans. See "Stock Plans" and "Certain Transactions" for information relating to stock options granted to our directors and a description of the terms of the stock plans.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended April 30, 2000, our compensation committee consisted of M. Yaqub Mirza, Inder M. Singh, Phillip E. White and John Hughes. Each is a member of our board of directors with the exception of Mr. Hughes who resigned from the board of directors and the compensation committee in June 2000. With the exception of Mr. Singh, none is an employee. None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on the board of directors or compensation committee of LynuxWorks. See "Certain Transactions" for a description of the transactions we entered into with our executive officers, directors and greater than 5% stockholders during the last three years.

Employment Agreements and Change of Control Arrangements

  We have entered into an employment agreement with Reza Soliman-Noori that:

  . in the case of any termination of employment, provides for payment of earned but unpaid base salary and any earned but unpaid bonus, payment for accrued but unused vacation and reimbursement for certain expenses, and

  . if Mr. Soliman-Noori resigns for good reason or is terminated without cause, in each case as defined in the employment agreement, provides for payment of severance benefits, including payment of twelve months salary if resignation or termination occurs within twelve months of the effective date of the acquisition of ISDCorp, or six months salary if resignation or termination occurs more than twelve months but less than eighteen months following the effective date of the acquisition of ISDCorp.

  We have entered into an employment agreement with Arthur L. Swift that:

  . in the case of any termination of employment, provides for payment of earned but unpaid base salary and any earned but unpaid bonus, payment for accrued but unused vacation and reimbursement for certain expenses, and

  . if Mr. Swift resigns for good reason or is terminated without cause, in each case as defined in the employment agreement, prior to February 28, 2002, provides for payment of severance benefits, including a payment of six months salary and the acceleration of 25% of Mr. Swift's options.

  We have entered into an employment agreement with Daniel Wald that:

  . in the case of any termination of employment, provides for payment of earned but unpaid base salary and any earned but unpaid bonus, payment for accrued but unused vacation and reimbursement for certain expenses, and

  . if Mr. Wald resigns for good reason or is terminated without cause, in each case as defined in the employment agreement, provides for payment of severance benefits, including payment of six months salary and the acceleration of 25% of Mr. Wald's options if resignation or termination occurs within six months of the effective date of the acquisition of ISDCorp, or three months salary if resignation or termination occurs within more than six months but less than twelve months of the effective date of the acquisition of ISDCorp.

  We have entered into a change-of-control severance agreement with each of Inder M. Singh, Reza Soliman-Noori, Arthur Swift, Mitchell P. Bunnell, Bhupindarpal Singh, Luke C. Dion, George A. (Skip) Forster, Gurjot Singh, Albert J. McCabe, Robert N. Morris and Daniel Wald which provides that each of these executive officers is entitled to a maximum of six months severance pay, continued benefits and acceleration of options in the event of the involuntary termination, as defined, of that individual within twelve months of a change of control of LynuxWorks. We had entered into similar change-of-control severance agreements with William A. Hogan and Ed McCurtain which agreements terminated upon their resignation from LynuxWorks.

Executive Compensation

  The following table shows in summary form information concerning the compensation paid to or earned by our Chief Executive Officer and each of our four other most highly compensated executive officers during the fiscal year ended April 30, 2000. These individuals are referred to as the named executive officers in this prospectus. In accordance with the rules of the Securities and Exchange Commission, the compensation described in the table below does not include perquisites or other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           Summary Compensation Table

                                                       Long-Term
                                          Annual      Compensation
                                       Compensation      Awards
                                     ---------------- ------------
                                                       Securities
                                                       Underlying   All Other
Name and Principal Position           Salary   Bonus    Options    Compensation
---------------------------          -------- ------- ------------ ------------
Inder M. Singh...................... $224,413     --    100,000          --
 President, Chief Executive Officer
  and Chairman of the Board
William A. Hogan(1)................. $226,285     --    100,000          --
 President
Gurjot Singh........................ $185,000 $25,000   125,000          --
 Vice President, Professional
  Services and Quality Assurance
Bhupindarpal Singh.................. $184,519 $25,000    33,000          --
 Chief Financial Officer and Vice
  President, Finance
Ed McCurtain(2)..................... $150,000 $10,000    75,000      $62,225(3)
 Vice President, World Wide Sales

--------
(1) Effective August 4, 2000, Mr. Hogan resigned his position as President.

(2) Effective July 25, 2000, Mr. McCurtain resigned his position as Vice President, World Wide Sales.

(3) Represents $61,867 in commissions earned and $358 in term life insurance premiums that we paid on behalf of Mr. McCurtain.

Option Grants in Last Fiscal Year

  The following table provides summary information regarding stock options granted to each of the named executive officers during the fiscal year ended April 30, 2000. The information regarding stock options granted to named executive officers as a percentage of total options granted to employees during the fiscal year ended April 30, 2000 is based on options to purchase a total of 1,230,050 shares that were granted to employees, consultants and directors during the fiscal year ended April 30, 2000, all pursuant to our 1997 Stock Plan. No stock appreciation or stock purchase rights were granted during the fiscal year ended April 30, 2000.

  Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors, on the date of grant.

  The potential realizable values appearing in the table below assume that the fair market value of our common stock on the date of grant will appreciate at the indicated rate compounded annually for the entire ten-year term of the option and that the option is exercised and the common stock is sold on the last day of its term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect our projections or estimates of future stock price growth.

                                        Individual Grants
                         -------------------------------------------------
                                                                              Potential
                                                                           Realizable Value
                                                                              at Assumed
                                                                            Annual Rate of
                         Number of  Percent of Total                         Stock Price
                         Securities     Options      Exercise              Appreciation for
                         Underlying    Granted to     Price                  Option Term
                          Options     Employees in     Per      Expiration ----------------
Name                      Granted     Fiscal Year     Share        Date      5%      10%
----                     ---------- ---------------- --------   ---------- ------- --------
Inder M. Singh..........  100,000         8.1%        $1.37(3)    6/1/04   $86,159 $218,343
William A. Hogan(1).....  100,000         8.1         $1.25(3)    6/1/09    78,612  199,218
Gurjot Singh............   50,000         4.1         $1.50(3)   2/17/10    47,167  119,531
                           75,000         6.1         $1.25(3)    6/1/09    58,959  149,413
Bhupindarpal Singh......   33,000         2.7         $1.25(3)    6/1/09    25,942   65,742
Ed McCurtain(2).........   75,000         6.1         $1.25(3)    6/1/09    58,959  149,413

--------
(1) Effective August 4, 2000, Mr. Hogan resigned his position as President.
(2) Effective July 25, 2000, Mr. McCurtain resigned his position as Vice President, World Wide Sales.
(3) The exercise price of this option may be reduced or repriced in the future if the fair market value of our common stock has declined since the date the option was granted.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table shows for each of the named executive officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of April 30, 2000. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $2.00, or the fair market value of the common stock as of April 30, 2000 as determined in good faith by the board of directors. No shares were acquired by the named executive officers upon exercise of stock options in the fiscal year ended April 30, 2000.

                         Number of Securities Underlying        Value of Unexercised
                         Unexercised Options as of April        In-the-Money Options
                                    30, 2000                    as of April 30, 2000
                         ----------------------------------   -------------------------
Name                      Exercisable       Unexercisable     Exercisable Unexercisable
----                     ---------------   ----------------   ----------- -------------
Inder M. Singh..........           130,208            219,792  $182,291     $223,521
William A. Hogan(1).....           476,666            223,334   781,832      263,168
Gurjot Singh............           237,335            175,765   375,623      168,877
Bhupindarpal Singh......           205,730            102,270   323,272      130,478
Ed McCurtain(2).........           117,709            157,291   155,990      180,260

--------
(1) Effective August 4, 2000, Mr. Hogan resigned his position as President.
(2) Effective July 25, 2000, Mr. McCurtain resigned his position as Vice President, World Wide Sales.

Stock Plans

  1988 Stock Option Plan

  Our 1988 Stock Option Plan, referred to as the "1988 Plan," was adopted by our board of directors in April 1988 and approved by our stockholders in April 1988. Our board of directors has decided that no further options will be granted under the 1988 Plan and has terminated the 1988 Plan effective December 1991. However, the provisions of our 1988 Plan will still govern outstanding options. Our 1988 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code, to our employees and for the grant of nonstatutory stock options to our employees, directors and consultants.

  Number of Shares of Common Stock Available Under the 1988 Plan.

  The maximum number of shares that are authorized for issuance under the 1988 Plan is 871,194 shares of our common stock. As of October 19, 2000, options to purchase 10,000 shares of our common stock were outstanding under the 1988 Plan.

  Adjustments upon Corporate Transaction.

  Our 1988 Plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or a reverse merger where we are the surviving entity, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the 1988 Plan administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of five business days prior to the corporate transaction. However, an outstanding option will not be so accelerated if the successor entity assumes the option or issues a replacement option or if the acceleration would cause the option to constitute an "excess parachute payment" under the Code. Any option not exercised, assumed or replaced will terminate upon the consummation of the corporate transaction.

  1992 Stock Option Plan

  Our 1992 Stock Option Plan, referred to as the "1992 Plan," was adopted by our board of directors in November 1992 and approved by our stockholders in January 1993. Our board of directors has decided that no further options will be granted under the 1992 Plan. However, the provisions of our 1992 Plan will still govern outstanding options. Our 1992 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and for the grant of nonstatutory stock options and stock purchase rights to our employees and consultants.

  Number of Shares of Common Stock Available Under the 1992 Plan.

  The maximum number of shares that are authorized for issuance under the 1992 Plan is 3,879,571 shares of our common stock. As of October 19, 2000, options to purchase 1,582,762 shares of our common stock were outstanding under the 1992 Plan.

  Adjustments upon Merger or Asset Sale.

  Our 1992 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option.

  1997 Stock Option Plan

  Our 1997 Stock Option Plan, referred to as the "1997 Plan," was adopted by our board of directors and approved by our stockholders in February 1997. Our board of directors has decided that, upon completion of this offering, no further options will be granted under the 1997 Plan. However, the provisions of our 1997 Plan will still govern outstanding options. Our 1997 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

  Number of Shares of Common Stock Available Under the 1997 Plan.

  As of October 19, 2000, the maximum number of shares that are authorized for issuance under the 1997 Plan was 7,122,203 shares of our common stock, plus any shares which have been or will be returned to the 1988 Plan or the 1992 Plan because of terminations and which become available for issuance. As of October 19, 2000, options to purchase 5,557,906 shares of our common stock were outstanding under the 1997 Plan.

  Adjustments upon Merger or Asset Sale.

  Our 1997 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the 1997 Plan administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

  2000 Stock Option Plan

  Our board of directors adopted the 2000 Stock Option Plan, referred to as the "2000 Plan," in August 2000 and the stockholders approved our 2000 Plan in
       2000. Our 2000 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants.

  Number of Shares of Common Stock Available under the 2000 Plan.

  As of the date of this prospectus, a total of 4,000,000 shares of our common stock were reserved for issuance pursuant to the 2000 Plan, of which no options to acquire shares were issued and outstanding as of that date. In addition, our 2000 Plan provides for:

  . annual increases in the number of shares available for issuance under our 2000 Plan on the first day of each year, beginning on January 1, 2002, equal to the lesser of 5% of the outstanding shares of common stock on such date, 3,000,000 shares or such other amount as our board may determine;

  . the issuance of any shares that were reserved but unissued under the 1997 Plan, including any shares which have been or will be returned to the 1988 Plan or the 1992 Plan because of terminations and which become available for issuance; and

  . the issuance of any shares that have been or will be returned to the 1997 Plan because of terminations and become available for issuance.

  In no event, however, shall more than 10,670,990 shares, plus the annual increases, be issued upon the exercise of incentive stock options under the 2000 Plan.

  Administration of the 2000 Plan.

  Our board of directors or a committee of our board administers the 2000 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The 2000 Plan administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

  Options.

  The 2000 Plan administrator determines the exercise price of options granted under the 2000 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The 2000 Plan administrator determines the term of all other options.

  No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 1,500,000 shares.

  After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

  Automatic Option Grants to Non-employee Directors.

  All grants of options to our non-employee directors under the 2000 Plan are automatic. We will grant each non-employee director an initial option to purchase 30,000 shares when that person first becomes a non-employee director on or after the effective date of this offering (except for those directors who became non-employee directors by ceasing to be employee directors). In addition, all non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 12,000 shares following each annual meeting of our stockholders, unless the next annual meeting is held within six months of the effective date of this offering.

  All options granted to non-employee directors have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to 25% of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a director on that date. Each subsequent option becomes exercisable as to 100% of the shares subject to the option on the anniversary of the date of grant, provided the non-employee director remains a director on that date.

  Transferability of Options.

  Our 2000 Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.

  Adjustments upon Merger or Asset Sale.

  Our 2000 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the 2000 Plan administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period. In the event of a change of control each outstanding non-employee director option will become fully vested and exercisable. Options granted to non-employee directors pursuant to the automatic grant provision will fully vest if the non-employee director's status as a director is terminated, other than upon a voluntary resignation, following the consummation of the merger or asset sale.

  Amendment and Termination of our 2000 Plan.

  Our 2000 Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan provided it does not adversely affect any option previously granted under our 2000 Plan.

  2000 Employee Stock Purchase Plan

  Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan, referred to as the "Purchase Plan." The Purchase Plan was adopted by our board in August 2000 and was approved by our stockholders in
           2000.

  Number of Shares of Common Stock Available under the Purchase Plan.

  A total of 1,500,000 shares of our common stock will be made available for sale. In addition, our Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each year, beginning on January 1, 2002, equal to the lesser of 1.5% of the outstanding shares of our common stock on that date, 1,000,000 shares, or another amount as the Purchase Plan administrator may determine.

  Administration of the Purchase Plan.

  Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

  Eligibility to Participate.

  All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if that employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or the capital stock of a subsidiary, or

  . has rights to purchase stock under all of our employee stock purchase plans which accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

  Offering Periods and Contributions.

  Our Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods, except for the first purchase period which will end on June 14, 2001 and the second purchase period which will begin on June 15, 2001. The offering periods generally start on the first trading day on or after June 15th and December 15th of each year, except for the first offering period which will commence on the first trading day on or after the effective date of this offering and will end on the earlier of:

  .  the last trading day on or before December 14, 2002, or

  .  the date 27 months later.

  Our Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base salary and commissions, but excludes all other compensation. A participant may purchase a maximum of 10,000 shares during a 6-month purchase period.

  Purchase of Shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

  Transferability of Rights.

  A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

  Adjustments upon Merger or Asset Sale.

  In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

  Amendment and Termination of the Purchase Plan.

  Our Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

  ISDCorp 2000 Executive Equity Incentive Plan

  In connection with the acquisition of ISDCorp, we assumed the outstanding options under the ISDCorp 2000 Executive Equity Incentive Plan, referred to as the "Executive Plan." The options to purchase ISDCorp's common stock that were granted under the Executive Plan were converted into options to purchase shares of our common stock. In all other respects, the outstanding options that were granted under the Executive Plan will be governed by the Executive Plan and the applicable option agreements.

  The Executive Plan was adopted by the ISDCorp board of directors and approved by the ISDCorp shareholders in January 2000. Our board of directors has decided that no further options will be granted under the Executive Plan. The Executive Plan provides for the grant of incentive stock options, within the meaning of
Section 422 of the Code, to ISDCorp employees and for the grant of nonstatutory stock options to ISDCorp employees, directors and consultants.

  Number of Shares of Common Stock Available Under the Executive Plan.

  The maximum number of shares that are authorized for issuance under the Executive Plan is 986,369 shares of our common stock, which represents the conversion of 4,500,000 shares of ISDCorp common stock. As of October 19, 2000, options to purchase 410,986 shares of our common stock were outstanding under the Executive Plan.

  Adjustments upon Corporate Transaction.

  The Executive Plan provides that in the event of ISDCorp's merger with or into another corporation, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the options will terminate upon the consummation of the corporate transaction.

 ISDCorp 2000 Equity Incentive Plan

  In connection with the acquisition of ISDCorp, we assumed the outstanding options under the ISDCorp 2000 Equity Incentive Plan, referred to as the "Equity Plan." The options to purchase ISDCorp's common stock that were granted under the Equity Plan were converted into options to purchase shares of our common stock. In all other respects, the outstanding options that were granted under the Equity Plan will be governed by the Equity Plan and the applicable option agreements.

  The Equity Plan was adopted by the ISDCorp board of directors and approved by the ISDCorp shareholders in January 2000. Our board of directors has decided that no further options will be granted under the Equity Plan. The Equity Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to ISDCorp employees and for the grant of nonstatutory stock options to ISDCorp employees, directors and consultants.

  Number of Shares of Common Stock Available Under the Equity Plan.

  The maximum number of shares that are authorized for issuance under the Equity Plan is 892,429 shares of our common stock, which represents the conversion of 4,071,428 shares of ISDCorp common stock. As of October 19, 2000, options to purchase 570,771 shares of our common stock were outstanding under the Equity Plan.

  Adjustments upon Corporate Transaction.

  The Equity Plan provides that in the event of ISDCorp's merger with or into another corporation, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the options will terminate upon the consummation of the corporate transaction.

 401(k) Retirement Plan

  We maintain a tax-qualified retirement and deferred savings plan for our eligible employees, commonly known as a 401(k) plan. The 401(k) plan provides that each participant may contribute from 1% to 20% of his or her pre-tax gross compensation up to statutory limits, which was $10,500 in calendar year 2000. Under the 401(k) plan, we may make discretionary matching contributions. No contributions were made in fiscal year 1999 or 2000.

Limitation of Liability and Indemnification Matters

  Our amended and restated certificate of incorporation, which will become effective after the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .  breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derives an improper personal benefit.

  Our amended and restated bylaws, which will become effective after the closing of this offering, provide that we shall indemnify our directors and officers, and that we may indemnify our employees and agents to the maximum extent permitted by the Delaware General Corporation Law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any current or former officer, director, employee or other agent of our company, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under the provisions of the Delaware General Corporation Law.

  We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including attorneys fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) in connection with any action, suit or proceeding arising out of the individual's status as a director, officer, employee, agent or fiduciary of LynuxWorks, or any subsidiary of LynuxWorks or any other company or enterprise to which the individual provides services at our request, and any federal, state, local or foreign taxes imposed on the individual as a result of the actual or deemed receipt of any payments under these agreements. In addition, we are obligated to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us upon receipt of a written undertaking by the individual to repay those amounts if it is determined that the person was not entitled to be so indemnified. We believe that the indemnity provided by our certificate of incorporation, bylaw provisions and indemnification agreements is necessary to attract and retain qualified persons as directors and officers. Upon completion of this offering, we intend to maintain directors and officers liability insurance.

  At present, we are not aware of any pending litigation or proceeding involving a director or officer in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by a director or officer.

                              CERTAIN TRANSACTIONS

  The following is a description of transactions since May 1, 1997 to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

  We believe that each of the transactions described below was on terms no less favorable than could have been obtained from unaffiliated third parties.

Preferred Stock Issuances to Directors, Executive Officers and 5% Stockholders

  In October 1997, we issued convertible promissory notes for an aggregate principal amount of $1,244,000. In June 1998, $1,244,000 of principal and $66,000 of interest under the convertible promissory notes were converted to 857,988 shares of our Series E-1 preferred stock at a price of $1.5103 per share. In June 1998, we sold an aggregate of 6,621,268 shares of our Series E-2 preferred stock at a price of $1.5103 per share. Between March 2000 and May 2000, we sold an aggregate of 8,071,207 of our Series F preferred stock at a price of $4.33 per share. The following officers, directors and 5% stockholders purchased shares in these financings:

                                  Shares of        Shares of       Shares of
Purchaser                      Series E-1 Stock Series E-2 Stock Series F Stock
---------                      ---------------- ---------------- --------------
Executive Officers and
 Directors
Inder M. Singh and affiliated
 entities(1).................      437,073               --          461,894
Entities affiliated with M.
 Yaqub Mirza(2)..............      420,915               --          690,448
Entities affiliated with
 Robert F. Weber, Jr.(3).....          --          6,621,268         230,947
5% Stockholders
Motorola.....................          --          6,621,268         230,947
Intel........................          --                --        1,616,629

--------
(1) All shares held by Inder M. Singh and Raman R. Singh, Trustees of Singh Family Trust--1999 U/i Dtd. July 27, 1999.

(2) Includes 299,496 shares of Series E-1 Preferred Stock held by Humana Charitable Trust, 86,458 shares of Series E-1 Preferred Stock held by Reston Investments, 27,559 shares of Series E-1 Preferred Stock held by SAFA Trust, Inc., 7,402 shares of Series E-1 Preferred Stock held by Tafy Enterprises, Inc. and 690,448 shares of Series F Preferred Stock held by Sterling Lynux Works, LLC. Mr. Mirza disclaims beneficial ownership of the shares held by the Humana Charitable Trust and by SAFA Trust, Inc., except to the extent of his pecuniary interest in these shares.

(3) Includes 6,621,268 shares of Series E-2 Preferred Stock and 230,947 shares of Series F Preferred Stock held by Motorola, Mr. Weber disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in these shares.

Common Stock Issuances, Warrant Issuances and Option Grants to Directors, Executive Officers and 5% Stockholders

  In October 2000, in connection with our acquisition of ISDCorp, we issued a total of 5,022,776 shares of our common stock to ISDCorp's shareholders. Of the 5,022,776 shares of our common stock issued to ISDCorp's shareholders, we issued 4,575,658 shares of our common stock to Reza Soliman-Noori and his wife, 43,838 shares of our common stock to Arthur Swift and 13,151 shares of our common stock to Daniel Wald.

  In addition, we assumed outstanding options of ISDCorp exercisable for 981,757 shares of our common stock, of which options to purchase 380,299 shares were issued to Arthur Swift and options to purchase 162,202 shares were issued to Daniel Wald.

  In October 1997, we issued warrants exercisable for common stock at an exercise price of $0.50 per share to the following officers, directors and 5% stockholders:

                                                             Number of Shares
Name                                                      Issuable upon Exercise
----                                                      ----------------------
Inder M. Singh...........................................        188,100
Entities affiliated with M. Yaqub Mirza(1)...............        185,110

--------
(1) In August 2000, an entity affiliated with M. Yaqub Mirza transferred its warrant to purchase 7,500 shares of our common stock to a natural person not affiliated with LynuxWorks.

  In August 2000, all warrants described above were exercised to purchase 373,210 shares of common stock for an aggregate exercise price of $186,605.

  Since May 1, 1997, we have issued options, including options issued in connection with our acquisition of ISDCorp, exercisable for common stock to the following officers, directors and 5% stockholders:

                                                            Number of Shares
Name                                                     Issuable upon Exercise
----                                                     -----------------------
Inder M. Singh..........................................        1,600,000
Reza Soliman-Noori......................................          150,000
Arthur L. Swift.........................................          480,299
Mitchell P. Bunnell.....................................          452,500
Bhupindarpal Singh......................................          238,000
Luke C. Dion............................................          250,000
George A. (Skip) Forster................................          250,000
Gurjot Singh............................................          305,100
Albert McCabe...........................................          226,200
Robert N. Morris........................................          250,000
William A. Hogan(1).....................................          300,000
Ed McCurtain(2).........................................          350,000
Daniel Wald.............................................          162,202
Phillip E. White........................................          105,000
Steven E. Bochner.......................................           55,000
M. Yaqub Mirza..........................................           55,000
Kapil K. Nanda..........................................           55,000
Robert F. Weber, Jr. ...................................           25,000

--------
(1) Effective August 4, 2000, Mr. Hogan resigned his position as President.

(2) Effective July 25, 2000, Mr. McCurtain resigned his position as Vice President, World Wide Sales.

  For further information regarding the grant of stock options to directors and named executive officers, please see "Management--Director Compensation" and "Management--Executive Compensation."

Indebtedness of Management

  In August 1994, we loaned $195,000 to Inder M. Singh, our President, Chief Executive Officer and Chairman of the Board, in two separate transactions ($135,000 and $60,000) to allow him to purchase shares of our common stock. In connection with each of these loans, Mr. Singh delivered full recourse promissory notes to us. These notes are secured by the purchased shares and accrue interest at a rate of 6.93% per annum, compounded annually. These promissory notes become due August 2004. As of September 30, 2000, the outstanding indebtedness on these notes was $293,179.

  In April 1998, we loaned $286,000 to Inder M. Singh to allow him to purchase shares of our common stock. In connection with this loan, Mr. Singh delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 5.98% per annum, compounded annually. This promissory note becomes due April 2008. As of September 30, 2000, the outstanding indebtedness on this note was $329,446.

  In August 2000, we loaned $550,000 to Inder M. Singh in two separate transactions ($285,888 and $264,112) to allow him to purchase shares of our common stock. In connection with each of these loans, Mr. Singh delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.23% per annum, compounded semiannually. This promissory note becomes due August 2010. As of September 30, 2000, the outstanding indebtedness on this note was $555,045.

  In August 1994, we loaned $60,000 to Mitchell P. Bunnell, our Chief Technology Officer, to allow him to purchase shares of our common stock. In connection with this loan, Mr. Bunnell delivered a non-recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.93% per annum, compounded semiannually. This promissory note becomes due December 2001. As of September 30, 2000, the outstanding indebtedness on this note was $91,340.

  In August 2000, we loaned $49,000 to Bhupindarpal Singh to allow him to purchase shares of our common stock. In connection with this loan, Mr. Singh delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.23% per annum, compounded semiannually. This promissory note becomes due August 2010. As of September 30, 2000, the outstanding indebtedness on this note was $49,466.

  In August 2000, we loaned $30,000 to Gurjot Singh to allow him to purchase shares of our common stock. In connection with this loan, Mr. Singh delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.23% per annum, compounded semiannually. This promissory note becomes due August 2010. As of September 30, 2000, the outstanding indebtedness on this note was $30,275.

  In August 2000, we loaned $7,740 to Gurjot Singh to allow him to purchase shares of our common stock. In connection with this loan, Mr. Singh delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.23% per annum, compounded semiannually. This promissory note becomes due August 2010. As of September 30, 2000, the outstanding indebtedness on this note was $7,811.

  In August 2000, we loaned $24,218 to George A. Forster to allow him to purchase shares of our common stock. In connection with this loan, Mr. Forster delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.23% per annum, compounded semiannually. This promissory note becomes due August 2010. As of September 30, 2000, the outstanding indebtedness on this note was $24,449.

  In May 2000, ISDCorp., our wholly owned subsidiary, loaned $40,000 to Arthur
L. Swift to allow him to purchase shares of our common stock. In connection with this loan, Mr. Swift delivered a full recourse promissory note to us. This note is secured by the purchased shares and accrues interest at a rate of 6.30% per annum, compounded annually. This promissory note becomes due April 30, 2005. As of September 30, 2000, the outstanding indebtedness on this note was $41,050.

Indebtedness of LynuxWorks

  In December 1999, ISDCorp issued two promissory notes to Reza Soliman-Noori for a total of $1,250,000. The notes are to be repaid on or before December 31, 2000, and accrue interest at a rate of 10% per annum, compounded annually. As of October 19, 2000, the total amount outstanding under these loans was $280,000.

Amended and Restated Investors' Rights Agreement

  In March 2000, we entered into an Amended and Restated Investors' Rights Agreement with holders of our Series E-2 and Series F preferred stock pursuant to which those stockholders have registration rights with respect to the shares of common stock issuable upon conversion of their shares of preferred stock. For a description of these registration rights, see "Description of Capital Stock--Registration Rights." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

Agreements with Motorola

  License Agreements

  In November 1997, we entered into a License and Distribution Agreement with Motorola which, among other things, granted to Motorola a perpetual, worldwide, non-exclusive, nontransferable, non-assignable (with certain exceptions) license to use, and in the case of certain software products, to reproduce, market, sublicense and distribute some of our software. In addition, this agreement requires that the prices, benefits, warranties and terms granted to Motorola with respect to the products which are the subject of this agreement be comparable to or more favorable than any prices, benefits, warranties and terms that we offer during the term of this agreement for the same products under substantially similar terms and conditions to any supplier of wireless telecommunications products, to companies who have affiliates who are suppliers of wireless telecommunication products or to companies which make, have made or sell products relating to wireless communications. As of July 31, 2000, we had received $690,000 under this agreement. The stated term of this contract is five years, renewable for successive one-year terms by the written consent of LynuxWorks and Motorola.

  In February 2000, we entered into a License and Distribution Agreement with Motorola, Inc. which, among other things, granted to Motorola a perpetual, worldwide, non-exclusive right to use, distribute, market, sell or sublicense derivative works of some of our software. As of July 31, 2000, we had received $191,250 under this agreement. The stated term of this contract is three years, renewable for successive two-year terms by the written consent of LynuxWorks and Motorola.

  In fiscal year 1998, 1999 and 2000 and for the three months ended July 31, 2000, we recorded sales of $513,294, $1,357,000, $826,000 and $614,284
(unaudited), respectively, from Motorola, including the amounts we received under the License and Distribution Agreements described above.

  We also had amounts receivable from Motorola representing 18%, 6% and 12% (unaudited) of our accounts receivable at April 30, 1999 and 2000 and at July 31, 2000, respectively.

  Motorola June 1998 Voting Agreement

  In June 1998, we entered into a Voting Agreement with Motorola, Inder M. Singh and Mitchell P. Bunnell. Pursuant to this Agreement Mr. Singh and Mr. Bunnell may not, at any time prior to a qualified public offering, vote their shares in favor of increasing or decreasing the authorized size of our Board of Directors, except if Motorola and the Board members elected by Motorola vote in favor thereof. In addition, Mr. Singh and Mr. Bunnell agreed to vote their shares so as to elect such number of directors nominated by Motorola as shall be proportionate to Motorola's interest in LynuxWorks acquired pursuant to the Series E-2 Preferred Stock Purchase Agreement. Motorola acquired 6,621,268
shares of Series E-2 Preferred Stock which will represent approximately   % of
our outstanding capital stock immediately after this offering. The current director on our Board of Directors elected by Motorola is Robert F. Weber. Also, pursuant to this Agreement, Mr. Singh and Mr. Bunnell agreed to use their best efforts to cause the Board members elected by them to vote in the same manner as the directors elected by Motorola will vote in respect of resolutions of our board of directors pertaining to:

  . the entering into of material joint ventures in which Motorola has not been offered the first opportunity to participate on at least as favorable terms as proposed to any other party; and

  .  the exclusive licensing by us of any of our key or core technology.

   This agreement will terminate on the date upon which Motorola ceases to own at least 75% of the Series E-2 Preferred Stock or common stock issued upon conversion of the Series E-2 Preferred Stock acquired by Motorola pursuant to the Series E-2 Preferred Stock Purchase Agreement.

  Motorola June 2000 Voting Agreement

  In June 2000, we entered into a Voting Agreement with Motorola pursuant to which we are entitled to exercise certain voting rights with respect to 42.64% of the Series E-2 and all of the Series F Preferred Stock (or common stock issued upon conversion of the Series E-2 and F Preferred Stock) held by Motorola and vote these shares in any matter other than the election of directors, in proportion to the manner in which all holders of our shares other than Motorola vote on the relevant matter. This agreement will terminate at such time as Motorola is no longer the beneficial and/or record owner of any LynuxWorks capital stock, including common stock issued upon conversion of preferred stock, held by Motorola as of the date of that Agreement.

  Motorola June 1998 Purchase Agreement

  In June 1998, we entered into a Series E-2 Preferred Stock Purchase Agreement with Motorola pursuant to which we agreed to provide Motorola or any of its designated affiliates pricing with respect to our products which is no less favorable than the pricing offered to any of our other customers. This clause stays effective until the disposition by Motorola of at least 90% of its interest in LynuxWorks, whether acquired pursuant to the Series E-2 Stock Purchase Agreement or after the Series E preferred stock financing.

  In addition, this Agreement provides that so long as Motorola owns at least 75% of the outstanding Series E-2 Preferred Stock acquired by Motorola pursuant to the Series E-2 Preferred Stock Purchase Agreement, we will not enter into material joint ventures or separate legal entities in which Motorola has not been offered the first opportunity to participate on at least as favorable terms and conditions as proposed to any other party and has declined to participate in such transaction, unless two-thirds of the members of our board of directors and the members elected by the holders of Series E-2 Preferred Stock (the only holder of which is Motorola) assent.

  In addition, this Agreement provides that, if we propose to grant an exclusive license of any of our key or core technology, we need the approval of at least two-thirds of the members of our board of directors and two-thirds of the members elected by the holders of Series E-2 Preferred Stock (the only holder of which is Motorola).

Indemnification and Other Agreements; Other Matters

  We plan to enter into an indemnification agreement with each of our current and future executive officers and directors. For a description of the terms of these agreements, see "Limitation of Liability and Indemnification Matters."

  See the description of certain change of control agreements entered into with some of our officers described above under "Management--Employment Agreements and Change of Control Arrangements."

  We have paid and will continue to pay legal fees to our counsel, Wilson Sonsini Goodrich & Rosati, of which Steven E. Bochner is a member. Mr. Bochner is a director of LynuxWorks. See "Common Stock Issuances, Warrant Issuances and Option Grants to Directors, Executive Officers and 5% Stockholders" for information relating to stock options granted to Mr. Bochner.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth as of October 19, 2000 and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, information with respect to the beneficial ownership of our common stock by:

  . each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

  .  each of the named executive officers;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

  Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

  Applicable percentage ownership in the table is based on 32,181,769 shares of common stock outstanding as of October 19, 2000. The number of shares outstanding before this offering has been calculated by assuming the automatic conversion of our outstanding preferred stock into common stock and includes the shares of common stock issued in connection with our acquisition of ISDCorp. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that were exercisable on or within 60 days of October 19, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

  Unless otherwise indicated below, each person or entity named below has an address in care of LynuxWorks' principal executive offices at 2239 Samaritan Drive, San Jose, California, 95124.

                                                    Percentage of Shares
                                                     Beneficially Owned
                                                    ------------------------
                                  Number of Shares    Before        After
Name of Beneficial Owner         Beneficially Owned  Offering      Offering
------------------------         ------------------ ----------    ----------
Inder M. Singh and affiliated
 entities(1)...................       7,398,984             22.2%             %
Motorola(2)....................       6,852,215             21.3
Reza Soliman-Noori(3)..........       4,725,658             14.6
M. Yaqub Mirza(4)..............       4,213,587             13.1
Intel(5).......................       1,616,629              5.0
William A. Hogan(6)............         535,416              1.6
Gurjot Singh(7)................         366,745              1.1
Bhupindarpal Singh(8)..........         359,957              1.1
Ed McCurtain(9)................         152,083                *
Steven E. Bochner(10)..........         115,833                *
Kapil K. Nanda.................         144,412                *
Robert F. Weber, Jr.(2)........       6,877,215             21.4
Phillip E. White...............         108,542                *
All directors and officers as a
 group (16 persons)(11)........      24,993,354             68.8

--------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 438,100 shares held by Inder M. Singh, 250,000 of which are subject to our right of repurchase as of October 19, 2000, 3,707,970 shares held by Inder M. Singh and Raman R. Singh, Trustees of Singh Family Trust--1999 U/i Dtd. July 27, 1999, 60,000 shares held by Inder M. Singh as Custodian for Gurtej Singh, 60,000 shares held by Inder M. Singh as Custodian for Harliv Singh, 60,000 shares held by Inder M. Singh as Custodian for Simran Singh, and 1,866,664 shares held as co-trustee with
     M. Yaqub Mirza and Raman R. Singh of The Singh Family Heritage Trust U/i Dtd. October 13, 1998, The Gurtej Singh Trust--1998 U/i Dtd. October 13, 1998, The Harliv Singh Trust--1998 U/i Dtd. October 13, 1998 and The Simran K. Trust--1998, U/i Dtd. October 13, 1998 which shares are also listed as beneficially owned by M. Yaqub Mirza, one of our directors, 108,333 of which are subject to our right of repurchase as of October 19, 2000. Also includes 1,206,250 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000. 1,000,000 of the shares underlying these options would be subject to our right of repurchase as of October 19, 2000 had those options been exercised as of October 19, 2000.

 (2) Principal address is 1303 E. Algonquin Road, Schaumberg, IL, 60196-8890. Robert F. Weber, Jr. one of our directors, is the Corporate Vice President and Director of Finance for the Integrated Electronic Systems sector of Motorola, and as such may be deemed to share voting and investment power with respect to such shares. Mr. Weber disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (3) Includes 4,356,465 shares held by Reza Soliman-Noori and 219,193 shares held by Binesh Sahel, Mr. Soliman-Noori's wife; all 219,193 shares owned by Binesh Sahel are subject to our right of repurchase as of October 19, 2000. Also includes 150,000 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000. All of the shares underlying these options would be subject to our right of repurchase as of October 19, 2000 had those options been exercised as of October 19, 2000.

 (4) Includes 830,830 shares held by Humana Charitable Trust, 690,448 shares held by Sterling LynuxWorks, LLC, 365,669 shares held by SAFA Trust, Inc., 157,000 shares held by Mena Investments, Inc., 86,458 shares held by Reston Investments, Inc., 70,000 shares held by Mirza Family Trust, 60,735 shares held by Tafy Enterprises, Inc., 22,500 shares held by Mar-Jac Investments, Inc., as well as 1,866,664 shares held as co-trustee with Inder M. Singh and Raman R. Singh of The Singh Family Heritage Trust U/i Dtd. October 13, 1998, The Gurtej Singh Trust--1998 U/i Dtd. October 13, 1998, The Harliv Singh Trust--1998 U/i Dtd. October 13, 1998 and The Simran K. Trust--1998, U/i Dtd. October 13, 1998 which shares are also listed as beneficially owned by Inder M. Singh, our President, Chief Executive Officer and Chairman, 108,333 of which are subject to our right of repurchase as of October 19, 2000. Mr. Mirza disclaims beneficial ownership of the shares held by these trusts except to the extent of his pecuniary interest in these shares. Also includes 63,283 shares issuable to Mr. Mirza upon exercise of immediately exercisable options within 60 days of October 19, 2000.

 (5) Principal address is 2200 Mission College Blvd., Santa Clara, CA, 95052.

 (6) Includes 10,000 shares held by William A. Hogan and 525,416 shares issuable upon exercise of immediately exercisable options. Mr. Hogan resigned his position as President effective August 4, 2000 and may exercise his option until November 4, 2000.

 (7) Includes 30,870 shares held by Gurjot Singh, 18,870 of which are subject to our right of repurchase as of October 19, 2000, and 335,875 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000. 56,130 of the shares underlying these options would be subject to our right of repurchase as of October 19, 2000 had those options been exercised as of October 19, 2000.

 (8) Includes 36,500 shares held by Bhupindarpal Singh, 24,500 of which are subject to our right of repurchase as of October 19, 2000, and 323,457 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000. 75,500 of the shares underlying these options would be subject to our right of repurchase as of October 19, 2000 had those options been exercised as of October 19, 2000.

 (9) Includes 152,083 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000. Mr. McCurtain resigned his position as Vice President, World Wide Sales effective July 25, 2000.

(10) Includes 99,666 shares held by Steven E. Bochner, 4,500 shares held by WS Investment Company 93C and 11,667 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000.

(11) Includes 20,849,293 shares held by current directors and executive officers, of which 470,801 shares are subject to our right of repurchase, and 4,144,061 shares issuable upon exercise of immediately exercisable options within 60 days of October 19, 2000. 2,446,107 of the shares underlying these options would be subject to our right of repurchase as of October 19, 2000 had those options been exercised as of October 19, 2000. Does not include shares held by William A. Hogan and Ed McCurtain who were named executive officers in fiscal 2000 but who are not our current executive officers. The 1,866,664 shares beneficially owned by both Inder
     M. Singh and M. Yaqub Mirza, who both serve as trustee together with Raman
     R. Singh to the Singh Family Heritage Trust U/i Dtd. October 13, 1998, The Gurtej Singh Trust--1998 U/i Dtd. October 13, 1998, The Harliv Singh Trust--1998 U/i Dtd. October 13, 1998 and The Simran K. Trust--1998, U/i Dtd. October 13, 1998, are counted once in this calculation only.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our Amended and Restated Investor Rights Agreement, all of which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. This summary assumes the effectiveness of our amended and restated charter and amended and restated bylaws, which is expected to occur upon completion of this offering.

Common Stock

  Based on shares outstanding as of October 19, 2000 and assuming the conversion of all outstanding shares of preferred stock into common stock as of October 19, 2000, there were 32,181,769 shares of common stock outstanding held of record by 283 stockholders.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

  In addition, we entered into voting agreements with Motorola, which increase Motorola's influence with respect to the election of our directors but also entitle us to exercise certain voting rights with respect to a portion of the shares held by Motorola. See "Certain Transactions--Agreements with Motorola."

Preferred Stock

  Pursuant to our amended and restated certificate of incorporation that will be filed upon completion of this offering, our board of directors will have the authority, without further action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the powers, preferences, privileges and relative participating, optional or other rights and the qualifications, limitations or restrictions of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of LynuxWorks or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding and we have no present plans to issue any of the preferred stock.

Registration Rights

  Assuming the conversion of all outstanding preferred stock into common stock upon completion of this offering, the holders of 14,692,475 shares of common stock or their transferees are entitled to registration rights with respect to these shares under the Securities Act. These rights are provided under the terms of an Amended and Restated Investors' Rights Agreement between LynuxWorks and the holders of these securities. Subject to limitations in the agreement, these registration rights include the following:

  . The holders of at least 40% of these securities then outstanding may require, on two occasions, that we use our best efforts to register these securities for public resale, provided that the anticipated aggregate offering price of that public resale would exceed $10,000,000.

  . If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering, provided that after this offering these holders may not be reduced below 25% of the total number of shares included in the offering.

  . The holders of these securities may also require us, not more than twice in any 12 month period, to register all or a portion of these securities on Form S-3 when use of that form becomes available to us, provided, among other limitations, that the proposed aggregate offering price is at least $1,000,000.

  We will be responsible for paying all registration expenses other than underwriting discounts and commissions and other than for registrations withdrawn by such holders, and the holders selling their shares will be responsible for paying all selling expenses.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and of Delaware Law

 Charter Documents

  Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will take effect upon completion of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of LynuxWorks to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals. These provisions include:

  . division of the board of directors into three separate classes serving staggered three-year terms;

  .  elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  As described above, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  These and other provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying or preventing a change in control of LynuxWorks.

 Delaware Law

  We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . prior to the date of the transaction, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or following the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

  Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities.

  We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of
Section 203.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock and any sale of substantial amounts of common stock in the open market, or the perception that these sales may occur, may adversely affect the market price of our common stock. Furthermore, since only a limited number of shares, in addition to the shares sold in this offering, will be available for public sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

  Based on shares outstanding as of October 19, 2000, we will have       shares
of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters' over-allotment option and no exercise of options after October 19, 2000 but including the shares of common stock we issued in
the ISDCorp acquisition. Of these shares, the              shares sold in this
offering will be freely tradeable without restriction or further registration under the Securities Act, except for shares acquired by our "affiliates," as that term is defined in Rule 144 of the Securities Act. In addition, the 5,022,776 shares of common stock issued to stockholders of ISDCorp in connection with the acquisition of ISDCorp will be freely tradeable without restrictions, except for shares subject to lock-up agreements, shares acquired by "affiliates" of ISDCorp or shares acquired by our "affiliates," which shares would be subject to limitations and restrictions on resale that are described below.

  The remaining 27,158,993 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of 32,181,769 shares held by existing stockholders as of October 19, 2000, 31,437,038 shares will be subject to lock-up agreements described below. On the effective date of the registration statement of which this prospectus forms a part, 744,731 shares not subject to the lock-up agreements described below will be eligible for sale pursuant to Rule 144(k) or as a result of our acquisition of ISDCorp. Upon expiration of the 180-day lock-up agreements, 30,758,349 shares will become eligible for sale pursuant to Rule 701, Rule 145 or Rule 144, subject in some cases to the limitations of Rule 144.

   Number of Shares
     Eligible for
         Sale       Date Eligible for Sale
   ---------------- ----------------------

         744,731 On the effective date of the registration statement of which this prospectus forms a part

      30,758,349    181st day after the date of this prospectus

         678,689    Various dates after the date of this prospectus

Lock-Up Agreements

  Each of our officers and directors and the holders of substantially all of the outstanding shares of our capital stock have agreed, subject to limited exceptions, not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. Deutsche Bank Securities Inc. may in its sole discretion, at any time and without notice, release all or any portion of the shares subject to these lock-up agreements.

Stock Options

  In addition, as of October 19, 2000, we had 1,130,666 shares of our common stock available for future grant pursuant to our prior stock option plans and 8,132,425 shares subject to outstanding options, including options we issued in the ISDCorp acquisition.

Upon closing of this offering, a total of 5,500,000 additional shares of common stock, plus annual increases and increases resulting from options that are or will become available for issuance under the 1997 Stock Option Plan, will be available for issuance under our 2000 Stock Option Plan and 2000 Employee Stock Purchase Plan. All of the shares issuable upon exercise of the outstanding options are subject to a 180-day lock-up pursuant to the lock-up agreements described above or pursuant to the prior stock options plans and 3,927,962 shares subject to vested options will be available for immediate sale after the expiration of the 180-day lock-up assuming those options are exercised.

  We intend to register, prior to the expiration of the lock-ups, all of the shares of common stock reserved for issuance under our stock option plans and under our employee stock purchase plan. This registration will permit the resale of vested shares by non-affiliates in the public market without restriction beginning on expiration of the lock-up.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately      shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq National Market System during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

  Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been our "affiliate" at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell these shares without regard to the Rule 144 volume limitations described above. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 145

  In general, under Rule 145 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who was issued shares of our common stock in connection with the acquisition of another company in reliance on Section 3(a)(10) of the Securities Act ("3(a)(10) Shares"), and who was an "affiliate" of the acquired or the acquiring company before the transaction or is an "affiliate" of the acquiring company after the transaction, would be entitled to sell these shares according to all of the requirements of Rule 144 described above except the one-year holding period requirement. If the person receiving the 3(a)(10) Shares was not an "affiliate" of the acquiring or acquired company before the transaction and is not an "affiliate" of the acquiring company after the transaction, that person may sell their 3(a)(10) Shares immediately upon the completion of this offering.

Rule 701

  In general, any employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement is entitled to resell these shares beginning 90 days after the effective date of the registration statement in reliance on Rule 701, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

  The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the effective date of the registration statement of which this prospectus is a part. Securities issued in reliance on Rule 701 are restricted securities and, subject to any lock-up agreements described above, beginning 90 days after the effective date of the registration statement, may be sold by persons other than our "affiliates" subject only to the manner of sale restrictions of Rule 144 and by our "affiliates" under Rule 144 without compliance with its one-year minimum holding requirement.

                                  UNDERWRITING

  Subject to the terms and conditions contained in an underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Prudential Securities Incorporated, Dain Rauscher Incorporated and ABN AMRO Rothschild LLC, have severally agreed to purchase from us the numbers of shares of common stock appearing opposite their names in the following table at the initial public offering price less the underwriting discounts and commissions specified on the cover page of this prospectus:

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   Deutsche Bank Securities Inc. ........................................
   Prudential Securities Incorporated....................................
   Dain Rauscher Incorporated............................................
   ABN AMRO Rothschild LLC...............................................
                                                                           ----
   Total.................................................................
                                                                           ====

  The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of the shares are purchased.

  We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the initial public offering price specified on the cover page of this prospectus and to selected dealers at a price that represents a concession not in excess
of $   per share below the initial public offering price. The underwriters may
allow, and those dealers may re-allow, a concession of not more than $   per
share to other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

  We have granted to the underwriters an option, exercisable not later than 30
days after the date of this prospectus, to purchase up to        additional
shares of common stock at the public offering price less the underwriting discounts and commissions specified on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by that underwriter as specified in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell those additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer
the additional shares on the same terms as those on which the      shares are
being offered.

  The underwriting discounts and commissions per share are equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and
commissions are   % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                         Discounts        Total Discounts and Commissions
                            and     -------------------------------------------
                        Commissions  Without Exercise of  With Full Exercise of
                         Per Share  Over-Allotment Option Over-Allotment Option
                        ----------- --------------------- ---------------------
Discounts and
 Commissions paid by
 LynuxWorks............   $                $                     $

  In addition, we estimate that the total expenses of this offering, all of which are payable by us, excluding underwriting discounts and commissions will be approximately $ .

  We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to any payments the underwriters may be required to make in respect of these liabilities.

  Each of our officers and directors and the holders of substantially all of the outstanding shares of our capital stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, other than shares of common stock purchased in open market transactions after the pricing of this offering or pursuant to the directed share program referred to below, for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. Notwithstanding these agreements, our officers and directors and these holders will be permitted to make transfers:

  .  by gift, will or intestacy,

  .  to any trust for their benefit or for the benefit of family members, and

  . in the case of partnerships and corporations, to their partners and subsidiaries,

in each case so long as the transferee agrees in writing that it is subject to the lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and issue shares under our stock option plans and our employee stock purchase plan, and also may issue shares of common stock upon the exercise of outstanding options, without the consent of Deutsche Bank Securities Inc.

  The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales of shares made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out any covered short position, the underwriters may consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  Accordingly, to cover these short positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, any purchases by the underwriters to cover any syndicate short position or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

  At our request, the underwriters have reserved for sale, at the public
offering price, up to      shares of the common stock being sold in this
offering for sale to our vendors, employees, family members of employees, customers and other third parties through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

  Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor SM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

  Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

  Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation between us and the representatives of the underwriters. Among the primary factors to be considered in determining the initial public offering price will be:

  .  prevailing market conditions;

  .  our results of operations in recent periods;

  .  the present stage of our development;

  . the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to us; and

  .  estimates of our business potential.

  The estimated initial public offering price range appearing on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the common stock offered hereby for LynuxWorks. Steven E. Bochner, a member at Wilson Sonsini Goodrich & Rosati, serves as Secretary and a director of LynuxWorks. As of October 19, 2000, certain investment partnerships composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys in this firm, beneficially owned an aggregate of 115,833 shares of common stock of LynuxWorks. Brown & Wood llp, San Francisco, California, will act as counsel for the underwriters.

                                    EXPERTS

  The financial statements of LynuxWorks, Incorporated (formerly Lynx Real-Time Systems, Incorporated) as of April 30, 2000 and 1999 and for each of the three years in the period ended April 30, 2000 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Integrated Software & Devices Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

  We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments, with respect to the shares of our common stock to be sold in this offering. Prior to the offering we were not required to file reports with the SEC. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of that contract, agreement or document and are not necessarily complete.

  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is available at the web site maintained by the SEC on the worldwide web at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
LYNUXWORKS, INCORPORATED

Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Operations....................................  F-4
Consolidated Statements of Mandatorily Redeemable Convertible Preferred
 Stock and Stockholders' Deficit.........................................  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

INTEGRATED SOFTWARE & DEVICES CORPORATION

Report of Independent Accountants........................................ F-23
Balance Sheets........................................................... F-24
Statements of Operations................................................. F-25
Statements of Shareholders' Equity (Deficit)............................. F-26
Statements of Cash Flows................................................. F-27
Notes to Financial Statements............................................ F-28

LYNUXWORKS, INCORPORATED

Unaudited Pro Forma Combined Financial Information....................... F-36
Unaudited Pro Forma Combined Balance Sheet, as of July 31, 2000.......... F-37
Unaudited Pro Forma Combined Statement of Operations, for the year ended
 April 30, 2000.......................................................... F-38
Unaudited Pro Forma Combined Statement of Operations, for the three months ended July 31, 2000.............................................. F-39
Notes to Unaudited Pro Forma Combined Financial Information.............. F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LynuxWorks, Incorporated
 (formerly--Lynx Real-Time Systems, Incorporated)

  The reincorporation of LynuxWorks, Incorporated in the State of Delaware, described in Note 9 to the financial statements, has not been consummated at October 24, 2000. When it has been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of LynuxWorks, Incorporated (formerly Lynx Real-Time Systems, Incorporated) and its subsidiaries at April 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 30, 2000

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                     Pro Forma
                                    As of April 30,       As of        as of
                                    -----------------   July 31,     July 31,
                                     1999      2000       2000     2000 (note 1)
                                    -------  --------  ----------- -------------
                                                       (unaudited)  (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.......  $ 1,946  $ 18,519   $ 31,411
  Short-term investments..........    4,890       --         --
  Accounts receivable, less
   allowance for doubtful accounts
   of $111 in 1999, $117 in 2000
   and $137 (unaudited) at July
   31, 2000.......................    4,928     3,452      3,434
  Prepaid expenses and other
   current assets.................      532     1,116      1,696
                                    -------  --------   --------
   Total current assets...........   12,296    23,087     36,541
Property and equipment, net.......      796     1,300      1,583
Capitalized software costs, net...      120        41         30
Other assets......................      251       159        165
                                    -------  --------   --------
   Total assets...................  $13,463  $ 24,587   $ 38,319
                                    =======  ========   ========

LIABILITIES, MANDATORILY
 REDEEMABLE CONVERTIBLE PREFERRED
 STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued
   liabilities....................  $ 3,006  $  2,680   $  3,680
  Deferred revenue................    2,886     3,224      3,467
  Bank notes payable..............       60       --         --
  Current portion of long-term
   obligations....................       19        12         12
                                    -------  --------   --------
   Total current liabilities......    5,971     5,916      7,159
Long-term obligations, less
 current portion..................        7        25         21
                                    -------  --------   --------
   Total liabilities..............    5,978     5,941      7,180
                                    -------  --------   --------

Commitments (Note 3)

Mandatorily redeemable convertible
 preferred stock, $0.001 par
 value:
  Authorized: 22,000,000 shares
  Issued and outstanding:
   12,105,254 shares at April 30,
   1999, 16,500,951 shares at
   April 30, 2000 and 20,176,461
   (unaudited) shares at July 31,
   2000...........................   16,514    37,520     55,101
                                    -------  --------   --------
  (Liquidation value at July 31,
   2000: $51,132 (unaudited))
Stockholders' equity (deficit):
 Common stock, $0.001 par value:
  Authorized: 48,000,000 shares;
  Issued and outstanding:
   5,859,214 shares at April 30,
   1999, 6,087,577 shares at April
   30, 2000 and 6,229,514
   (unaudited) shares at July 31,
   2000; pro forma at July 31,
   2000: 26,779,185 (unaudited)
   shares.........................        6         6          6     $     27
Additional paid-in capital........    1,262     1,321      5,646       60,913
Deferred stock-based
 compensation.....................     (149)   (1,404)    (6,451)      (6,451)
Notes receivable from
 stockholders.....................     (649)     (694)      (705)        (705)
Accumulated deficit...............   (9,499)  (18,103)   (22,458)     (22,458)
                                    -------  --------   --------     --------
   Total stockholders' equity
    (deficit).....................   (9,029)  (18,874)   (23,962)    $ 31,326
                                    -------  --------   --------     ========
   Total liabilities, mandatorily
    redeemable convertible
    preferred stock and
    stockholders' deficit.........  $13,463  $ 24,587   $ 38,319
                                    =======  ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                Three Months
                                     Year Ended April 30,      Ended July 31,
                                   --------------------------  ----------------
                                    1998     1999      2000     1999     2000
                                   -------  -------  --------  -------  -------
                                                                 (unaudited)
Revenues:
 Product license.................  $ 7,943  $ 9,145  $ 11,541  $ 3,051  $ 3,245
 Service.........................    3,187    5,715     5,655    1,290    1,863
                                   -------  -------  --------  -------  -------
   Total revenues................   11,130   14,860    17,196    4,341    5,108
                                   -------  -------  --------  -------  -------
Cost of revenues:
 Product license.................    1,249    1,305     1,221      252      367
 Service ........................    1,674    2,974     3,170      684    1,334
 Amortization of deferred stock-
  based compensation related to
  the service organization.......      --       --        113      --       126
                                   -------  -------  --------  -------  -------
   Total cost of revenues........    2,923    4,279     4,504      936    1,827
                                   -------  -------  --------  -------  -------
Gross profit.....................    8,207   10,581    12,692    3,405    3,281
                                   -------  -------  --------  -------  -------
Operating expenses:
 Research and development
  (exclusive of amortization of
  deferred stock-based
  compensation of $71 in the
  year ended April 30, 2000, and
  $76 (unaudited) in the three
  months ended July 31, 2000
  reported below)................    3,530    4,584     7,061    1,564    1,892
 Sales and marketing (exclusive
  of amortization of deferred
  stock-based compensation of
  $138 in the year ended April
  30, 2000, and $148 (unaudited)
  in the three months ended July
  31, 2000 reported below).......    4,646    7,624    11,422    2,293    4,703
 General and administrative
  (exclusive of amortization of
  deferred stock-based
  compensation of $46 and $389
  in the years ended April 30,
  1999 and 2000, respectively,
  and $96 (unaudited) and $518
  (unaudited) in the three
  months ended July 31, 1999 and
  2000, respectively, reported
  below).........................    1,566    1,727     2,343      563      761
 Amortization of deferred stock-
  based compensation.............      --        46       598       96      742
                                   -------  -------  --------  -------  -------
   Total operating expenses......    9,742   13,981    21,424    4,516    8,098
                                   -------  -------  --------  -------  -------
Operating loss...................   (1,535)  (3,400)   (8,732)  (1,111)  (4,817)
                                   -------  -------  --------  -------  -------
Other income, net................       25      428       375      102      492
Interest expense.................     (241)     (32)       (5)      (2)      (1)
                                   -------  -------  --------  -------  -------
Loss before provision for income
 taxes...........................   (1,751)  (3,004)   (8,362)  (1,011)  (4,326)
Provision for income taxes.......       98       91       242       19       29
                                   -------  -------  --------  -------  -------
Net loss.........................   (1,849)  (3,095)   (8,604)  (1,030)  (4,355)
Dividend associated with
 beneficial conversion feature of
 Series F preferred stock........      --       --     (1,994)     --    (1,667)
                                   -------  -------  --------  -------  -------
Net loss attributable to common
 stockholders....................  $(1,849) $(3,095) $(10,598) $(1,030) $(6,022)
                                   =======  =======  ========  =======  =======
Net loss attributable to common
 stockholders per share--basic
 and diluted.....................  $ (0.38) $ (0.54) $  (1.78) $ (0.17) $ (0.97)
                                   =======  =======  ========  =======  =======
Shares used in computing net loss
 attributable to common
 stockholders per share--basic
 and diluted.....................    4,906    5,781     5,959    5,886    6,207
                                   =======  =======  ========  =======  =======
Pro forma net loss attributable
 to common stockholders per share
 (Note 1)--basic and diluted
 (unaudited).....................                    $  (0.56)          $ (0.23)
                                                     ========           =======
Shares used in computing pro
 forma net loss attributable to
 common stockholders per share--
 (Note 1) basic and diluted
 (unaudited).....................                      18,822            26,310
                                                     ========           =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

 CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)

                         Mandatorily
                          Redeemable
                         Convertible                                   Deferred      Notes
                       Preferred Stock     Common Stock   Additional    Stock-     Receivable                  Total
                      ------------------ ----------------  Paid-In      Based         from     Accumulated Stockholders'
                        Shares   Amount   Shares   Amount  Capital   Compensation Stockholders   Deficit      Deficit
                      ---------- ------- --------- ------ ---------- ------------ ------------ ----------- -------------
Balances, April 30,
1997................   4,625,998 $ 5,204 4,832,883  $ 5    $   598     $   --        $(305)     $ (4,555)    $ (4,257)
Issuance of common
stock upon exercise
of stock options for
cash and notes
receivable..........         --      --    775,916    1        305         --         (286)          --            20
Exercise of
warrants............         --      --     36,667   --         11         --          --            --            11
Warrants issued in
connection with
related party
convertible
promissory notes....         --      --        --    --         92         --          --            --            92
Interest receivable
from stockholders...         --      --        --    --        --          --          (21)          --           (21)
Net loss............         --      --        --    --        --          --          --         (1,849)      (1,849)
                      ---------- ------- ---------  ---    -------     -------       -----      --------     --------
Balances, April 30,
1998................   4,625,998   5,204 5,645,466    6      1,006         --         (612)       (6,404)      (6,004)
Issuance of Series
E-2 preferred
stock...............   6,621,268  10,000       --    --        --          --          --            --           --
Conversion of
related party
convertible
promissory notes
payable and accrued
interest to Series
E-1 preferred
stock...............     857,988   1,310       --    --        --          --          --            --           --
Issuance of common
stock upon exercise
of stock options for
cash................         --      --    213,748   --         61         --          --            --            61
Deferred stock-based
compensation related
to stock options
granted.............         --      --        --    --        195        (195)        --            --           --
Amortization of
deferred stock-based
compensation........         --      --        --    --        --           46         --            --            46
Interest receivable
from stockholders...         --      --        --    --        --          --          (37)          --           (37)
Net loss............         --      --        --    --        --          --          --         (3,095)      (3,095)
                      ---------- ------- ---------  ---    -------     -------       -----      --------     --------
Balances, April 30,
1999................  12,105,254  16,514 5,859,214    6      1,262        (149)       (649)       (9,499)      (9,029)
Issuance of Series F
preferred stock, net
of issuance costs...   4,395,697  19,012       --    --        --          --          --            --           --
Issuance of common
stock upon exercise
of stock options for
cash................         --      --    228,363   --         87         --          --            --            87
Deferred stock-based
compensation related
to stock options
granted.............         --      --        --    --      1,966      (1,966)        --            --           --
Amortization of
deferred stock-based
compensation........         --      --        --    --        --          711         --            --           711
Allocation of
discount on Series F
preferred stock.....         --    1,994       --    --        --          --          --            --           --
Dividend association
with beneficial
conversion feature
of Series F
preferred stock.....         --      --        --    --     (1,994)        --          --            --        (1,994)
Interest receivable
from stockholders...         --      --        --    --        --          --          (45)          --           (45)
Net loss............         --      --        --    --        --          --          --         (8,604)      (8,604)
                      ---------- ------- ---------  ---    -------     -------       -----      --------     --------
Balances, April 30,
2000................  16,500,951  37,520 6,087,577    6      1,321      (1,404)       (694)      (18,103)     (18,874)
Issuance of Series F
preferred stock.....   3,675,510  15,914       --    --        --          --          --            --           --
Issuance of common
stock upon exercise
of stock options for
cash................         --      --    141,937   --         77         --          --            --            77
Allocation of
discount on
preferred stock.....         --      --        --    --      5,915      (5,915)        --            --           --
Amortization of
deferred stock-based
compensation........         --      --        --    --        --          868         --            --           868
Allocation of
discount on
preferred stock.....         --    1,667       --    --        --          --          --            --           --
Dividend associated
with beneficial
conversion feature
of Series F
preferred stock.....         --      --        --    --     (1,667)        --          --            --        (1,667)
Interest receivable
from stockholders...         --      --        --    --        --          --          (11)          --           (11)
Net loss............         --      --        --    --        --          --          --         (4,355)      (4,355)
                      ---------- ------- ---------  ---    -------     -------       -----      --------     --------
Balances, July 31,
2000 (unaudited)....  20,176,461 $55,101 6,229,514  $ 6    $ 5,646     $(6,451)      $(705)     $(22,458)    $(23,962)
                      ========== ======= =========  ===    =======     =======       =====      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Three Months
                                    Year Ended April 30,      Ended July 31,
                                  --------------------------  ----------------
                                   1998      1999     2000     1999     2000
                                  -------  --------  -------  -------  -------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss........................ $(1,849) $ (3,095) $(8,604) $(1,030) $(4,355)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation and amortization...     602       675      641      103      184
 Provision for (reduction in)
  allowance for doubtful
  accounts.......................     (19)       30        6        8       20
 Amortization of deferred stock-
  based compensation.............      --        46      711       96      868
 Accrued interest on related
  party convertible promissory
  notes payable..................      --        66       --       --       --
 Interest on notes receivable
  from stockholders..............     (21)      (37)     (45)      (9)     (11)
 Amortization of discount
  related to warrants issued in
  connection with related party
  convertible promissory note
  payable........................      92        --       --       --       --
 Changes in assets and
  liabilities:
 Accounts receivable.............  (1,112)   (1,322)   1,470    1,922       (2)
 Prepaid expenses and other
  current assets.................     130      (204)    (584)    (147)    (580)
 Other assets....................     (74)      (98)      92      137       (6)
 Accounts payable and accrued
  liabilities....................     421     1,346     (326)    (773)   1,000
 Deferred revenue................     984       393      338     (405)     243
                                  -------  --------  -------  -------  -------
   Net cash flows used in
    operating activities.........    (846)   (2,200)  (6,301)     (98)  (2,639)
                                  -------  --------  -------  -------  -------
Cash flows from investing
 activities:
 Purchases of property and
  equipment......................    (126)     (777)  (1,001)    (223)    (456)
 Capitalized software development
  costs..........................    (175)      (53)     (34)      (1)      --
 Purchase of short term
  investments....................      --   (52,891)      --       --       --
 Proceeds from sales and
  maturities of short-term
  investments....................      --    48,001    4,890    4,890       --
                                  -------  --------  -------  -------  -------
   Net cash flows provided by
    (used in) investing
    activities...................    (301)   (5,720)   3,855    4,666     (456)
                                  -------  --------  -------  -------  -------
Cash flows from financing
 activities:
 Borrowings on bank lines of
  credit.........................   1,286        --       --       --       --
 Payments on bank lines of
  credit.........................  (1,080)     (459)     (60)     (60)      --
 Payments of capital lease
  obligations....................     (72)     (102)     (20)      (5)      (4)
 Proceeds from issuance of
  related party convertible
  promissory notes payable.......   1,244        --       --       --       --
 Proceeds from issuance of
  preferred stock, net of
  issuance costs.................      --    10,000   19,012       --   15,914
 Proceeds from issuance of common
  stock..........................      31        61       87       13       77
                                  -------  --------  -------  -------  -------
   Net cash flows provided by
    (used in) financing
    activities...................   1,409     9,500   19,019      (52)  15,987
                                  -------  --------  -------  -------  -------
Net increase in cash and cash
 equivalents.....................     262     1,580   16,573    4,516   12,892
Cash and cash equivalents at
 beginning of period.............     104       366    1,946    1,946   18,519
                                  -------  --------  -------  -------  -------
Cash and cash equivalents at end
 of period....................... $   366  $  1,946  $18,519  $ 6,462  $31,411
                                  =======  ========  =======  =======  =======
Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
  interest....................... $    82  $     18  $     2  $     1  $     1

Supplemental disclosure of non-
 cash investing and financing
 activities:
 Equipment acquired under capital
  lease obligation............... $   107  $     --  $    31  $    --  $    --
 Common stock issued in exchange
  for notes receivable from
  stockholder.................... $   286  $     --  $    --  $    --  $    --
 Conversion of related party
  convertible promissory notes
  payable and accrued interest to
  Series E-1 preferred stock..... $    --  $  1,310  $    --  $    --  $    --
 Deferred stock-based
  compensation................... $    --  $    195  $ 1,966  $   503  $ 5,915

  The accompanying notes are an integral part of these consolidated financial statements.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Nature of business

  LynuxWorks, Incorporated, formerly Lynx Real-Time Systems, Incorporated (the "Company") develops and markets software operating systems and related products and services designed for the embedded systems market. The Company's operating system and development tools enable its customers to develop embedded systems based on open standards that are compatible with Linux products. The Company markets and sells its products and services to distributors and original equipment manufacturers primarily in North America, Europe and Asia.

   Basis of presentation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The subsidiaries are located both domestically and internationally and are intended to be sales offices. All significant intercompany balances and transactions have been eliminated.

   Unaudited interim results

  The accompanying interim consolidated financial statements at July 31, 2000 and for the three months ended July 31, 1999 and 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects the Company's consolidated financial position at July 31, 2000 and consolidated results of operations and its cash flows for the three months ended July 31, 1999 and 2000. The consolidated financial data and other information disclosed in these notes to the consolidated financial statements related to these periods are unaudited.

   Foreign currency translation

  The currency of the primary economic environment in which the operation of the Company and its subsidiaries are conducted is the U.S. dollar. Transactions and balances denominated in dollars are presented at their original amounts. Remeasurement gains and losses which have been insignificant are included in the statements of operations.

   Cash and cash equivalents

  Cash and cash equivalents is comprised of highly liquid investments with original or remaining maturities of three months or less at the date of purchase. Management has classified all short-term investments as available for sale. These investments are comprised of commercial paper and United States government agency obligations with maturities of 30 to 150 days. Realized gains and losses are calculated using the specific identification method. Realized gains and losses in fiscal years 1999 and 2000 and unrealized holding gains and losses at April 30, 1999 were not significant.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Concentrations

  At April 30, 1999, 2000 and July 31, 2000, substantially all of the Company's cash and cash equivalents and short-term investments were invested with one financial institution. At April 30, 2000, the Company had $103,000 of restricted cash.

  The Company sells its software applications to high technology equipment manufacturers and distributors located in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company records an allowance for doubtful accounts for credit losses at the end of each period based on analysis of individual aged accounts receivable balances. As a result of this analysis, the Company believes its allowances for doubtful accounts is adequate but not excessive at April 30, 1999, 2000 and at July 31, 2000.

  At April 30, 1999, three customers accounted for 20%, 19% and 18% of accounts receivable and at April 30, 2000 two other customers accounted for 20% and 10% of accounts receivable. At July 31, 2000, one customer accounted for 12% (unaudited) of accounts receivable. The following table sets forth customers comprising 10% or more of the revenue for each of the periods reported:

                                                                 Three Months
                                                  Year Ended         Ended
                                                  April 30,        July 31,
                                                ---------------- ---------------
                                                1998  1999  2000  1999     2000
                                                ----  ----  ---- ------   ------
                                                                  (unaudited)
   A...........................................  19%   17%   --      --       --
   B...........................................  14%   --    --      --       --
   C...........................................  --    13%   --      13%      11%
   D...........................................  --    --    --      --       12%
   E...........................................  --    --    --      13%      --

   Advertising

  The Company expenses advertising costs as they are incurred. Advertising expense for fiscal year 1998, 1999, 2000 and the three months ended July 31, 1999 and 2000 was $191,000, $196,000, $875,000, $60,000 (unaudited), and
$527,000 (unaudited), respectively.

   Fair value of financial instruments

  The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities (see Note 2).

   Property and equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Computer equipment and furniture and fixtures are depreciated on a straight-line basis over estimated useful lives of three years. Leasehold improvements and equipment leased under capital lease obligations are amortized over the lesser of the useful life of the asset or the period of the lease. When assets are sold or retired, the cost and related

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

accumulated depreciation is removed from the accounts and the resulting gains or losses are included in the statement of operations. Gains and losses from the disposal of property and equipment are taken into income in the year of disposition. Repairs and maintenance costs are expensed as incurred.

   Research and development costs

  Costs related to research, design and development of products are charged to research and development expenses as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, generally using the working model approach to date, and ending when a product is available for general release to customers. Amortization of capitalized software begins when the product is available for general release to customers and is amortized using the greater of the amount computed using the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or on a straight-line basis over two years. Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. The Company evaluates the estimated net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the net book value is in excess of net realizable value. Net realizable value for each software product is the estimated future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product.

  For the fiscal years 1998, 1999, 2000 and the three months ended July 31, 1999 and 2000, the Company amortized $330,000, $316,000, $114,000, $29,000
(unaudited) and $11,000 (unaudited) of capitalized software development costs, respectively, which are included in cost of revenue in the accompanying consolidated statements of operations. Total accumulated amortization of capitalized software development costs was $847,000, $961,000 and $972,000 (unaudited) at April 30, 1999 and 2000 and at July 31, 2000, respectively.

   Income taxes

  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

   Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue recognition

  The Company's revenue is derived from primarily two sources, across many industries: (i) product licenses revenue, derived primarily from sales of licenses to distributors and original

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

equipment manufacturers, and (ii) service revenue, derived primarily from software development, engineering and consulting contracts, software maintenance and support contracts and customer training.

  The Company adopted the provisions of Statement of Position 97-2, or SOP 97-2, effective May 1, 1998. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product and maintenance revenues. Under SOP 97-2, the Company recognizes product license revenue, including prepaid royalties, upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Revenues from software licenses sold through distributors are recognized under the same SOP 97-2 criteria because distributors typically only purchase products to fulfill specific customer orders and do not hold inventory of the Company's products. The adoption of SOP 97-2 did not have any material impact on the Company's results of operations or financial position.

  The Company recognizes revenue from software development and engineering and consulting contracts as the services are performed or, when collection of the fee is subject to final acceptance by the customers on the completed contract method.

  The Company recognizes fees for ongoing customer support and upgrades and enhancements ratably over the period of the contract. Payments for maintenance fees are generally made in advance and are non-refundable. Education and consulting service revenues are recognized as the related services are performed.

  For contracts with multiple obligations (e.g. deliverable and undeliverable products, maintenance and other services), the Company determines revenue from each component of the contract based on Vendor Specific Objective Evidence of its fair value. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

   Stock-based compensation

  The Company uses the intrinsic value method which requires that deferred stock-based compensation be recorded for the difference between an option's exercise price and fair value of the underlying common stock on the date both the number of shares and exercise price of the option grant are known. The resulting deferred stock-based compensation is amortized in the statement of operations over the vesting period of the option, generally four years, using the multiple option approach. Disclosures are made in the accompanying notes to consolidated financial statements as required by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Under SFAS 123, disclosures are required, assuming all options granted since January 1, 1996 were valued using the minimum value method and the resulting deferred stock-based compensation is amortized in the statement of operations over the vesting period of the option.

   Comprehensive income

  The Company has adopted Statement of Financial Accounting Standards No. 130 or SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no material difference between the Company's net loss and its total comprehensive loss for all reported periods.

   Historical net loss per share

  The Company computes net loss per share in accordance with SFAS 128, "Earnings per Share." and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common share equivalents consisting of options, warrants, and mandatorily redeemable convertible preferred stock were not included in the computation of dilutive net loss per share because their effect would be antidilutive.

  Antidilutive securities not included in net loss per share calculation:

                                                             Three Months Ended
                                 Year Ended April 30,             July 31,
                            ------------------------------- ---------------------
                              1998       1999       2000       1999       2000
                            --------- ---------- ---------- ---------- ----------
                                                                 (unaudited)
   Mandatorily redeemable
    convertible preferred
    stock.................. 4,625,998 12,105,254 16,500,951 12,105,284 20,176,461
   Common stock options.... 3,949,108  3,801,982  4,465,987  4,448,300  5,830,603
   Warrants................   373,210    373,210    373,210    373,210    373,210
                            --------- ---------- ---------- ---------- ----------
   Total................... 8,948,316 16,280,446 21,340,148 16,926,794 26,380,274
                            ========= ========== ========== ========== ==========

   Pro forma at July 31, 2000 (unaudited)

  As contemplated upon closing of the Company's initial public offering, the outstanding shares of Series A, Series B, Series C, Series D, Series E-1, Series E-2, and Series F mandatorily redeemable convertible preferred stock will convert into 20,176,461 shares of common stock. Warrants to purchase 373,210 shares of the Company's common stock will expire if not exercised prior to the closing of the Company's initial public offering. The pro forma at July 31, 2000 gives effect to the conversion of the mandatorily redeemable convertible preferred stock into common stock and the exercise of the warrants.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Pro forma net loss per share

  Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of the Company's preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on date of original issuance and the pro forma effect of the exercise of the warrants to purchase 373,210 shares of common stock at an exercise price of $0.50 per share as if such exercise occurred on the date of original issue as follows (in thousands, except per share data):

                                                                   Three Months
                                                        Year Ended    Ended
                                                        April 30,    July 31,
                                                           2000        2000
                                                        ---------- ------------
                                                                   (unaudited)

Historical net loss attributable to common
 stockholders..........................................  $(10,598)   $(6,022)
                                                         ========    =======

  Shares used in computing net loss per share--basic
   and diluted.........................................     5,959      6,207
                                                         --------    -------
  Pro forma adjustment to reflect weighted effect of
   assumed conversion of mandatorily redeemable
   convertible preferred stock:
  Series A mandatorily redeemable convertible preferred
   stock...............................................     1,300      1,300
  Series B mandatorily redeemable convertible preferred
   stock...............................................     1,281      1,281
  Series C mandatorily redeemable convertible preferred
   stock...............................................       545        545
  Series D mandatorily redeemable convertible preferred
   stock...............................................     1,500      1,500
  Series E-1 mandatorily redeemable convertible
   preferred stock.....................................       858        858
  Series E-2 mandatorily redeemable convertible
   preferred stock.....................................     6,621      6,621
  Series F mandatorily redeemable convertible preferred
   stock...............................................       385      7,625
                                                         --------    -------
                                                           12,490     19,730
                                                         --------    -------
  Exercise of warrants.................................       373        373
                                                         --------    -------
Weighted average shares used in computing pro forma
 basic and diluted loss per share......................    18,822     26,310
                                                         ========    =======
Pro forma net loss per share, basic and diluted........  $  (0.56)   $ (0.23)
                                                         ========    =======

   Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be recorded depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued Statement of Financial Accounting Standard No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," ("SFAS 137") that amends SFAS 133 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138,

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

"Accounting for Derivative Instruments and Hedging Activities--An Amendment of FASB No. 133" ("SFAS 138"). SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency translations and intercompany derivatives. The Company will adopt SFAS 133 in its quarter ending October 31, 2000. To date, the Company has not engaged in derivatives or hedging activities.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), which summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective December 2000. The Company has analyzed the impact of SAB 101 and believes that the adoption of SAB 101 will not have a material effect on its financial position, results of operations or cash flows.

  In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to March 31, 2000 did not have a material impact on the consolidated financial statements. Management does not expect that the adoption of the remaining provisions will have a material effect on the consolidated financial statements.

NOTE 2--BALANCE SHEET DETAIL (in thousands):

  Cash, cash equivalents and short-term investments:

                                       As of April 30,
                             ------------------------------------
                                                                    As of July 31,
                                   1999               2000               2000
                             ----------------- ------------------ ------------------
                              Cost  Fair Value  Cost   Fair Value  Cost   Fair Value
                             ------ ---------- ------- ---------- ------- ----------
                                                                     (unaudited)
   Cash and cash
    equivalents:
     Cash..................  $  303   $  303   $   915  $   915   $   994  $   994
     Commercial paper......   1,145    1,145    17,604   17,604    30,417   30,417
     Federal Home Loan Bank
      Obligations..........     498      498        --       --        --       --
                             ------   ------   -------  -------   -------  -------
                             $1,946   $1,946   $18,519  $18,519   $31,411  $31,411
                             ======   ======   =======  =======   =======  =======
   Short-term investments:
     Commercial paper......  $1,963   $1,963   $    --  $    --   $    --  $    --
     Federal Home Loan Bank
      Obligations..........   2,927    2,927        --       --        --       --
                             ------   ------   -------  -------   -------  -------
                             $4,890   $4,890   $    --  $    --   $    --  $    --
                             ======   ======   =======  =======   =======  =======

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Property and equipment, net:

                                                 As of April 30,       As of
                                                 -----------------   July 31,
                                                  1999      2000       2000
                                                 -------  --------  -----------
                                                                    (unaudited)
   Computer equipment..........................  $ 1,463  $  2,127    $ 2,570
   Furniture and fixtures......................      253       337        347
   Leasehold improvements......................       64       109        112
                                                 -------  --------    -------
                                                   1,780     2,573      3,029
   Less: Accumulated depreciation and
    amortization...............................     (984)   (1,273)    (1,446)
                                                 -------  --------    -------
                                                 $   796  $  1,300    $ 1,583
                                                 =======  ========    =======

  Depreciation and amortization expense for fiscal years 1998, 1999, 2000 and for the three months ended July 31, 2000 was $272,000, $359,000, $528,000 and
$173,000 (unaudited), respectively.

  Equipment acquired under capital lease obligations included in property and equipment comprised:

                                                 As of April 30,       As of
                                                 -----------------   July 31,
                                                  1999      2000       2000
                                                 -------  --------  -----------
                                                                    (unaudited)
   Equipment...................................  $    94  $     91    $    91
   Less: Accumulated depreciation and
    amortization...............................      (72)      (58)       (62)
                                                 -------  --------    -------
                                                    $ 22  $     33    $    29
                                                 =======  ========    =======

  Accounts payable and accrued liabilities:

                                                 As of April 30,       As of
                                                 -----------------   July 31,
                                                  1999      2000       2000
                                                 -------  --------  -----------
                                                                    (unaudited)
   Accounts payable............................  $   623  $    419    $ 1,040
   Accrued payroll and related expenses........    1,180       509        972
   Accrued vacation............................      335       607        543
   Other accrued expenses......................      868     1,145      1,125
                                                 -------  --------    -------
                                                  $3,006  $  2,680    $ 3,680
                                                 =======  ========    =======

NOTE 3--COMMITMENTS:

   Capital leases

  The Company leases equipment under capital leases expiring in fiscal year 2001 through fiscal year 2005.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Minimum future lease payments at April 30, 2000 under capital leases are as follows (in thousands):

                                                                         As of
                                                                       April 30,
   Fiscal Year:                                                          2000
   ------------                                                        ---------
   2001...............................................................   $ 16
   2002...............................................................      8
   2003...............................................................      8
   2004...............................................................      8
   2005...............................................................      7
                                                                         ----
   Total minimum lease payments.......................................     47
   Less: Amounts representing interest................................    (10)
                                                                         ----
   Present value of future minimum lease payments.....................     37
   Less: Current portion..............................................    (12)
                                                                         ----
   Long-term obligations..............................................   $ 25
                                                                         ====

   Operating leases

  The Company leases its facilities under noncancelable operating leases which expire between May 2000 and March 2005. The Company is responsible for maintenance, insurance and taxes.

  Minimum lease payments at April 30, 2000 for these noncancelable operating leases are as follows (in thousands):

                                                                         As of
                                                                       April 30,
   Fiscal Year:                                                          2000
   ------------                                                        ---------
   2001...............................................................  $  906
   2002...............................................................     855
   2003...............................................................     854
   2004...............................................................     865
   2005...............................................................     758
                                                                        ------
                                                                        $4,238
                                                                        ======

  Rent expense for fiscal years 1998, 1999, 2000 and the three months ended July 31, 1999 and 2000 was $317,000, $378,000, $556,000, $107,000 (unaudited)
and $244,000 (unaudited), respectively.

NOTE 4--RELATED PARTIES:

Related party convertible promissory notes payable

  In October 1997, the Company issued convertible promissory notes payable to certain stockholders for a total principal amount of $1,244,000 and issued warrants to purchase up to an aggregate of 373,210 shares of the Company's common stock (See Note 5--"Warrants"). The fair value of the warrants was estimated at $92,000 using the Black-Scholes model and the

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

following assumptions; dividend yield of 0%, volatility of 60%, risk free interest rate of 5.97% and a term of five years.

  In June 1998, $1,244,000 of principal and $66,000 of interest under the convertible promissory notes were converted to 857,988 shares of Series E-1 preferred stock at a conversion price of $1.5103 per share based on the terms defined in the original notes agreement.

  In fiscal years 1998, 1999 and 2000 and for the three months ended July 31, 2000, the Company recorded sales of $513,294, $1,357,000, $826,000 and $614,000
(unaudited), respectively, from one major stockholder.

  The Company had amounts receivable from the same stockholder representing 18%, 6% and 12% (unaudited) of accounts receivable at April 30, 1999 and 2000 and at July 31, 2000, respectively.

NOTE 5--PREFERRED AND COMMON STOCK:

   Mandatorily Redeemable Convertible Preferred Stock

  At July 31, 2000, the amounts, terms and liquidation values of Series A, Series B, Series C, Series D, Series E-1, Series E-2 and Series F preferred stock are as follows (unaudited):

                                                           Common
                                                           Shares
                                                          Reserved
                                             Issued and     for     Liquidation
   Series                 Amount  Authorized Outstanding Conversion    Value
   ------                 ------- ---------- ----------- ---------- -----------
                                    (in thousands, except share data)
   A..................... $   650  1,300,000  1,300,000   1,300,000   $   650
   B.....................   1,449  1,281,000  1,281,000   1,281,000     1,089
   C.....................   1,612    544,998    544,998     544,998     1,635
   D.....................   1,493  1,500,000  1,500,000   1,500,000     1,500
   E-1...................   1,310    857,988    857,988     857,988     1,310
   E-2...................  10,000  6,621,268  6,621,268   6,621,268    10,000
   F.....................  38,587  8,071,207  8,071,207   8,071,207    34,948
   Undesignated..........     --   1,823,539        --          --        --
                          ------- ---------- ----------  ----------   -------
                          $55,101 22,000,000 20,176,461  20,176,461   $51,132
                          ======= ========== ==========  ==========   =======

  Each share of preferred stock is convertible into common stock on a one-for-one basis subject to adjustment for certain changes in capitalization and certain dilutive issuances. Each series of preferred stock automatically converts into common stock, as to each series, upon (1) the consent of the holders of at least 66 2/3% of the shares of such series of or (2) upon the closing of a public offering in which the public offering price is equal to or greater than $8.00 per share of the Company's common stock and aggregate gross proceeds of at least $20,000,000.

  The holders of preferred stock may receive noncumulative dividends of $0.50, $0.85, $3.00, $1.00, $1.5103, $1.5103 and $4.33 per share per annum for Series
A, Series B, Series C, Series D, Series E-1, Series E-2, and Series F preferred stock, respectively, when and if declared by the

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Board of Directors. No cash dividends may be paid to holders of common stock during any fiscal year until dividends of $0.50, $0.85, $3.00, $1.00, $1.5103, $1.5103 and $4.33 per share for Series A, Series B, Series C, Series D, Series E-1, Series E-2, and Series F preferred stock, respectively, have been paid in that fiscal year. No dividends have been declared to date.

  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock have preference over the holders of common stock in liquidation to the extent of $0.50, $0.85, $3.00, $1.00, $1.5103, $1.5103 and $4.33 per share for Series A,
Series B, Series C, Series D, Series E-1, Series E-2, and Series F preferred stock, respectively, plus all declared but unpaid dividends. The holders of common stock are then entitled to receive the amount of $0.05 per share after which the holders of preferred stock and common stock share ratably in any further distribution of assets.

  The holders of each series of preferred stock, with the exception of the voting rights of 2,823,176 shares of Series E-2 preferred stock and 98,472 shares of Series F preferred stock, are entitled to the number of votes equal the number of shares of common stock into which shares of such series convert. The holders of 2,823,176 shares of Series E-2 and 98,472 shares of Series F shall vote in proportion to the manner in which all holders of the company's capital stock vote on all matters except the election of directors.

   Stock Option Plans

  The Company has adopted the 1988 Stock Option Plan, the 1992 Stock Option Plan and the 1997 Stock Option Plan (collectively the "Plans"), under which a total of 9,832,968 shares of the Company's common stock were reserved for issuance to employees, directors and consultants. The Board of Directors approved the termination of the 1988 Stock Option Plan effective December 31, 1991.

  The Company's 1992 and 1997 Stock Option Plans provide for the grants of options to purchase the Company's common stock at exercise prices of no less than 100% and 85% of the fair market value of the Company's common stock at the date of grant, as determined by the Board of Directors, for incentive and nonqualified stock options, respectively. The Board of Directors determines vesting terms on option grants, but in no case can the vesting rate be less than 20% per year over five years from the option grant date. Options generally vest over four years, at a rate of 25% one year from the date of grant and monthly thereafter over three years. Unexercised options under the 1992 Plan and 1997 Stock Option Plans expire three months after termination of employment with the Company and have a term of ten years.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Activity under the Plans is as follows (in thousands, except share and per share amounts):

                                             Outstanding Shares
                                        -----------------------------
                                                                       Weighted
                                                                       Average
                                                                       Exercise
                              Shares                                    Price
                            Available   Number of   Price Per            Per
                            for Grant    Shares       Share    Total    Share
                            ----------  ---------  ----------- ------  --------
   Balances, April 30,
    1997...................  1,102,507  3,194,317  $0.05-$0.40 $  988   $0.31
     Shares reserved.......  1,719,500         --  $        --     --   $  --
     Options granted....... (1,999,850) 1,999,850  $0.40-$0.60  1,115   $0.56
     Options exercised.....         --   (775,916) $0.05-$0.44   (306)  $0.40
     Options canceled......    469,143   (469,143) $0.05-$0.50    (97)  $0.21
                            ----------  ---------              ------
   Balances, April 30,
    1998...................  1,291,300  3,949,108  $0.05-$0.60  1,700   $0.43
     Options granted.......   (409,875)   409,875  $0.60-$1.00    341   $0.83
     Options exercised.....         --   (213,748) $0.05-$0.60    (61)  $0.29
     Options canceled......    343,253   (343,253) $0.05-$0.60   (151)  $0.44
                            ----------  ---------              ------
   Balances, April 30,
    1999...................  1,224,678  3,801,982  $0.05-$1.00  1,829   $0.48
     Shares reserved.......  2,004,782         --  $        --     --   $  --
     Options granted....... (1,235,050) 1,235,050  $1.00-$1.50  1,689   $1.37
     Options exercised.....         --   (228,363) $0.10-$1.25    (87)  $0.38
     Options canceled......    342,682   (342,682) $0.30-$1.50   (330)  $0.96
                            ----------  ---------              ------
   Balances, April 30,
    2000...................  2,337,092  4,465,987  $0.10-$1.50  3,101   $0.69
     Options granted....... (1,568,800) 1,568,800  $2.00-$2.20  3,246   $2.07
     Options exercised.....         --   (141,930) $0.30-$1.50    (77)  $0.47
     Options canceled......     62,254    (62,254) $0.40-$2.00    (92)  $1.48
                            ----------  ---------              ------
   Balances, July 31, 2000
    (unaudited)............    830,546  5,830,603  $0.15-$2.20 $6,178   $1.06
                            ==========  =========              ======

  The options outstanding and exercisable for the Plans by exercise price at April 30, 2000 are as follows:

                 Options Outstanding                     Options Exercisable
   ---------------------------------------------------  -----------------------
                                Weighted     Weighted                 Weighted
                                 Average     Average                  Average
                                Remaining    Exercise                 Exercise
    Range of                   Contractual    Price                    Price
    Exercise       Number         Life         Per        Number        Per
      Price      Outstanding     (Years)      Share     Exercisable    Share
    --------     -----------   -----------   --------   -----------   --------
   $0.10-$0.40    1,473,126       5.43        $0.34      1,302,710     $0.34
   $0.50-$0.66    1,775,530       7.88        $0.57      1,110,377     $0.57
   $1.00-$1.50    1,217,331       9.16        $1.35         73,708     $1.14
                  ---------                              ---------
   $0.10-$1.50    4,465,987       7.42        $0.69      2,486,795     $0.47
                  =========                              =========

  Options to purchase 2,030,040 shares of common stock were exercisable under the Plans at April 30, 1999, with a weighted average exercise price of $0.42 per share.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Pro forma stock-based compensation

  The Company has adopted the disclosure-only provisions of SFAS 123. Had compensation expense for the Plans been determined based on the fair value at the grant date for options granted for the four month period ended April 30, 1996 and in fiscal years 1997, 1998, 1999 and 2000 consistent with the provisions of SFAS 123, the pro forma net loss would have been as follows (in thousands):

                                                     Year Ended April 30,
                                                   --------------------------
                                                    1998     1999      2000
                                                   -------  -------  --------
   Net loss attributable to common stockholders--
    as reported................................... $(1,849) $(3,095) $(10,598)
   Net loss attributable to common stockholders--
    pro forma..................................... $(1,904) $(3,201) $(10,676)
   Basic and diluted net loss attributable to
    common stockholders per share................. $ (0.38) $ (0.54) $  (1.78)
   Basic and diluted net loss attributable to
    common stockholders per share--pro forma...... $ (0.39) $ (0.55) $  (1.79)

  The fair value of each option grant is estimated on the date of grant using the minimum value method assuming an expected life of four years and a weighted average risk-free interest rate of 5.91%, 5.91% and 6.12% for fiscal years 1998, 1999 and 2000, respectively. The weighted average expected life was calculated based on the vesting period and the exercise behavior of each option granted. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each option granted.

  The weighted average fair value of stock options granted in fiscal years 1998, 1999 and 2000 was $0.13, $0.16 and $0.40 per share, respectively.

   Warrants

  In connection with the issuance of the related party convertible promissory notes (see Note 4), the Company issued to an officer of the Company and to a member of the Board of Directors immediately exercisable warrants to purchase 373,210 shares of the Company's common stock which have an exercise price $0.50 per share and expire on the earlier of November 14, 2001 or the closing of the Company's initial public offering. At April 30, 2000 none of these warrants had been exercised.

   Deferred stock-based compensation

  During fiscal years 1999 and 2000 and the three months ended July 31, 2000 (unaudited), the Company issued options to purchase 409,875, 1,235,050 and 1,568,800 shares of its common stock to certain employees and consultants under its 1997 Stock Option Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. At April 30, 1999 and 2000 and July 31, 2000, the Company had recorded deferred stock-based compensation related to these options in an amount of $195,000, $1,966,000 and $5,915,000 (unaudited), of which $46,000, $711,000 and $868,000 (unaudited) had been amortized to expense during fiscal years 1999, 2000 and the three months ended July 31, 2000, respectively.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--INCOME TAXES:

  The components of the net deferred tax asset comprise (in thousands):

                                                               As of April 30,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
   Accrued liabilities........................................ $   191  $   185
   Allowances for doubtful accounts...........................      41       45
   Deferred revenue...........................................      17      179
   Other......................................................     155      144
   Net operating loss carryforward............................   2,804    5,385
   Research and development credit carryforwards..............   1,544    2,002
   Foreign tax credit carryforward............................     432      764
   Valuation allowance........................................  (5,184)  (8,704)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

  The valuation allowance increased by $1,098,000, $1,582,000 and $3,520,000 in fiscal years 1998, 1999 and 2000, respectively.

  The provision for income taxes is current and is composed of the following (in thousands):

                                                                       Three
                                                                      Months
                                                       Year ended      Ended
                                                       April 30,     July 31,
                                                     -------------- ------------
                                                     1998 1999 2000 1999   2000
                                                     ---- ---- ---- -----  -----
                                                                    (unaudited)
   State............................................ $-   $-   $ 48 $   4  $   2
   Foreign..........................................  98   91   194    15     27
                                                     ---  ---  ---- -----  -----
                                                     $98  $91  $242 $  19  $  29
                                                     ===  ===  ==== =====  =====

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The Company's effective tax rate differs from the statutory federal income tax rate as follows:

                                                                 Three
                                                                Months
                                           Year ended            Ended
                                           April 30,           July 31,
                                         ------------------   --------------
                                         1998   1999   2000   1999     2000
                                         ----   ----   ----   -----    -----
                                                              (unaudited)
   Income tax benefit at statutory
    rate................................ (34)%  (34)%  (34)%    (34)%    (34)%
   Net operating loss and deferred tax
    assets .............................  34     34     34       34       34
   Foreign technology transfer taxes....   6      4      3        3        1
   Other................................  --     --     --       --       --
                                         ---    ---    ---    -----    -----
                                           6 %    4 %    3 %      3%       1 %
                                         ===    ===    ===    =====    =====

  At April 30, 2000, the following net operating loss and credit carryforwards were available to the Company to reduce future taxable income:

                                                                 Federal State
                                                                 ------- ------
                                                                 (in thousands)
   Regular and alternative maximum tax reporting................ $15,300 $4,103
   General business and foreign tax credits.....................   2,146    959

  The carryforwards and credits expire between 2000 and 2020 for both federal and state purposes, if not used before such time to offset future taxable income or tax liabilities.

  For federal and state tax purposes, a portion of the Company's net operating loss and tax credit carryforwards may be subject to certain limitations on annual utilization due to an "Ownership Change," as defined by federal and state tax law.

NOTE 7--PROFIT-SHARING PLAN:

  The Company's 401(k) Profit-Sharing Plan provides for tax deferred automatic salary deductions. Under the terms of the plan, eligible employees and the Company are permitted to make contributions to the plan as determined by the Board of Directors. No Company contributions were made in fiscal years 1999 or 2000.

                            LYNUXWORKS, INCORPORATED
                (FORMERLY LYNX REAL-TIME SYSTEMS, INCORPORATED)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 8--GEOGRAPHIC REVENUE REPORTING:

  The Company operates in one industry segment. The Company's geographic sales data based on customer destination is defined by region: North America, Europe and Asia. Revenue by geographic region was as follows (in thousands):

                                                             Three Months Ended
                                      Year Ended April 30,        July 31,
                                     ----------------------- -------------------
                                      1998    1999    2000     1999      2000
                                     ------- ------- ------- --------- ---------
                                                                 (unaudited)
   North America.................... $ 6,755 $10,621 $11,647 $   3,156 $   3,598
   Europe...........................   2,842   2,647   3,618       832       984
   Asia.............................   1,533   1,592   1,931       353       526
                                     ------- ------- ------- --------- ---------
                                     $11,130 $14,860 $17,196 $   4,341 $   5,108
                                     ======= ======= ======= ========= =========

NOTE 9--SUBSEQUENT EVENTS: (unaudited)

   Acquisition of Integrated Software & Devices Corporation ("ISDCorp")

  In October 2000, pending tax clearance from the California Franchise Tax Board, the Company acquired all the common stock of Integrated Software & Devices Corporation ("ISDCorp") for 5,022,776 shares of LynuxWorks common stock and 981,757 options to acquire LynuxWorks common stock. The acquisition will be accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net identifiable assets of approximately $30.6 million represents goodwill and other intangible assets and will be amortized on a straight-line basis over two to three years. Approximately $610,000 was allocated to purchased in-process research and development and will be expensed at the date of acquisition.

   Initial public offering

  In October 2000, the Company's Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the convertible preferred stock outstanding will convert into shares of common stock, subject to the approval of the holders of preferred stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock and exercise of warrants, is set forth on the balance sheets.

  Following the initial public offering, the Company will be authorized to issue 250,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

   Reincorporation

  In May 2000, the board of directors authorized the reincorporation of the Company in the State of Delaware. The reincorporation will be effective prior to the closing of the Company's initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Integrated Software & Devices Corporation

  In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Integrated Software & Devices Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
July 27, 2000,

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                         As of
                                                     December 31,      As of
                                                     -------------   June 30,
                                                      1998   1999      2000
                                                     ------ ------  -----------
                                                                    (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents......................... $  925 $  892    $   260
  Accounts receivable...............................    524    221        557
  Prepaid expenses and other current assets.........     48    230        149
                                                     ------ ------    -------
    Total current assets............................  1,497  1,343        966
Property and equipment, net.........................    360    381        397
Other assets........................................     28     28         28
                                                     ------ ------    -------
    Total assets.................................... $1,885 $1,752    $ 1,391
                                                     ====== ======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................. $   36 $   24    $    87
  Cash overdrafts...................................    128     --         --
  Line of credit....................................     --     --        285
  Accrued liabilities...............................    290    338        787
  Deferred revenue..................................    853    563        520
  Related party notes payable.......................     --  1,250        300
                                                     ------ ------    -------
    Total current liabilities.......................  1,307  2,175      1,979
Convertible note payable............................     --     --      1,000
                                                     ------ ------    -------
    Total liabilities...............................  1,307  2,175      2,979
                                                     ------ ------    -------
Commitments (Note 3)
Shareholders' equity (deficit):
Common stock, no par value:
  Authorized: 35,000,000 shares;
  Issued and outstanding: 20,000,000 shares at
   December 31, 1998 and 1999 and 21,860,000
   (unaudited) shares at June 30, 2000..............      5      5      3,416
  Deferred stock-based compensation.................     --     --     (1,519)
  Notes receivable from shareholders................     --     --       (256)
  Retained earnings (accumulated deficit)...........    573   (428)    (3,229)
                                                     ------ ------    -------
    Total shareholders' equity (deficit)............    578   (423)    (1,588)
                                                     ------ ------    -------
    Total liabilities and shareholders' equity
     (deficit)...................................... $1,885 $1,752    $ 1,391
                                                     ====== ======    =======

   The accompanying notes are an integral part of these financial statements.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                        Year Ended December       Six Months
                                                31,             Ended June 30,
                                        ----------------------  ---------------
                                         1997    1998    1999    1999    2000
                                        ------  ------  ------  ------  -------
                                                                 (unaudited)
Revenues..............................  $2,116  $2,903  $4,594  $3,048  $ 1,880
Cost of revenues......................   1,149   1,619   2,296   1,375    1,525
Amortization of deferred stock-based
 compensation related to the service
 organization.........................      --      --      --      --      607
                                        ------  ------  ------  ------  -------
Gross profit (loss)...................     967   1,284   2,298   1,673     (252)
                                        ------  ------  ------  ------  -------
Operating expenses:
  Research and development (exclusive
   of amortization of deferred stock-
   based compensation of $154 in the
   six months ended June 30, 2000
   (unaudited), reported below).......      50     109     527     116      387
  Sales and marketing (exclusive of
   amortization of deferred stock-
   based compensation of $239 in the
   six months ended June 30, 2000
   (unaudited), reported below).......     147     296     534     237      602
  General and administrative
   (exclusive of amortization of
   deferred stock-based compensation
   of $376 in the six months ended
   June 30, 2000 (unaudited), reported
   below).............................     433     725     922     395      945
  Amortization of deferred stock-based
   compensation.......................      --      --      --      --      769
  Interest associated with beneficial
   conversion feature on convertible
   note payable.......................      --      --      --      --      200
                                        ------  ------  ------  ------  -------
    Total operating expenses..........     630   1,130   1,983     748    2,903
                                        ------  ------  ------  ------  -------
Operating income (loss)...............     337     154     315     925   (3,155)
Other income (expense), net...........      10       9      36      27      (69)
                                        ------  ------  ------  ------  -------
Income before provision for income
 taxes................................     347     163     351     952   (3,224)
Provision for income taxes............      (2)     (2)    (14)     (2)      (5)
                                        ------  ------  ------  ------  -------
Net income (loss).....................  $  345  $  161  $  337  $  950  $(3,229)
                                        ======  ======  ======  ======  =======
Net income (loss) per share--basic and
 diluted..............................  $ 0.02  $ 0.01  $ 0.02  $ 0.05  $ (0.16)
                                        ======  ======  ======  ======  =======
Shares used in computing net income
 (loss) per share--basic and diluted..  20,000  20,000  20,000  20,000   20,619
                                        ======  ======  ======  ======  =======

   The accompanying notes are an integral part of these financial statements.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                         Notes       Retained       Total
                          Common Stock     Deferred    Receivable    Earnings   Shareholders'
                          -------------  Stock-Based      from     (Accumulated    Equity
                          Shares Amount  Compensation Shareholders   Deficit)     (Deficit)
                          ------ ------  ------------ ------------ ------------ -------------
Balances, December 31,
 1996...................  20,000 $    5    $   --        $ --        $   304       $   309
Dividends distribution..     --     --         --          --           (152)         (152)
Net income..............     --     --         --          --            345           345
                          ------ ------    -------       -----       -------       -------
Balances, December 31,
 1997...................  20,000      5        --          --            497           502
Dividends distribution..     --     --         --          --            (85)          (85)
Net income..............     --     --         --          --            161           161
                          ------ ------    -------       -----       -------       -------
Balances, December 31,
 1998...................  20,000      5        --          --            573           578
Dividends distribution..     --     --         --          --         (1,338)       (1,338)
Net income..............     --     --         --          --            337           337
                          ------ ------    -------       -----       -------       -------
Balances, December 31,
 1999...................  20,000      5        --          --           (428)         (423)
Conversion from S-corp
 status to C-corp.......     --    (428)       --          --            428           --
Issuance of common stock
 upon exercise of stock
 options for cash and
 notes receivable.......   1,860    744        --         (256)          --            488
Deferred stock-based
 compensation...........     --   2,895     (2,895)        --            --            --
Amortization of deferred
 stock-based
 compensation...........     --     --       1,376         --            --          1,376
Interest associated with
 beneficial conversion
 feature on convertible
 note payable...........     --     200        --          --            --            200
Net loss................     --     --         --          --         (3,229)       (3,229)
                          ------ ------    -------       -----       -------       -------
Balances, June 30, 2000
 (unaudited)............  21,860 $3,416    $(1,519)      $(256)      $(3,229)      $(1,588)
                          ====== ======    =======       =====       =======       =======


   The accompanying notes are an integral part of these financial statements.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                          Year Ended         Six Months Ended
                                         December 31,            June 30,
                                     ----------------------  ------------------
                                     1997    1998    1999     1999      2000
                                     -----  ------  -------  -------- ---------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net income (loss).................  $ 345  $  161  $   337  $   950  $  (3,229)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
  Interest associated with
   beneficial conversion feature on
   convertible note payable........    --      --       --       --         200
  Depreciation.....................     43      64      103       55         62
  Amortization of deferred stock-
   based compensation..............    --      --       --       --       1,376
 Changes in assets and liabilities:
  Accounts receivable..............   (127)   (157)     303     (130)      (336)
  Prepaid expenses and other
   current assets..................    --      (48)    (182)       6         81
  Other assets.....................    --      (24)     --       --         --
  Accounts payable.................    (11)     36      (12)      16         63
  Accrued expenses.................     32     181       48      (47)       449
  Deferred revenue.................    --      853     (290)    (770)       (43)
                                     -----  ------  -------  -------  ---------
   Net cash flows provided by (used
    in) operating activities.......    282   1,066      307       80     (1,377)
                                     -----  ------  -------  -------  ---------
Cash flows from investing
 activities:
 Purchases of property and
  equipment........................    (77)   (316)    (124)     (76)       (78)
                                     -----  ------  -------  -------  ---------
Cash flows from financing
 activities:
 Proceeds from exercise of stock
  options..........................    --      --       --       --         488
 Cash overdraft....................    --      128     (128)    (128)       --
 Dividends distribution............   (152)    (85)  (1,338)     (37)       --
 Proceeds from borrowings on line
  of credit .......................    --      --       --       --         285
 Proceeds from issuance of
  promissory notes.................    --      --       --       --       1,000
 Proceeds from issuance of related
  party note payable...............    --      --     1,250      --         --
 Payments on related party note
  payable..........................    --      --       --       --        (950)
                                     -----  ------  -------  -------  ---------
   Net cash flows (used in)
    provided by financing
    activities.....................   (152)     43     (216)    (165)       823
                                     -----  ------  -------  -------  ---------
Net increase (decrease) in cash and
 cash equivalents..................     53     793      (33)    (161)      (632)
Cash and cash equivalents,
 beginning of period...............     79     132      925      925        892
                                     -----  ------  -------  -------  ---------
Cash and cash equivalents, end of
 period............................  $ 132  $  925  $   892  $   764  $     260
                                     =====  ======  =======  =======  =========
Supplemental disclosure of cash
 flow information:
 Cash paid during the year for
  interest.........................  $ --   $    9  $   --   $   --   $       1
Supplemental disclosure of non-cash
 information:
 Deferred stock-based
  compensation.....................  $ --   $  --   $   --   $   --   $   2,895
 Issuance of notes receivable upon
  exercise of stock options........  $ --   $  --   $   --   $   --   $     256

   The accompanying notes are an integral part of these financial statements.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Nature of business

  Integrated Software & Devices Corporation (the "Company") provides services and software for the embedded computing market, including embedded Linux applications. The Company specializes in adapting operating systems to specific microprocessors, developing software devices drivers and providing embedded systems integration.

  Stock split

  On December 9, 1999, the Company effected a 1,000-for-one common stock split. All common stock data in the accompanying financial statements has been retroactively adjusted to reflect the stock split.

  Unaudited interim financial information

  The accompanying financial statements as of June 30, 2000 and for the six month periods ended June 30, 1999 and 2000, together with the related notes, are unaudited but include all adjustments, consisting only of recurring adjustments which, in the opinion of management, are necessary for a fair presentation, in all material respects, of the operating results and cash flows for the period presented.

  Cash and cash equivalents

  The Company considers all investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

  Concentrations

  At December 31, 1998 and 1999, substantially all of the Company's cash and cash equivalents were invested with two financial institutions.

  The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral from its customers. The Company records an allowance for doubtful accounts at the end of each period based on an analysis of individual aged accounts receivable balances. As a result of this analysis, the Company has determined that no allowance for doubtful accounts was necessary at December 31, 1998, 1999, and at June 30, 2000 (unaudited).

  At December 31, 1998, three customers accounted for 16%, 22% and 47% of accounts receivable and at December 31, 1999 three different customers accounted for 11%, 12% and 71% of accounts receivable. At June 30, 2000 (unaudited), three customers accounted for 12%, 24%, and 37% of accounts receivable.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

  The following table sets forth customers comprising 10% or more of the revenue for each of the periods reported:

                                                                    Six Months
                                                    Year Ended         Ended
                                                   December 31,      June 30,
                                                  ----------------  -------------
   Customer                                       1997  1998  1999  1999    2000
   --------                                       ----  ----  ----  -----   -----
                                                                    (unaudited)
     A...........................................  70%   40%   15%     19%     52%
     B...........................................  --    24%   54%     61%     11%
     C...........................................  --    --    --      --      19%
     D...........................................  --    --    --      14%     --

  Fair value of financial instruments

  The carrying amounts of certain of the Company's financial instruments, including cash, cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long-term debt approximates fair value.

  Advertising

  The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was $4,000, $9,000, $74,000, $18,000 (unaudited)
and $64,000 (unaudited), respectively.

  Property and equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Computer and equipment and furniture and fixtures are depreciated on a straight-line basis over estimated useful lives of three years. When assets are sold or retired, the cost and related accumulated depreciation is removed from the accounts and the resulting gains or losses are included in the statement of operations. Gains and losses from the disposal of property and equipment are taken into income in the period of disposition. Repairs and maintenance costs are expensed as incurred.

  Research and development costs

  Costs related to research and development are charged to expenses as incurred.

  Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue recognition

  The Company's revenue is derived primarily from providing software consulting services to original equipment manufacturers.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

  The Company performs services under two types of contracts, fixed fee contracts and time and materials contracts. For fixed fee contracts, the Company recognizes revenue using the completed contract method of accounting. The completed contact method has been used, as the collection of the fee is subject to final acceptance by the customer. Revenue is recognized under the completed contact method when final acceptance is obtained by the customer. Direct and indirect costs are deferred until revenue is recognized. For time and material contracts where no customer acceptance is required, the Company recognizes revenue as services are performed.

  Comprehensive income

  The Company has adopted Statement of Financial Accounting Standards No. 130 or SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net income (loss) and its total comprehensive income (loss) for the years ended 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 (unaudited).

  Stock-based compensation

  Pursuant to SFAS 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock options under Accounting Principles Board Opinion ("APB") No. 25 and follows the disclosure-only provisions of SFAS 123. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's shares and the exercise price of options to purchase that stock.

  Income taxes

  The Company elected to be taxed under the "S" corporation provisions of the Internal Revenue Code. Under "S" corporation status, the current annual taxable income or losses of the Company are reported by the shareholders on their individual federal and state tax returns. Therefore, no Federal income tax provision or liability related to the Company is reflected in the accompanying combined financial statements for the years ended December 31, 1997, 1998 and 1999. California has imposed a 1.5% surtax on the corporate profits of an "S" Corporation. In February 2000 (unaudited), the Company converted from an "S" corporation to a C corporation, effective as of January 1, 2000. Accordingly, the Company will be subject to regular federal and state income taxes commencing January 1, 2000.

  Upon termination of "S" corporation status, the accumulated deficit has been reclassified to common stock.

  Historical net income (loss) per share

  The Company computes historical net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including stock options in the weighted average number of common shares outstanding for a period, if dilutive. Common

                   INTEGRATED SOFTWARE & DEVICES CORPORATION share equivalents consisting of 2,643,500 options (unaudited) at June 30, 2000 were not included in the computation of dilutive net loss per share because their effect would be antidilutive.

  Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," that amends SFAS 133 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued SFAS 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of FASB No. 133." SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency translations and intercompany derivatives. The Company will adopt SFAS 133 in its quarter ending September 30, 2000. To date, the Company has not engaged in derivatives or hedging activities.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, or SAB 101, which summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective December 2000. The Company has analyzed SAB 101 and its current interpretation and believes its adoption will not have a material effect on its financial position, results of operations or cash flow.

  In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN44") "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to March 31, 2000 did not have a material impact on the consolidated financial statements. Management does not expect that the adoption of the remaining provisions will have a material effect on the consolidated financial statements.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

NOTE 2--BALANCE SHEET DETAIL (in thousands):

Property and equipment, net:

                                                           As of
                                                         December
                                                            31,         As of
                                                         ----------   June 30,
                                                         1998  1999     2000
                                                         ----  ----  -----------
                                                                     (unaudited)
Computer equipment...................................... $290  $377     $452
Furniture and fixtures..................................  206   243      246
                                                         ----  ----     ----
                                                          496   620      698
Less: Accumulated depreciation.......................... (136) (239)    (301)
                                                         ----  ----     ----
                                                         $360  $381     $397
                                                         ====  ====     ====

Accrued liabilities:

                                                             As of
                                                           December
                                                              31,       As of
                                                           ---------  June 30,
                                                           1998 1999    2000
                                                           ---- ---- -----------
                                                                     (unaudited)
Accrued payroll and related expenses...................... $150 $189    $393
Accrued vacation..........................................   64  104     298
Other accrued expenses....................................   76   45      96
                                                           ---- ----    ----
                                                           $290 $338    $787
                                                           ==== ====    ====

NOTE 3--COMMITMENTS:

  Operating leases

  The Company leases its facilities and certain equipment under noncancelable operating leases expiring in fiscal year 2001 through fiscal year 2003. The Company is responsible for maintenance, insurance and taxes.

  Minimum lease payments as of December 31, 1999 for these noncancelable operating leases are as follows (in thousands):

   Fiscal Year
   -----------
   2000.................................................................... $370
   2001....................................................................  382
   2002....................................................................  111
   2003....................................................................    7
                                                                            ----
                                                                            $870
                                                                            ====

  Rent expense for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was $44,000, $249,000, $324,000, $156,000
(unaudited) and $162,000 (unaudited) respectively.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

NOTE 4--DEBTS:

  Related party notes payable

  In 1999, the Company issued two promissory notes to an officer of the Company, who is also a related party, for a total of $1,250,000. The notes are to be repaid on or before December 31, 2000, and accrue interest at a rate of 10% per annum, compounded annually. In April 2000 (unaudited), two repayments were made for a total of $950,000.

  Line of credit

  The Company has had a line of credit with a financial institution since April 1998. The credit limits were $300,000 and $500,000 as of December 31, 1998 and 1999, respectively. The line of credit is collateralized by substantially all of the assets of the Company. There was no outstanding balance under the line of credit at December 31, 1998 and 1999, respectively. The line of credit expires in September 2000 and bears interest at the bank reference rate plus 3% (11.5% at December 31, 1999).

Convertible Note Payable

  In March 2000, the Company issued a convertible note payable in the amount of $1,000,000, which bears interest at 6% per annum, and is convertible into common stock at the option of the holder, and is automatically convertible into common stock upon: (1) closing of another round of financing by the Company (2) a definitive merger agreement. In the event of a merger, any unpaid accrued interest shall be forgiven by the lender.

  In connection with the issuance of the convertible note payable, the Company incurred a non-cash charge (interest associated with beneficial conversion feature) of $421,000 (unaudited) in the six months ended June 30, 2000.

NOTE 5--INCOME TAXES:

                                                                     As of
                                                                 June 30, 2000
                                                                 -------------
                                                                  (unaudited)
   Net operating loss carryforwards.............................     $ 381
   Research and development credit and other credits
    carryforwards...............................................        22
   Accrual to cash basis adjustment.............................       363
                                                                     -----
   Total deferred tax assets....................................       766
   Less: Valuation allowance....................................      (766)
                                                                     -----
   Net deferred tax asset.......................................     $ --
                                                                     =====

  The Company has established a valuation allowance against its deferred tax asset as it is more likely than not that this asset will not be realized.

  At June 30, 2000 (unaudited), the Company had available net operating loss carryforwards of approximately $956,000 to offset future federal and state taxable income. If unused, these carryforwards will expire in 2020. The Company also has federal and state research and development credit carryforwards of approximately $14,000 (unaudited), at June 30, 2000. These carryforwards expire in the year 2020 if not utilized.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

  The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined, utilization of the carryforwards could be restricted.

NOTE 6--CAPITAL STOCK:

  In January 2000 the Company has adopted the 2000 Equity Incentive Plan and the 2000 Executive Equity Incentive Plan (collectively the "Plans"), under which a total of 8,571,428 shares of the Company's common stock were reserved for issuance to employees, directors and consultants.

  The Company's Plans provide for the grants of options to purchase the Company's common stock at exercise prices of no less than 100% and 85% of the fair market value of the Company's common stock at the date of grant, as determined by the Board of Directors, for incentive and nonqualified stock options, respectively. The Board of Directors determines vesting terms on option grants, but in no case can the vesting rate be less than 20% per year over five years from the option grant date. Options generally vest over four years.

  Activity under the Plans is as follows (in thousands, except share and per share data) (unaudited):

                                                                       Weighted
                                                Outstanding Shares     Average
                                              -----------------------  Exercise
                                    Shares                Price         Price
                                  Available   Number of    per           per
                                  for Grant     Shares    Share Total   Share
                                  ----------  ----------  ----- -----  --------
   Balances, January 1, 2000
   Shares reserved...............  8,571,428
   Options granted............... (4,578,500)  4,578,500  $0.40 1,831   $0.40
   Options exercised.............        --   (1,860,000) $0.40  (744)  $0.40
   Options cancelled.............     75,000     (75,000) $0.40   (30)  $0.40
                                  ----------  ----------        -----
   Balances, June 30, 2000.......  4,067,928   2,643,500  $0.40 1,057   $0.40
                                  ==========  ==========        =====

  The options outstanding and exercisable for the Plans by exercise price at June 30, 2000 are as follows (unaudited):

                    Options Outstanding                    Options Exercisable
   ----------------------------------------------------------------------------
                                     Weighted
                                      Average
                                     Remaining  Weighted              Weighted
                                    Contractual  Average               Average
                          Number       Life     Exercise    Number    Exercise
   Exercise Price       Outstanding   (Years)   per Share Exercisable per Share
   --------------       ----------- ----------- --------- ----------- ---------
   $0.40...............  2,643,500     9.60       $0.40     970,271     $0.40
                         =========     ====       =====     =======     =====

  During the six months ended June 30, 2000, the Company issued options to purchase 4,578,500 (unaudited) shares of its common stock under its Plans with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. At June 30, 2000, the Company had recorded deferred stock-based compensation related to these options in the amount of $2,895,000 (unaudited), of which $1,376,000 had been amortized during the period ended June 30, 2000.

                   INTEGRATED SOFTWARE & DEVICES CORPORATION

  Pro forma stock-based compensation

  The Company has adopted the disclosure-only provision of SFAS 123. Had compensation expense for the Plans been recorded based on the fair value at the grant date for options granted during the six months ended June 30, 2000 consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows (in thousands):

                                                                 Period ended
                                                                 June 30, 2000
                                                                 -------------
                                                                  (unaudited)
   Net loss attributable to common shareholders--as reported....    $(3,229)
   Net loss attributable to common shareholders--pro forma......    $(3,346)
   Basic and diluted net loss per share.........................    $ (0.15)
   Basic and diluted net loss per share--pro forma..............    $ (0.16)

  The fair value of each option grant is estimated on the date of grant using the Black Scholes model assuming an expected life of four years and a risk-free interest rate of 5.93%-6.29%. The weighted expected life was calculated based on the vesting period. The risk-free interest rate was calculated in accordance with the grant date and expected life.

  The weighted average fair value of stock options granted for the period ended June 30, 2000, (unaudited) was $0.92.

NOTE 7--SUBSEQUENT EVENTS:

  Acquisition of the Company (unaudited)

  In October 2000, pending tax clearance from the California Franchise Tax Board, the Company was acquired by LynuxWorks, Incorporated for a total of 5,022,776 shares of LynuxWorks, Incorporated's common stock and options to purchase 981,757 shares of LynuxWorks, Incorporated's common stock to replace the Company's outstanding stock options.

  Conversion of Note Payable (unaudited)

  On July 31, 2000, the principal under the convertible promissory note was converted to 1,057,868 shares of common stock at a conversion price of $0.95 per share and the accrued interest has been forgiven based on the terms of the original note agreement.

                            LYNUXWORKS, INCORPORATED

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial statements give effect to the acquisition of Integrated Software & Devices Corporation ("ISDCorp") by LynuxWorks, Incorporated ("LynuxWorks") using the purchase method of accounting and include pro forma adjustments described in the accompanying notes.

  The unaudited pro forma combined balance sheet as of July 31, 2000 reflects the combination of the consolidated balance sheet of LynuxWorks as of July 31, 2000 with the balance sheet of ISDCorp as of June 30, 2000. The unaudited pro forma combined statement of operations for the three months ended July 31, 2000 reflects the combination of the consolidated statement of operations of LynuxWorks for the three months ended July 31, 2000 with the statement of operations of ISDCorp for the three months ended June 30, 2000. The unaudited pro forma combined statement of operations for the year ended April 30, 2000 reflects the combination of the consolidated statement of operations of LynuxWorks for the year ended April 30, 2000 with the statement of operations of ISDCorp for the year ended March 31, 2000.

  The unaudited pro forma combined financial information does not give effect to the conversion of LynuxWork's preferred stock into common stock upon completion of the offering contemplated by this prospectus.

  The accompanying unaudited pro forma combined financial statements have been presented in accordance with Article 11 of Regulation S-X.

  The unaudited pro forma combined financial information is subject to a number of estimates, assumptions and uncertainties. This financial information does not purport to reflect the results of operations or financial condition which would have occurred had the acquisition taken place on the dates assumed for the purposes of this financial information, nor do they purport to be indicative of LynuxWorks' results of operations or financial condition for any future period. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements of LynuxWorks and ISDCorp and related notes included elsewhere in this prospectus.

                            LYNUXWORKS, INCORPORATED

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              As of July 31, 2000
                                 (in thousands)

                                                                         Pro
                                                            Pro Forma   Forma
                                       LynuxWorks ISDCorp  Adjustments Combined
                                       ---------- -------  ----------- --------
ASSETS
Current assets:
  Cash and cash equivalents..........   $ 31,411  $   260    $    --   $ 31,671
  Accounts receivable, net...........      3,434      557         --      3,991
  Prepaid expenses and other current
   assets............................      1,696      149         --      1,845
                                        --------  -------    -------   --------
    Total current assets.............     36,541      966         --     37,507

Property and equipment, net..........      1,583      397         --      1,980
Other assets.........................        195       28         --        223
Goodwill and other intangible
 assets..............................         --       --     30,563     30,563
                                        --------  -------    -------   --------
    Total assets.....................   $ 38,319  $ 1,391    $30,563   $ 70,273
                                        ========  =======    =======   ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued
   liabilities.......................   $  3,680  $   874    $   500   $  5,054
  Line of credit.....................         --      285         --        285
  Deferred revenue...................      3,467      520        (52)     3,935
  Current portion of long-term
   obligations.......................         12      300         --        312
                                        --------  -------    -------   --------
    Total current liabilities........      7,159    1,979        448      9,586

Long-term obligations, net of current
 portion.............................         21    1,000     (1,000)        21
                                        --------  -------    -------   --------
    Total liabilities................      7,180    2,979       (552)     9,607
                                        --------  -------    -------   --------
Mandatorily redeemable convertible
 preferred stock.....................     55,101       --         --     55,101
                                        --------  -------    -------   --------


Stockholders' equity (deficit):
  Stock and additional paid-in
   capital...........................      5,652    3,416     32,860     41,928
  Deferred stock-based compensation..     (6,451)  (1,519)    (4,620)   (12,590)
  Notes receivable from
   stockholders......................       (705)    (256)       256       (705)
  Accumulated deficit................    (22,458)  (3,229)     2,619    (23,068)
                                        --------  -------    -------   --------
    Total stockholders' equity
     (deficit).......................    (23,962)  (1,588)    31,115      5,565
                                        --------  -------    -------   --------
      Total liabilities, mandatorily
       redeemable convertible
       preferred stock and
       stockholders' equity
       (deficit).....................   $ 38,319  $ 1,391    $30,563   $ 70,273
                                        ========  =======    =======   ========

         See accompanying notes to the pro forma financial information.

                            LYNUXWORKS, INCORPORATED

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                           Year Ended April 30, 2000
                     (in thousands, except per share data)

                                                           Pro Forma  Pro Forma
                                       LynuxWorks ISDCorp  Adjustment Combined
                                       ---------- -------  ---------- ---------
Revenues:
  Product license.....................  $ 11,541  $    --   $     --  $ 11,541
  Service.............................     5,655    3,613         --     9,268
                                        --------  -------   --------  --------
    Total revenues....................    17,196    3,613         --    20,809
                                        --------  -------   --------  --------
Cost of revenues:
  Product license.....................     1,221       --         --     1,221
  Service.............................     3,170    2,218         --     5,388
  Amortization of deferred stock-based
   compensation related to the service
   organization.......................       113      673         --       786
                                        --------  -------   --------  --------
    Total cost of revenues............     4,504    2,891         --     7,395
                                        --------  -------   --------  --------
Gross profit..........................    12,692      722         --    13,414
Operating expenses:
  Research and development............     7,061      691         --     7,752
  Sales and marketing.................    11,422      676         --    12,098
  General and administrative..........     2,343    1,236         --     3,579
  Amortization of goodwill and other
   intangible assets..................        --       --     10,479    10,479
  Amortization of deferred stock-based
   compensation.......................       598      341      2,046     2,985
                                        --------  -------   --------  --------
    Total operating expenses..........    21,424    2,944     12,525    36,893
                                        --------  -------   --------  --------
Operating loss........................    (8,732)  (2,222)   (12,525)  (23,479)
Other income (expense), net...........       370       (2)        --       368
                                        --------  -------   --------  --------
Loss before provision for income
 taxes................................    (8,362)  (2,224)   (12,525)  (23,111)
Provision for income taxes............       242       14         --       256
                                        --------  -------   --------  --------
Net loss..............................    (8,604)  (2,238)   (12,525)  (23,367)
Dividend associated with beneficial
 conversion feature of Series F
 preferred stock......................    (1,994)      --         --    (1,994)
                                        --------  -------   --------  --------
Net loss attributable to common
 stockholders.........................  $(10,598) $(2,238)  $(12,525) $(25,361)
                                        ========  =======   ========  ========
Net loss attributable to common
 stockholders per share--basic and
 diluted .............................  $  (1.78) $ (0.11)            $  (2.31)
                                        ========  =======             ========
Shares used in computing net loss
 attributable to common stockholders
 per share--basic and diluted.........     5,959   20,000               10,982
                                        ========  =======             ========

         See accompanying notes to the pro forma financial information.

                            LYNUXWORKS, INCORPORATED

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        Three Months Ended July 31, 2000
                     (in thousands, except per share data)

                                                           Pro Forma  Pro Forma
                                       LynuxWorks ISDCorp  Adjustment Combined
                                       ---------- -------  ---------- ---------
Revenues:
  Product license.....................  $ 3,245   $    --   $    --   $  3,245
  Service.............................    1,863     1,175        --      3,038
                                        -------   -------   -------   --------
    Total revenues....................    5,108     1,175        --      6,283
                                        -------   -------   -------   --------
Cost of revenues:
  Product license.....................      367        --        --        367
  Service.............................    1,334       950        --      2,284
  Amortization of deferred stock-based
   compensation related to the service
   organization.......................      126       118        --        244
                                        -------   -------   -------   --------
    Total cost of revenues............    1,827     1,068        --      2,895
                                        -------   -------   -------   --------
Gross profit..........................    3,281       107        --      3,388

Operating expenses:
  Research and development............    1,892       168        --      2,060
  Sales and marketing.................    4,703       354        --      5,057
  General and administrative..........      761       546        --      1,307
  Amortization of goodwill and other
   intangible assets..................       --        --     2,620      2,620
  Amortization of deferred stock-based
   compensation.......................      742       244       512      1,498
  Deemed dividend on convertible note
   payable............................       --       200        --        200
                                        -------   -------   -------   --------
    Total operating expenses..........    8,098     1,512     3,132     12,742
                                        -------   -------   -------   --------
Operating loss........................   (4,817)   (1,405)   (3,132)    (9,354)
Other income (expense), net...........      491       (42)       --        449
                                        -------   -------   -------   --------
Loss before provision for income
 taxes................................   (4,326)   (1,447)   (3,132)    (8,905)
Provision for income taxes............       29         5        --         34
                                        -------   -------   -------   --------
Net loss..............................   (4,355)   (1,452)   (3,132)    (8,939)
Dividend associated with beneficial
 conversion feature of Series F
 preferred stock......................   (1,667)       --        --     (1,667)
                                        -------   -------   -------   --------
Net loss attributable to common
 stockholders.........................  $(6,022)  $(1,452)  $(3,132)  $(10,606)
                                        =======   =======   =======   ========
Net loss attributable to common
 stockholders per share--basic and
 diluted..............................  $ (0.97)  $ (0.07)            $  (0.94)
                                        =======   =======             ========
Shares used in computing net loss
 attributable to common stockholders
 per share--basic and diluted.........    6,207    21,640               11,230
                                        =======   =======             ========

         See accompanying notes to the pro forma financial information.

                            LYNUXWORKS, INCORPORATED

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1--PRO FORMA BASIS OF PRESENTATION:

  The unaudited pro forma combined balance sheet as of July 31, 2000 reflects the balance sheet of LynuxWorks as of July 31, 2000 and balance sheet of ISDCorp as of June 30, 2000 as if the acquisition had taken place on July 31, 2000. The unaudited pro forma combined statements of operations for the three month period ended July 31, 2000 and for the year ended April 30, 2000 reflect the combined results of operations of LynuxWorks and ISDCorp as if the acquisition had taken place on May 1, 2000 and May 1, 1999, respectively.

  These unaudited pro forma combined financial statements reflect the issuance of 5,022,776 shares of LynuxWorks common stock in exchange for 22,914,868 shares of ISDCorp common stock (outstanding at October 19, 2000) in connection with the acquisition, based on the exchange ratio of approximately 0.21919 shares of LynuxWorks common stock for each outstanding share of ISDCorp common stock as set forth in the following table:

   ISDCorp common stock outstanding as of October 19, 2000......... 22,914,868
   Exchange ratio..................................................    0.21919
   Number of shares of LynuxWorks common stock exchanged...........  5,022,776
   Number of shares of LynuxWorks common stock outstanding at July
    31, 2000....................................................... 26,405,975
                                                                    ----------
   Number of shares of LynuxWorks common stock outstanding after the completion of the acquisition.............................. 31,428,751
                                                                    ==========

  The actual number of shares of LynuxWorks common stock to be issued will be determined at the effective time of the acquisition based on the number of shares of ISDCorp common stock outstanding at that date.

  The total estimated purchase price of ISDCorp has been calculated as follows (in thousands):

   Value of securities issued.......................................... $30,137
   Assumption of ISDCorp stock options.................................   6,139
                                                                        -------
                                                                         36,276
   Estimated transaction costs and expenses............................     500
                                                                        -------
     Total estimated purchase price.................................... $36,776
                                                                        =======

  The preliminary purchase price allocation is as follows (in thousands):

                                           Annual    Three Months    Useful
                               Amount   Amortization Amortization Lives (years)
                               -------  ------------ ------------ -------------
   Tangible net liabilities..  $  (536)       N/A*         N/A*        N/A*
   In-process research and
    development..............      610        N/A*         N/A*        N/A*
   Options assumed...........    6,139      2,046          512           3
   Intangible asset related
    to workforce.............    1,750        875          219           2
   Goodwill and other
    intangible assets........   28,813      9,604        2,401           3
                               -------    -------       ------
                               $36,776    $12,525       $3,132
                               =======    =======       ======

--------
*  N/A means not applicable

                            LYNUXWORKS, INCORPORATED

 NOTE 2--PRO FORMA ADJUSTMENTS:

  The unaudited pro forma combined financial information gives effect to the allocation of the total purchase price to the assets and liabilities of ISDCorp based on their estimated fair values and the related amortization over the estimated useful lives of amounts allocated to intangible assets, including goodwill. The unaudited pro forma combined balance sheet reflects the write off of in-process research and development and the conversion of the convertible note payable into shares of ISDCorp's common stock at July 31, 2000.

EDGAR DESCRIPTION OF INSIDE BACK COVER ARTWORK:

        This page is divided lengthwise into two even halves. At the top of the left half is the heading "Orchestrating Embedded Linux Solutions." Below this heading is the LynxOS logo. Below this is the BlueCat logo.

        At the top of the right half of the page is the Lynuxworks logo. Below this is a list of bullet-pointed text broken up into eight categories by headings. The first heading is "Communications"; below this heading are five bullet points reading: "Cellular infrastructure equipment"; "Wireless base stations and central office switches"; "Multimedia exchanges and DSL"; "Internet infrastructure equipment"; and "Hot swap and high-availability systems." The second heading is "Aerospace and Defense"; below this heading are five bullet points reading: "Aircraft"; "Satellites, GPS"; "Military equipment"; "Field command tools"; and "Avionics". The third heading is "Consumer and Business Electronics"; below this heading are four bullet points reading: "Printers"; "Copiers"; "Entertainment systems"; and "Video systems".

The fourth heading is "Industrial Control Systems"; below this heading are three bullet points reading: "Manufacturing Equipment"; "Process control";
and "Robotics." The fifth heading is "Internet Infrastructure"; below this heading are four bullet points reading: "Routers"; "Switches"; "Voice-over IP"; and "Gateways." The sixth heading is "Automotive/Transportation"; below this heading are three bullet points reading: "Automotive systems"; "Radar controls"; and "Sonar systems". The seventh heading is "Medical Devices"; below this heading are two bullet points reading: "Monitors"; and "Diagnostic equipment." The eighth heading is "Retail"; below this heading are two bullet points reading: "POS scanners"; and "Credit card readers."

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only for the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Special Note Regarding
 Forward-Looking Statements..............................................  21
Use of Proceeds..........................................................  22
Dividend Policy..........................................................  22
Capitalization...........................................................  23
Dilution.................................................................  25
Selected Consolidated Financial Data.....................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  45
Management...............................................................  60
Certain Transactions.....................................................  75
Principal Stockholders...................................................  81
Description of Capital Stock.............................................  84
Shares Eligible For Future Sale..........................................  87
Underwriting.............................................................  90
Legal Matters............................................................  93
Experts..................................................................  93
Additional Information Available to You..................................  93
Index to Consolidated Financial Statements............................... F-1

Until             , 2001, 25 days after the date of this prospectus, all
dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------
                               [LynuxWorks LOGO]

      Shares

 Common Stock

 Deutsche Banc Alex. Brown

 Prudential Volpe Technology
  a unit of Prudential Securities

 Dain Rauscher Wessels

 ABN AMRO Rothschild LLC

 Prospectus

              , 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      To Be Paid
                                                                      ----------
   Securities and Exchange Commission Registration fee...............  $18,480
   NASD filing fee...................................................    7,500
   Nasdaq National Market listing fee................................       *
   Blue sky fees and expenses........................................       *
   Legal fees and expenses...........................................       *
   Accounting fees and expenses......................................       *
   Printing and engraving expenses...................................       *
   Transfer agent and registrar fees.................................       *
   Miscellaneous.....................................................       *
                                                                       -------
     Total...........................................................  $    *
                                                                       =======

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted under Delaware General Corporation Law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that: (1) we are required to indemnify our directors and executive officers and persons serving in these capacities in other business enterprises (including, for example, our subsidiaries) at our request, to the fullest extent permitted by Delaware General Corporation Law, including in those circumstances in which indemnification would otherwise be discretionary; (2) we may, in our discretion, indemnify our employees and agents in those circumstances where indemnification is not required by law; (3) the rights conferred in the Amended and Restated Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, executive officers and employees; and (4) we may not retroactively amend these provisions in the Amended and Restated Bylaws in a way that is adverse to the directors, executive officers and employees who benefit from these protections.

  Our policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Amended and Restated Bylaws, as well as certain additional procedural protections. In addition, these indemnity agreements provide that parties to the indemnification agreements will be indemnified to the fullest possible extent not prohibited by law against any and all expenses (including any federal, state, local or foreign taxes imposed on the indemnitee as a result of the actual or deemed receipt of any payments under the indemnification agreement), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld), actually and reasonably incurred in relation to the Indemnitee's position as a director, officer, employee, agent or fiduciary of the

Registrant, or any subsidiary of the Registrant, or in relation to the Indemnitee's service at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or in relation to Indemnitee's action or inaction while serving in such a capacity. LynuxWorks will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, counterclaim or crossclaim, except with respect to proceedings specifically authorized by the Registrants' Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant's Amended and Restated Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (3) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of (S) 16(b) of the Securities Exchange Act of 1934 and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) on account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification provision in the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the indemnification agreements entered into between us and our directors and executive officers, may be sufficiently broad to permit indemnification of the our officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act")

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                        Exhibit
                               Document                                 Number
                               --------                                 -------
Form of Underwriting Agreement........................................    1.1
Seventh Amended and Restated Articles of Incorporation of LynuxWorks,
 Incorporated, as currently in effect.................................    3.1
Certificate of Incorporation of LynuxWorks, Incorporated, in
 connection with our reincorporation in Delaware......................    3.2
Form of Amended and Restated Certificate of Incorporation of
 LynuxWorks, Incorporated, to be filed upon the closing of the
 offering made under this Registration Statement......................    3.3
Amended and Restated Bylaws of LynuxWorks, Incorporated, as currently
 in effect............................................................    3.4
Bylaws of LynuxWorks, Incorporated, in connection with our
 reincorporation in Delaware..........................................    3.5
Form of Amended and Restated Bylaws of LynuxWorks, Incorporated, to be
 in effect upon the closing of the offering made under this
 Registration Statement...............................................    3.6
Form of Indemnification Agreement to be entered into by LynuxWorks,
 Incorporated with each of its directors and executive officers.......   10.1

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued and sold the following securities:

  (a) During the past three years, the Registrant has granted an aggregate of 6,708,975 options (consisting of 0 options from 1988 Stock Plan, 310,000 options from 1992 Stock Plan and 6,398,975 options from 1997 Stock Plan) to purchase shares of common stock to directors, officers, employees, former employees and consultants at exercise prices ranging from $.50 to $3.30 per share. These shares were sold pursuant to the exercise of options granted by the Board of Directors. As to each director, officer, employee and consultant of the Registrant who was issued these securities, the Registrant relied upon Rule 701 of the Securities Act. Each such person was granted such options pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed under Rule 701(b) as transactions pursuant to compensatory benefit plans and contracts related to compensation.

  (b) On November 14, 1997, the Registrant issued warrants to purchase an aggregate of 373,210 shares of unregistered common stock to 6 investors at an exercise price of $0.50 per share. The Registrant relied upon Section 4(2) of the Securities Act in connection with the issuance of these warrants as transactions by an issuer not involving a public offering.

  (c) On June 9, 1998, the Registrant sold 857,988 shares of unregistered Series E-1 preferred stock to 5 investors for an aggregate consideration of $1,295,819. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares as transactions by an issuer not involving a public offering.

  (d) On June 9, 1998, the Registrant sold 6,621,268 shares of unregistered Series E-2 preferred stock to 1 investor for an aggregate consideration of $10,000,101. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares as transactions by an issuer not involving a public offering.

  (e) Between March 9, 2000 and May 30, 2000, the Registrant sold 8,071,207 shares of unregistered Series F preferred stock to 66 investors for aggregate cash consideration of $34,948,326. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares as transactions by an issuer not involving a public offering.

  Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the Registrant, to adequate information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                               Description
 ------ -----------------------------------------------------------------------
  1.1*  Form of Underwriting Agreement.

  2.1   Agreement and Plan of Reorganization, dated July 21, 2000, by and among
        LynuxWorks, Incorporated, Lworks, Inc., Integrated Software & Devices
        Corporation and, with respect to Articles VII and X only, Reza Soliman-
        Noori as Shareholder Representative.

  3.1   Seventh Amended and Restated Articles of Incorporation of LynuxWorks,
        Incorporated, as currently in effect.

 Number                               Description
 ------ -----------------------------------------------------------------------

  3.2 Certificate of Incorporation of LynuxWorks, Incorporated, in connection with our reincorporation in Delaware.

  3.3   Form of Amended and Restated Certificate of Incorporation of
        LynuxWorks, Incorporated, to be filed upon the closing of the offering made under this Registration Statement.

  3.4 Amended and Restated Bylaws of LynuxWorks, Incorporated, as currently in effect.

  3.5 Bylaws of LynuxWorks, Incorporated, in connection with our reincorporation in Delaware.

  3.6 Form of Amended and Restated Bylaws of LynuxWorks, Incorporated, to be in effect upon the closing of the offering made under this Registration
        Statement.

  4.1*  Form of LynuxWorks, Incorporated common stock certificate.

  4.2 Amended and Restated Investors' Rights Agreement, dated March 9, 2000, among LynuxWorks, Incorporated and the parties named therein.

  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1 Form of Indemnification Agreement to be entered into by LynuxWorks, Incorporated with each of its directors and executive officers.

 10.2   1988 Stock Option Plan and related agreements.

 10.3   1992 Stock Plan and related agreements.

 10.4   1997 Stock Plan and related agreements.

 10.5   ISDCorp 2000 Equity Incentive Plan and related agreements.

 10.6   ISDCorp 2000 Executive Equity Incentive Plan and related agreements.

 10.7   Form of 2000 Employee Stock Purchase Plan and related agreements.

 10.8   Form of 2000 Stock Option Plan and related agreements.

 10.9   Form of Change of Control Severance Agreement between LynuxWorks,
        Incorporated and each of Inder M. Singh, Reza Soliman-Noori, Arthur
        Swift, Mitchell P. Bunnell, Bhupindarpal Singh, Luke C. Dion, George A.
        (Skip) Forster, Albert J. McCabe, Gurjot Singh, Robert N. Morris and
        Daniel Wald.

 10.10 Lease Agreement, dated January 31, 1995, as amended on July 30, 1999, by and between LynuxWorks, Incorporated and Mission West Properties,
        L.P. II.

 10.11 Lease, dated October 2, 2000, by and between LynuxWorks, Incorporated and Mission West Properties, L.P.

 10.12+ Software Licensing Agreement, dated June 8, 1999, by and between
        LynuxWorks, Incorporated and Rockwell Collins, Inc.

 10.13+ Software Development Agreement, dated May 25, 2000, by and between
        LynuxWorks, Incorporated and Hewlett-Packard Company.

 10.14+ License and Distribution Agreement, dated February 2000 by and between
        LynuxWorks, Incorporated and Motorola, Inc.

 10.15+ OEM Software Licensing Agreement, dated April 30, 1999, by and between
        LynuxWorks, Incorporated and Xerox Corporation.

 10.16+ International Distributor Agreement, dated November 20, 1991, as amended on March 24, 1994, by and between LynuxWorks, Incorporated and Nissin Software Corporation.

 10.17+ Software License Agreement, dated December 4, 1998, by and between
        LynuxWorks, Incorporated and Hewlett-Packard Company.

 Number                              Description
 ------ ---------------------------------------------------------------------

 11.1 Statement of computation of net loss per share and pro forma net loss per share (see Note 1 of Notes to Financial Statements).

 21.1   Subsidiaries of LynuxWorks, Incorporated.

 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (included in Exhibit 5.1).

 23.2   Consent of PricewaterhouseCoopers LLC, Independent Accountants.

 24.1   Power of Attorney (see page II-6).

 27.1   Financial Data Schedule.

--------
* To be supplied by amendment.
+ Confidential treatment requested.

  (b) Financial Statement Schedules

    Schedule I--Report of Independent Accountants

    Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 25th day of October, 2000.

                                          LYNUXWORKS, INCORPORATED

                                          By:     /s/ Inder M. Singh
                                             ----------------------------------
                                                       Inder M. Singh
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature to this Registration Statement appears below constitutes and appoints Inder M. Singh and Bhupindarpal Singh, or any one or more of them, as such person's true and lawful attorney-in-fact and agents, each with full power of substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                          Title                                 Date
 ---------                          -----                                 ----

        /s/ Inder M. Singh          President, Chief Executive Officer    October 25, 2000
 _________________________________   and Chairman of the Board
           Inder M. Singh            (Principal Executive Officer)

      /s/ Bhupindarpal Singh        Vice President of Finance and Chief   October 25, 2000
 _________________________________   Financial Officer (Principal
         Bhupindarpal Singh          Financial and Accounting Officer)

      /s/ Reza Soliman-Noori        Vice Chairman of the Board            October 25, 2000
 _________________________________
         Reza Soliman-Noori

       /s/ Phillip E. White         Director                              October 25, 2000
 _________________________________
          Phillip E. White

 Signature                          Title                                 Date
 ---------                          -----                                 ----

       /s/ Steven E. Bochner        Director                              October 25, 2000
 _________________________________
         Steven E. Bochner

          /s/ Kapil Nanda           Director                              October 25, 2000
 _________________________________
            Kapil Nanda

        /s/ M. Yaqub Mirza          Director                              October 25, 2000
 _________________________________
           M. Yaqub Mirza

     /s/ Robert F. Weber, Jr.       Director                              October 25, 2000
 _________________________________
        Robert F. Weber, Jr.

                                                                      SCHEDULE I

                         REPORT OF INDEPENDENT ACCOUNTS

  In connection with our audits of the consolidated financial statements of LynuxWorks, Incorporated (formerly Lynx Real-Time Systems, Incorporated) and its subsidiaries as of April 30, 1999 and 2000 and for each of the three years in the period ended April 30, 2000, which consolidated financial statements are included in the Registration Statement, we have also audited the financial statement schedule listed in Item 16 herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 30, 2000

                                                                     SCHEDULE II

                            LynuxWorks, Incorporated

                       VALUATION AND QUALIFYING ACCOUNTS
                   Years Ended April 30, 1998, 1999 and 2000
                                 (in thousands)

                   Allowance for Doubtful Accounts Receivable

                                              Additions-
                                  Balance at   Charged                Balance at
                                  Beginning    to Costs   Deductions-   End of
Year Ended April 30,              of Period  and Expenses  Write-off    Period
--------------------              ---------- ------------ ----------- ----------
1998.............................    $100         --          $19        $81
1999.............................      81         30           --        111
2000.............................     111          6           --        117

                                 EXHIBIT INDEX

 Number                               Description
 ------ -----------------------------------------------------------------------
  1.1*  Form of Underwriting Agreement.

  2.1   Agreement and Plan of Reorganization, dated July 21, 2000, by and among
        LynuxWorks, Incorporated, Lworks, Inc., Integrated Software & Devices
        Corporation and, with respect to Articles VII and X only, Reza Soliman-
        Noori as Shareholder Representative.

  3.1   Seventh Amended and Restated Articles of Incorporation of LynuxWorks,
        Incorporated, as currently in effect.

  3.2 Certificate of Incorporation of LynuxWorks, Incorporated, in connection with our reincorporation in Delaware.

  3.3   Form of Amended and Restated Certificate of Incorporation of
        LynuxWorks, Incorporated, to be filed upon the closing of the offering made under this Registration Statement.

  3.4 Amended and Restated Bylaws of LynuxWorks, Incorporated, as currently in effect.

  3.5 Bylaws of LynuxWorks, Incorporated, in connection with our reincorporation in Delaware.

  3.6 Form of Amended and Restated Bylaws of LynuxWorks, Incorporated, to be in effect upon the closing of the offering made under this Registration
        Statement.

  4.1*  Form of LynuxWorks, Incorporated common stock certificate.

  4.2 Amended and Restated Investors' Rights Agreement, dated March 9, 2000, among LynuxWorks, Incorporated and the parties named therein.

  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1 Form of Indemnification Agreement to be entered into by LynuxWorks, Incorporated with each of its directors and executive officers.

 10.2   1988 Stock Option Plan and related agreements.

 10.3   1992 Stock Plan and related agreements.

 10.4   1997 Stock Plan and related agreements.

 10.5   ISDCorp 2000 Equity Incentive Plan and related agreements.

 10.6   ISDCorp 2000 Executive Equity Incentive Plan and related agreements.

 10.7   Form of 2000 Employee Stock Purchase Plan and related agreements.

 10.8   Form of 2000 Stock Option Plan and related agreements.

 10.9   Form of Change of Control Severance Agreement between LynuxWorks,
        Incorporated and each of Inder M. Singh, Reza Soliman-Noori, Arthur
        Swift, Mitchell P. Bunnell, Bhupindarpal Singh, Luke C. Dion, George A.
        (Skip) Forster, Albert J. McCabe, Gurjot Singh, Robert N. Morris and
        Daniel Wald.

 10.10 Lease Agreement, dated January 31, 1995, as amended on July 30, 1999, by and between LynuxWorks, Incorporated and Mission West Properties,
        L.P. II.

 10.11 Lease, dated October 2, 2000, by and between LynuxWorks, Incorporated and Mission West Properties, L.P.

 10.12+ Software Licensing Agreement, dated June 8, 1999, by and between
        LynuxWorks, Incorporated and Rockwell Collins, Inc.

 10.13+ Software Development Agreement, dated May 25, 2000, by and between
        LynuxWorks, Incorporated and Hewlett-Packard Company.

 Number                               Description
 ------ ----------------------------------------------------------------------
 10.14+ License and Distribution Agreement, dated February 2000 by and between
        LynuxWorks, Incorporated and Motorola, Inc.

 10.15+ OEM Software Licensing Agreement, dated April 30, 1999, by and between
        LynuxWorks, Incorporated and Xerox Corporation.

 10.16+ International Distributor Agreement, dated November 20, 1991, as amended on March 24, 1994, by and between LynuxWorks, Incorporated and Nissin Software Corporation.

 10.17+ Software License Agreement, dated December 4, 1998, by and between
        LynuxWorks, Incorporated and Hewlett-Packard Company.

 11.1 Statement of computation of net loss per share and pro forma net loss per share (see Note 1 of Notes to Financial Statements).

 21.1   Subsidiaries of LynuxWorks, Incorporated.

 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (included in Exhibit 5.1).

 23.2   Consent of PricewaterhouseCoopers LLC, Independent Accountants.

 24.1   Power of Attorney (see page II-6).

 27.1   Financial Data Schedule.

--------
* To be supplied by amendment.
+ Confidential treatment requested.